UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

FIRST CONNECTICUT BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

August 22, 2018

Dear Stockholder:

On June 18, 2018, First Connecticut Bancorp, Inc. (which we refer to as “First Connecticut”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with People’s United Financial, Inc. (which we refer to as “People’s United”). Under the merger agreement, First Connecticut will merge with and into People’s United, with People’s United as the surviving corporation, in a transaction that we refer to as the “merger”. Immediately following the merger or at such later time as People’s United may determine, First Connecticut’s wholly-owned subsidiary, Farmington Bank, will merge with and into People’s United’s wholly-owned subsidiary, People’s United Bank, National Association, with People’s United Bank, National Association as the surviving bank.

Under the terms and conditions of the merger agreement, each outstanding share of First Connecticut common stock, par value $0.01 per share (which we refer to as “First Connecticut common stock”) held immediately prior to the effective time of the merger, except for specified shares of First Connecticut common stock owned by First Connecticut or People’s United (which will be cancelled), will be converted into the right to receive 1.725 shares (which we refer to as the “merger consideration”) of People’s United common stock, par value $0.01 per share (which we refer to as “People’s United common stock”). The value of the merger consideration will depend on the market price of People’s United common stock on the effective date of the merger.

Shares of People’s United common stock are listed on the NASDAQ Global Select Market (which we refer to as “NASDAQ”) under the symbol “PBCT.” Shares of First Connecticut common stock are listed on NASDAQ under the symbol “FBNK.” Based on the closing price of People’s United common stock on NASDAQ on June 18, 2018, the last trading day before public announcement of the merger, the value of the per share merger consideration payable to holders of First Connecticut common stock would be $32.33. Based on the closing price of People’s United common stock on NASDAQ on August 20, 2018, the last practicable trading date before the date of the attached proxy statement/prospectus, the value of the per share merger consideration payable to holders of First Connecticut common stock would be $32.31. You should obtain current market quotations for both People’s United common stock and First Connecticut common stock. Based on the number of shares of First Connecticut common stock outstanding and the number of shares of First Connecticut common stock issuable pursuant to outstanding First Connecticut stock options, performance-based restricted stock unit awards and other equity awards, in each case as of August 20, 2018, the total number of shares of People’s United common stock expected to be issued in connection with the merger is approximately 32,505,257. In addition, based on the number of issued and outstanding shares of People’s United common stock and First Connecticut common stock on August 20, 2018, and based on the exchange ratio of 1.725, holders of shares of First Connecticut common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 8.5% of the issued and outstanding shares of People’s United common stock immediately following the closing of the merger (without giving effect to any People’s United common stock held by First Connecticut’s stockholders prior to the merger).

First Connecticut will hold a special meeting of its stockholders (which we refer to as the “special meeting”) in connection with the merger. First Connecticut’s stockholders will be asked to vote to approve the merger, as described in the attached proxy statement/prospectus. The merger cannot be completed unless, among other things, the holders of at least two-thirds of the outstanding shares of First Connecticut common stock vote to approve the merger. At the special meeting, First Connecticut’s stockholders will also be asked to vote on (i) the non-binding, advisory proposal to approve the compensation that certain named executive officers of First Connecticut may receive that is based on or otherwise relates to the merger and (ii) a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. The special meeting of stockholders of First Connecticut will be held at Farmington Club, 162 Town Farm Road, Farmington, CT 06032 on Tuesday, September 25, 2018 at 10:00 a.m., Eastern Time. First Connecticut’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the approval of the merger, and “FOR” the other matters to be considered at the special meeting.

The attached proxy statement/prospectus, which serves as the proxy statement for the special meeting of the stockholders of First Connecticut and the prospectus for the shares of People’s United common stock to be issued in the merger, includes detailed information about the special meeting, the merger and the documents related to the merger. We urge you to read the entire proxy statement/prospectus carefully, including the discussion of the risks related to the merger and owning People’s United common stock after the merger in the section titled “Risk Factors” beginning on page 24. You can also obtain information about First Connecticut and People’s United from documents that have been filed with the Securities and Exchange Commission that are incorporated in this proxy statement/prospectus by reference.

Your vote is very important. To ensure your representation at the special meeting, please promptly complete sign, date and return the enclosed proxy card to First Connecticut in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions. If you hold your shares or depositary shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

Sincerely,

John J. Patrick, Jr.

Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of People’s United common stock to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated August 22, 2018, and is first being mailed to First Connecticut’s stockholders on or about August 22, 2018.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about People’s United Financial, Inc. (which we refer to as “People’s United”) and First Connecticut Bancorp, Inc. (which we refer to as “First Connecticut”) from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with the proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by People’s United or First Connecticut at no cost from the SEC’s website at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from People’s United at www.peoples.com (“Investor Relations” tab under the heading “Financial Information” and under the subheading “Regulatory Filings”) or from First Connecticut at www.firstconnecticutbancorp.com (“Documents” tab under the heading “SEC Filings”). Additionally, you may also request copies of these documents, including documents incorporated by reference in the proxy statement/prospectus, at no cost upon written or oral request by contacting the appropriate company at the following addresses and telephone numbers:

People’s United Financial, Inc. 850 Main Street Bridgeport, Connecticut 06604 Attention: Investor Relations Telephone: (203) 338-4581	First Connecticut Bancorp, Inc. One Farm Glen Boulevard Farmington, Connecticut 06032 Attention: Investor Relations Telephone: (860) 284-6359

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that First Connecticut’s stockholders requesting documents must do so by September 18, 2018, in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information,” beginning on page 104 of the accompanying proxy statement/prospectus. The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety.

If you have any questions concerning the merger, the other matters to be considered at the special meeting or the accompanying proxy statement/prospectus or need assistance voting your shares of First Connecticut common stock, please contact First Connecticut’s proxy solicitor at the address or telephone number listed below:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Banks and brokers should call: (203) 658-9400	Stockholders should call: (800) 662-5200

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

You should rely only on the information contained in, or incorporated by reference into, the proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the proxy statement/prospectus. The proxy statement/prospectus is dated August 22, 2018, and you should assume that the information in the proxy statement/prospectus is accurate only as of such date unless information specifically indicates that another date applies.

The proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

August 22, 2018

To the stockholders of First Connecticut Bancorp, Inc.:

Notice is hereby given that a special meeting of stockholders (which we refer to as the “special meeting”) of First Connecticut Bancorp, Inc., a Maryland corporation (which we refer to as “First Connecticut”), will be held at Farmington Club, 162 Town Farm Road, Farmington, CT 06032 on Tuesday, September 25, 2018 at 10:00 a.m., Eastern Time, for the purpose of considering and voting upon the following matters:

•

the approval of the Agreement and Plan of Merger, dated as of June 18, 2018 (which we refer to as the “merger agreement”), by and between First Connecticut and People’s United Financial, Inc. and the transactions contemplated thereby (we refer to such proposal as the “merger proposal”);

•

the approval, on a non-binding, advisory basis, of the compensation that certain executive officers of First Connecticut may receive that is based on or otherwise relates to the merger (we refer to such proposal as the “compensation proposal”); and

•

the approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (we refer to such proposal as the “adjournment proposal”).

First Connecticut will transact no other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement thereof.

First Connecticut’s board of directors has fixed the close of business on August 20, 2018 as the record date for determination of stockholders entitled to notice of and to vote at the special meeting, and only stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of First Connecticut common stock is required to approve the merger proposal. The affirmative vote of the holders of at least a majority of the votes cast at the special meeting is required to approve each of the compensation proposal and the adjournment proposal.

First Connecticut’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to First Connecticut in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares of First Connecticut common stock are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. The failure to vote by not submitting your proxy or not attending the special meeting and voting in person will have the same effect as a vote against the merger proposal. Submitting a proxy now will NOT prevent you from being able to vote in person at the special meeting. If you hold your shares of First Connecticut common stock in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.

By Order of the Board of Directors

Jennifer H. Daukas

Corporate Secretary

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
SUMMARY	8
Information About The Companies	8
The Merger	8
What First Connecticut’s Stockholders Will Receive in the Merger	8
What Holders of First Connecticut Stock Options, Performance-Based Restricted Stock Units and Other First Connecticut Equity Awards Will Receive in the Merger	9
Accounting Treatment of the Merger	10
Material U.S. Federal Income Tax Consequences of the Merger	10
Opinion of Piper Jaffray & Co., Financial Advisor to First Connecticut	10
Recommendation of First Connecticut’s Board of Directors	11
Interests of First Connecticut’s Directors and Executive Officers in the Merger	11
People’s United’s Board of Directors after the Merger	13
Agreement Not to Solicit Other Offers	13
Regulatory Approvals Required for the Merger	13
Conditions to Complete the Merger	14
Termination of the Merger Agreement	14
Termination Fee	15
Amendment, Waiver and Extension of the Merger Agreement	15
The Special Meeting of First Connecticut’s Stockholders	15
No Appraisal Rights	16
Litigation Related to the Merger	16
Comparison of Stockholder Rights	16
Risk Factors	16
SELECTED HISTORICAL FINANCIAL DATA OF PEOPLE’S UNITED	17
SELECTED HISTORICAL FINANCIAL DATA OF FIRST CONNECTICUT	19
UNAUDITED COMPARATIVE PER SHARE DATA	21
COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION	22
RISK FACTORS	24
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	32
THE SPECIAL MEETING OF FIRST CONNECTICUT’S STOCKHOLDERS	34
Date, Time and Place of the Special Meeting	34
Purpose of the Special Meeting	34
Recommendation of First Connecticut’s Board of Directors	34
Record Date, Outstanding Shares, Shares Entitled to Vote and Quorum	34
Vote Required, Treatment of Abstentions and Failure to Vote	34
Shares Held by First Connecticut Officers and Directors	35
Voting of Proxies and Incomplete Proxies	35
Shares Held in Street Name and Broker Non-Votes	36
How to Revoke Your Proxy	37
Voting in Person	37
Participants in the ESOP or 401K Plan	37
Proxy Solicitation	38
Stock Certificates	38
Delivery of Proxy Materials to Stockholders Sharing an Address	38
Assistance	38
THE PROPOSALS	39
PROPOSAL NO. 1: THE MERGER PROPOSAL	39

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ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus.

Q:	What is the merger?

A:

First Connecticut Bancorp, Inc. (which we refer to as “First Connecticut”) and People’s United Financial, Inc. (which we refer to as “People’s United”) have entered into an Agreement and Plan of Merger, dated as of June 18, 2018 (which we refer to as the “merger agreement”), pursuant to which First Connecticut will merge with and into People’s United, with People’s United as the surviving corporation (which we refer to as the “merger”). Immediately following the merger or at such later time as People’s United may determine, Farmington Bank, a Connecticut-chartered stock savings bank (which we refer to as “Farmington Bank”) will merge with and into People’s United Bank, National Association (which we refer to as “People’s United Bank”), with People’s United Bank as the surviving bank (which we refer to as the “bank merger”). A copy of the merger agreement is included in this proxy/statement prospectus as Annex A.

Q:	Why am I receiving this proxy statement/prospectus?

A:

In order to complete the merger, First Connecticut’s stockholders must vote to approve the merger proposal. First Connecticut will hold a special meeting of its stockholders to obtain this approval. We are delivering this proxy statement/prospectus to you as both a proxy statement of First Connecticut and a prospectus of People’s United. It is a proxy statement because First Connecticut’s board of directors is soliciting proxies from its stockholders to vote on the approval of the merger and related matters at a special meeting of stockholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because People’s United will issue People’s United common stock, par value $0.01 per share (which we refer to as “People’s United common stock”) to First Connecticut’s stockholders, and this prospectus contains information about that common stock.

This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of First Connecticut’s stockholders and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of First Connecticut common stock, par value $0.01 per share (which we refer to as “First Connecticut common stock”) without attending the special meeting in person. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What am I being asked to vote on?

A:	First Connecticut’s stockholders are being asked to vote on the following proposals:

•	the approval of the merger (we refer to such proposal as the “merger proposal”);

•

the approval, on a non-binding, advisory basis, of the compensation that certain executive officers of First Connecticut may receive that is based on or otherwise relates to the merger (we refer to such proposal as the “compensation proposal”); and

•

the approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (we refer to such proposal as the “adjournment proposal”).

Q:	What will I receive in the merger?

A:

If the merger is completed, each outstanding share of First Connecticut common stock held immediately prior to the effective time of the merger, except for specified shares of First Connecticut common stock owned by First Connecticut or People’s United (which will be cancelled), will be converted into the right to receive 1.725 shares of People’s United common stock (which we refer to as the “merger consideration”). People’s United will not issue any fractional shares of People’s United common stock in the merger. Instead, a stockholder of First Connecticut who otherwise would have received a fraction of a share of People’s United common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of People’s United common stock which such stockholder of First Connecticut (taking into account all fractional share interests to be received by such stockholder) would otherwise be entitled to receive.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the merger consideration is fixed, the value of the merger consideration is dependent upon the value of People’s United common stock and therefore will fluctuate with the market price of People’s United common stock. Accordingly, any change in the price of People’s United common stock prior to the merger will affect the market value of the merger consideration that First Connecticut’s stockholders will receive as a result of the merger.

Q:	What are the U.S. federal income tax consequences of the merger to U.S. holders of shares of First Connecticut common stock?

A:

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of People’s United and First Connecticut to complete the merger that each receives a legal opinion to that effect. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of First Connecticut common stock generally will not recognize gain or loss on the receipt of People’s United common stock in the merger, but will recognize gain or loss with respect to any cash received in lieu of fractional shares of People’s United common stock. For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 64.

Q:	What will happen to shares of People’s United common stock in the merger?

A:	Nothing. Each share of People’s United common stock outstanding will remain outstanding as a share of People’s United common stock following the effective time of the merger.

Q:	What are the conditions to completion of the merger?

A:

The obligations of People’s United and First Connecticut to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger proposal by First Connecticut’s stockholders. For more information, see “The Merger Agreement—Conditions to Complete the Merger,” beginning on page 84.

Q:	When do you expect the merger to be completed?

A:

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the merger proposal by First Connecticut’s stockholders. While we expect the merger to be completed in the fourth quarter of 2018, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of First Connecticut will be held at Farmington Club, 162 Town Farm Road, Farmington, CT 06032 on Tuesday, September 25, 2018 at 10:00 a.m., Eastern Time.

Q:	Who is entitled to vote at the special meeting?

A:

All holders of First Connecticut common stock who held shares at the close of business on the record date (August 20, 2018) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:

Stockholders representing at least a majority of the shares entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:	Merger proposal:

•

Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Connecticut common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal:

•	Standard: Approval of the compensation proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

First Connecticut’s stockholders must approve the merger proposal in order for the merger to occur. First Connecticut’s stockholders are not, however, required to approve the compensation proposal or the adjournment proposal in order for the merger to occur. If First Connecticut’s stockholders fail to approve the compensation proposal or the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

Q:	How does First Connecticut’s board of directors recommend that I vote?

A:

After careful consideration, First Connecticut’s board of directors unanimously recommends that First Connecticut’s stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors,” beginning on page 24.

Q:	What do I need to do now? How do I vote my shares of First Connecticut common stock?

A:

You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, People’s United and First Connecticut. If you are a stockholder of record as of the record date, you can ensure that your shares of First Connecticut common stock are voted at the special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it to First Connecticut using the enclosed postage-paid envelope.

•	telephone, by calling toll free (800) 652-8683 and following the recorded instructions; or

•	the Internet, by accessing the website www.investorvote.com/FBNK and following the instructions on the website.

If you intend to submit your proxy through the Internet or by telephone, you must do so by 11:59 P.M. Eastern Time on September 24, 2018, the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

If you hold your shares of First Connecticut common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

Q:	Can I attend the special meeting and vote my shares of First Connecticut common stock in person?

A:

Yes. Although First Connecticut’s board of directors requests that you promptly return the proxy card accompanying this proxy statement/prospectus, all of First Connecticut’s stockholders who are holders of record as of the record date are invited to attend the special meeting. If you return the proxy card accompanying this proxy/statement/prospectus, you may still attend the special meeting and vote your shares of First Connecticut common stock in person. If your shares of First Connecticut common stock are held in “street name,” you must obtain a “legal proxy,” executed in your favor, from the record holder of your shares of First Connecticut common stock, such as a bank, broker or other nominee, to vote your shares of First Connecticut common stock in person at the special meeting. If you plan to attend the special meeting, you must hold your shares of First Connecticut common stock in your own name or have a letter from the record holder of your shares of First Connecticut common stock confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. First Connecticut reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to First Connecticut in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares of First Connecticut common stock in person, your original proxy may be revoked by attending and voting at the special meeting.

Q:

If my shares of First Connecticut common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares of First Connecticut common stock for me?

A:

No. Your bank, broker or other nominee cannot vote your shares of First Connecticut common stock unless you provide instructions to your bank, broker or other nominee on how to vote. If your shares of First Connecticut common stock are held in “street name” through a bank, broker or other nominee, you must provide such bank, broker or other nominee with instructions on how to vote the shares. Please follow the instructions in the voting instruction form provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to First Connecticut, or by voting in person at the First Connecticut special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers, banks or other nominees who hold shares of First Connecticut common stock on behalf of their customers may not give a proxy to First Connecticut to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q:	Can I change my vote after I have submitted my signed proxy card?

A:

Yes. If you are a holder of record of First Connecticut common stock and you have previously submitted your proxy, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•

delivering a written notice bearing a date later than the date of your proxy card to the secretary of First Connecticut, stating that you revoke your proxy, which notice must be received by First Connecticut prior to the beginning of the special meeting;

•

completing, signing, dating and returning to the secretary of First Connecticut a new proxy card relating to the same shares of First Connecticut common stock and bearing a later date, which new proxy card must be received by First Connecticut prior to the beginning of the special meeting;

•	casting a new vote through the Internet or by telephone at any time before 11:59 P.M. Eastern Time on September 24, 2018, the day before the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any written notice of revocation or duly executed new proxy, as the case may be, to First Connecticut at the following address:

First Connecticut Bancorp, Inc.

One Farm Glen Boulevard

Farmington, Connecticut 06032

Attn: Jennifer H. Daukas, Corporate Secretary

If you hold your shares of First Connecticut common stock in “street name” through a bank, broker or other nominee, you must contact your record holder to change your vote.

Q: What happens if I sell my shares of First Connecticut common stock after the record date but before the special meeting?

A:

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of First Connecticut common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by First Connecticut’s stockholders pursuant to the merger. In order to receive the merger consideration, you must hold your shares of First Connecticut common stock through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:

First Connecticut’s stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of First Connecticut common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares of First Connecticut common stock are voted.

Q:	Are First Connecticut’s stockholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the merger proposal?

A:

No. Under the Maryland General Corporation Law (which we refer to as the “MGCL”) and the Amended and Restated Articles of Incorporation of First Connecticut (which we refer to as “First Connecticut’s articles of incorporation”), First Connecticut stockholders will not have any appraisal or dissenters’ rights with respect to their shares of First Connecticut common stock in connection with the merger.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, First Connecticut’s stockholders will not receive any consideration for their shares of First Connecticut common stock in connection with the merger. Instead, First Connecticut will remain an independent, public company, and First Connecticut common stock will continue to be listed and traded on the NASDAQ Global Select Market (which we refer to as “NASDAQ”). In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by First Connecticut. For a complete discussion of the circumstances under which a termination fee will be required to be paid, see “The Merger Agreement—Termination Fee,” beginning on page 86.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is complete, you will receive separate written instructions for surrendering your shares of First Connecticut common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Where can I find more information about the companies?

A:	You can find more information about People’s United and First Connecticut from the various sources described under “Where You Can Find More Information,” beginning on page 104.

Q:	Will a proxy solicitor be used?

A:

Yes. First Connecticut has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting, and First Connecticut estimates it will pay Morrow Sodali LLC a fee of approximately $15,000 plus certain expenses. First Connecticut has also agreed to indemnify Morrow Sodali LLC against certain losses. In addition, First Connecticut and its officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q:	What is householding and how does it affect me?

A:

The Securities and Exchange Commission (which we refer to as the “SEC”) permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable stockholders provide advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of First Connecticut common stock held through brokerage firms. If your family has multiple accounts holding First Connecticut common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Whom should I call with questions?

A:

You may contact People’s United or First Connecticut at the telephone numbers listed under “Where You Can Find More Information,” beginning on page 104. In each case, please ask to speak with the persons identified in that section. You may also contact Morrow Sodali LLC, First Connecticut’s proxy solicitor, toll free at (800) 662-5200.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this proxy statement/prospectus refers in order to fully understand the merger and the related transactions. For more information, see “Where You Can Find More Information,” beginning on page 104. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information About The Companies (page 41)

People’s United

People’s United is the holding company of People’s United Bank. At June 30, 2018, People’s United had total consolidated assets of $44.6 billion, approximately 400 branches across six states and approximately 600 ATMs. A diversified financial services company founded in 1842, People’s United provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business banking customers. The address of People’s United’s principal executive offices is 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171.

First Connecticut

First Connecticut is the holding company of Farmington Bank. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank is regulated by the Connecticut Department of Banking and the Federal Deposit Insurance Corporation (“FDIC”). Farmington Bank’s deposits are insured to the maximum allowable under the Deposit Insurance Fund, which is administered by the FDIC. Farmington Bank is a member of the Federal Home Loan Bank of Boston. Farmington Bank is the wholly-owned subsidiary of First Connecticut.

At June 30, 2018, First Connecticut on a consolidated basis, had total assets of $3.28 billion, total deposits of $2.44 billion and stockholders’ equity of $282 million. The address of First Connecticut’s principal executive offices is One Farm Glen Boulevard, Farmington, Connecticut 06032, and its telephone number is (860) 676-4600.

The Merger (page 43)

First Connecticut and People’s United have entered into the merger agreement, pursuant to which, First Connecticut will merge with and into People’s United, with People’s United as the surviving corporation, in a transaction that we refer to as the “merger.” The merger agreement is attached to this proxy statement/prospectus as Annex A. Please carefully read the merger agreement as it is the legal document that governs the merger.

What First Connecticut’s Stockholders Will Receive in the Merger

If the merger is completed, each outstanding share of First Connecticut common stock, held immediately prior to the effective time of the merger, except for shares of First Connecticut common stock owned by First Connecticut as treasury stock or otherwise owned by First Connecticut or People’s United (in each case other shares of First Connecticut common stock (1) held in any First Connecticut benefit plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (2) held, directly or indirectly, in respect of debts previously contracted) (which will be cancelled), will be converted into the right to receive 1.725 shares of People’s United common stock.

Based on the $18.73 closing price of People’s United common stock on NASDAQ on August 20, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus, First Connecticut’s stockholders will receive shares of People’s United common stock having a value of approximately $32.31 for each share of First Connecticut common stock that is exchanged for People’s United common stock.

What Holders of First Connecticut Stock Options, Performance-Based Restricted Stock Units and Other First Connecticut Equity Awards Will Receive in the Merger

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each option to purchase shares of First Connecticut common stock that is vested, outstanding and unexercised immediately prior to the effective time (which we refer to as a “vested First Connecticut stock option”), will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the quotient of (i) the product of (A) the number of shares of First Connecticut common stock subject to such vested First Connecticut stock option and (B) the excess, if any, of the per share stock consideration over the exercise price per share of First Connecticut common stock of such First Connecticut stock option, divided by (ii) the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger, with cash payable in lieu of any fractional shares. The “per share stock consideration” means the exchange ratio of 1.725 times the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger. The consideration payable in respect of vested First Connecticut stock options will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each outstanding option to purchase shares of First Connecticut common stock that is not a vested First Connecticut stock option (which we refer to as an “unvested First Connecticut stock option” and together with the vested First Connecticut stock options, the “First Connecticut stock options”) will be cancelled and in consideration of such cancellation, People’s United will grant the holder of such cancelled unvested First Connecticut stock option a new option (which we refer to as a “substitute option”) to acquire a number of shares of People’s United common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of First Connecticut common stock subject to such unvested First Connecticut stock option immediately prior to the effective time and (ii) the exchange ratio of 1.725, at an exercise price per share of People’s United common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the per share exercise price for the shares of First Connecticut common stock purchasable pursuant to such unvested First Connecticut stock option divided by (B) the exchange ratio of 1.725, and having the same vesting conditions as applicable to the unvested First Connecticut stock option to which the substitute option relates.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each First Connecticut performance-based restricted stock unit award (which we refer to as a “First Connecticut PSU”) that is outstanding immediately prior to the effective time (whether or not then vested or free of conditions to payment), automatically and without any action on the part of the holder thereof, will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the product of (i) the number of shares of First Connecticut common stock subject to such First Connecticut PSU at the target level of performance applicable to such First Connecticut PSU, as determined in accordance with the applicable award agreement pursuant to which such First Connecticut PSU was granted and (ii) the exchange ratio of 1.725, with cash payable in lieu of fractional shares. The consideration payable in respect of First Connecticut PSUs will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each First Connecticut equity-based award granted under either the First Connecticut Bancorp, Inc. 2012 Stock Incentive Plan or the First Connecticut Bancorp, Inc. 2016 Stock Incentive Plan (which we refer to collectively as the “First Connecticut stock plans”) that is not a First Connecticut stock option or a First Connecticut PSU (which we refer to as an “other First Connecticut equity award,” and together with the First Connecticut stock options and the First Connecticut PSUs, “First Connecticut equity awards”) that is vested as of the effective time (which we refer to as a “vested other First Connecticut equity award”) will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the product of (i) the number of shares of First Connecticut common stock subject to such vested other First Connecticut equity award and (ii) the exchange ratio of 1.725, with cash payable in lieu of fractional shares. The consideration payable in respect of vested other First Connecticut equity awards will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each other First Connecticut equity award that is not a vested other First Connecticut equity award (which we refer to as an “unvested other First Connecticut equity award”) will be cancelled, and in consideration of such cancellation, People’s United will grant the holder of such cancelled unvested other First Connecticut equity award a new equity award (which we refer to as a “substitute equity award”) covering a number of shares of People’s United common stock (i) equal to the product of (A) the number of shares of First Connecticut common stock subject to such unvested other First Connecticut equity award, as applicable, immediately prior to the effective time and (B) the exchange ratio of 1.725, and (ii) rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward), and having the same vesting conditions as applicable to the unvested other First Connecticut equity award to which such substitute equity award relates. The substitute equity award will otherwise remain subject to the same vesting conditions as applicable prior to the effective time.

Accounting Treatment of the Merger (page 67)

People’s United will account for the merger as a purchase for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 64)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of People’s United and First Connecticut to complete the merger that each receives a legal opinion to that effect. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of First Connecticut common stock generally will not recognize gain or loss with respect to People’s United common stock received in the merger, but will recognize gain or loss with respect to any cash received in lieu of fractional shares of People’s United common stock.

For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 64.

Opinion of Piper Jaffray & Co., Financial Advisor to First Connecticut (page 48)

In connection with the merger, at the June 18, 2018 meeting of the First Connecticut board of directors at which the First Connecticut board of directors considered the merger agreement, Piper Jaffray & Co. (which we refer to as “Piper”) delivered its oral opinion to First Connecticut’s board of directors, which was subsequently confirmed in its written opinion, dated June 18, 2018, that, subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of First Connecticut common stock as of the date of the opinion. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper in preparing the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Piper set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The First Connecticut stockholders are urged to read the opinion in its entirety. The Piper opinion was addressed to, and provided for the information and benefit of, the First Connecticut board of directors (in its capacity as such) in connection with its consideration of the merger. The opinion addressed solely the fairness, from a financial point of view, to the holders of First Connecticut common stock of the proposed merger consideration set forth in the merger agreement and does not address any other terms of the merger agreement or the underlying business decision of First Connecticut to proceed with or effect the merger. The opinion is not intended to be and does not constitute a recommendation to any holder of First Connecticut common stock as to how such stockholder should act or vote with respect to the merger or any other matter. For more information, see “The Merger—Opinion of Piper Jaffray & Co., Financial Advisor to First Connecticut,” beginning on page 48.

Recommendation of First Connecticut’s Board of Directors (page 34)

First Connecticut’s board of directors has determined that the merger is advisable, fair to and in the best interests of First Connecticut and its stockholders. First Connecticut’s board of directors unanimously recommends that First Connecticut’s stockholders vote “FOR” the approval of the merger proposal and “FOR” the other matters to be considered at the special meeting.

Interests of First Connecticut’s Directors and Executive Officers in the Merger (page 59)

In considering the recommendation of First Connecticut’s board of directors with respect to the merger, First Connecticut’s shareholders should be aware that the directors and executive officers of First Connecticut have certain interests in the merger that may be different from, or in addition to, the interests of First Connecticut’s shareholders generally. First Connecticut’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Connecticut’s shareholders vote to approve the merger proposal.

These interests include:

•

any vested First Connecticut stock option (including those held by the directors and executive officers) will be cancelled and converted into the right to receive shares of common stock of People’s United with a value equal to the difference between the merger consideration and the applicable exercise price;

•

any unvested First Connecticut stock option (including those held by the directors and executive officers) will be cancelled, and in consideration of such cancellation, People’s United will grant the holder of such cancelled unvested stock option a substitute option to acquire a number of shares of People’s United common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of First Connecticut common stock subject to such unvested First Connecticut stock option immediately prior to the effective time of the merger and (ii) the exchange ratio of 1.725, at an exercise price per share of People’s United common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the per share exercise price for the shares of First Connecticut common stock purchasable pursuant to such unvested First Connecticut stock option divided by (B) the exchange ratio of 1.725, and having the same vesting conditions as applicable to the unvested First Connecticut stock option to which the substitute option relates;

•

any First Connecticut PSU that is outstanding immediately prior to the effective time of the merger (including those held by the directors and executive officers), whether or not then vested or free of conditions to payment, automatically will be cancelled and converted into the right to receive a number of shares of People’s United common stock equal to the product of (i) the number of shares of First Connecticut common stock subject to such First Connecticut PSU at the target level of performance applicable to such First Connecticut PSU, as determined in accordance with the applicable award agreement pursuant to which such First Connecticut PSU was granted and (ii) the exchange ratio of 1.725;

•

any vested other First Connecticut equity award (including those held by the directors and executive officers) will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the product of (i) the number of shares of First Connecticut common stock subject to such vested other First Connecticut equity award and (ii) the exchange ratio of 1.725;

•

any unvested other First Connecticut equity award (including those held by the directors and executive officers) will be cancelled and in consideration of such cancellation, People’s United will grant the holder of such unvested other First Connecticut equity award a substitute equity award covering a number of shares of People’s United common stock (i) equal to the product of (A) the number of shares of First Connecticut common stock subject to such unvested other First Connecticut equity award, as applicable, immediately prior to the effective time of the merger and (B) the exchange ratio of 1.725, and (ii) rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward), and having the same vesting conditions as applicable to the unvested other First Connecticut equity award to which such substitute equity award relates;

•

First Connecticut’s executive officers are party to change in control agreements that provide for severance benefits upon certain qualifying terminations of employment following the effective time of the merger;

•

Certain of First Connecticut’s directors and executive officers participate in the Farmington Bank Voluntary Deferred Compensation Plan for Directors and the Farmington Bank Voluntary Deferred Compensation Plan for Key Employees, respectively, each of which provides that in the event of a potential change in control (which includes the execution of the merger agreement), a rabbi trust is to be established by Farmington Bank in which an amount sufficient to provide for full payment of all potential obligations of the applicable plan is to be deposited by Farmington Bank;

•

Certain of First Connecticut’s executive officers participate in the Farmington Bank Supplemental Retirement Plan for Senior Executives (which we refer to as the “SERP”), which provides for certain enhanced benefit provisions in the event of a change in control (which includes the consummation of the merger), including an accelerated vesting schedule, additional credited years of service and assumed annual increases in compensation for use in the calculation of benefits due thereunder;

•

First Connecticut’s executive officers may be selected to receive payments pursuant to a cash-based retention program which First Connecticut may establish to promote retention and to consummate the closing of the merger. Payments from the retention program will be paid immediately prior to the effective time of the merger or upon an earlier qualifying termination of employment. Amounts under the retention program will be allocated among the employees of First Connecticut and its subsidiaries identified, and in the amounts and on the terms determined, by the mutual agreement of the Chief Executive Officer of First Connecticut (or his designees) and People’s United;

•

If the effective time of the merger occurs before the payment of First Connecticut’s annual cash incentive awards relating to calendar year 2018 (which we refer to as the “2018 incentives”), First Connecticut will be permitted to determine the amount of the 2018 incentives earned by each employee (including the executive officers) of First Connecticut, which may be prorated if the effective time of the merger occurs in 2018; and

•	First Connecticut’s directors and executive officers are entitled to continued indemnification and professional insurance coverage under the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of First Connecticut’s Directors and Executive Officers in the Merger” beginning on page 59.

People’s United’s Board of Directors after the Merger (page 64)

People’s United’s board of directors will not change in connection with the merger and the other transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers (page 83)

First Connecticut has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, engage or participate in any negotiations concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any proposals from third parties regarding acquiring First Connecticut or its businesses (except to seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party or to notify a person that has made or, to the knowledge of First Connecticut, is considering making an acquisition proposal, of the existence of these restrictions). However, if First Connecticut receives an unsolicited bona fide written acquisition proposal from a third party prior to the approval of the merger proposal by First Connecticut’s stockholders, First Connecticut may furnish or cause to be furnished nonpublic information or data to such third party and participate in negotiations or discussions with such third party if, among other steps, First Connecticut’s board of directors concludes in good faith that failure to take such actions would violate its fiduciary duties under applicable law and prior to providing any such nonpublic information, First Connecticut will have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between First Connecticut and People’s United and which shall not provide such third party with any exclusive right to negotiate with First Connecticut. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers,” beginning on page 83.

Regulatory Approvals Required for the Merger (page 67)

Subject to the terms of the merger agreement, both First Connecticut and People’s United have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger, and comply with the terms and conditions of such approvals. These approvals include approvals from (or waivers from such approvals by) the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), the Office of the Comptroller of the Currency (which we refer to as the “OCC”) and the State of Connecticut Department of Banking. People’s United has filed applications to obtain the necessary regulatory approvals or waivers from such approvals. On July 2, 2018, People’s United received a determination from the Federal Reserve Board that no regulatory purpose would be served by requiring an application under Section 3 of the Bank Holding Company Act of 1956 (which we refer to as the “BHC Act”) for the transactions contemplated by the merger agreement. The completion of the merger is subject to the expiration of certain waiting periods and other requirements. Although People’s United does not know of any reason why it would not be able to obtain the necessary regulatory approvals in a timely manner, People’s United cannot be certain when or if it will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to People’s United or its subsidiaries after the completion of the merger, or will contain any condition or restriction that would reasonably be expected to have a material adverse effect on People’s United and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to First Connecticut and its subsidiaries, taken as a whole) (which we refer to as a “materially burdensome regulatory condition”). For more information regarding the regulatory approvals to which completion of the merger and bank merger are subject, see “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 67.

Conditions to Complete the Merger (page 84)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (i) the approval of the merger proposal by the requisite vote of First Connecticut’s stockholders; (ii) the authorization for listing on NASDAQ of the shares of People’s United common stock to be issued pursuant to the merger; (iii) the receipt of all required regulatory approvals which are necessary to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods without the imposition of a materially burdensome regulatory condition; (iv) the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the People’s United common stock to be issued upon the consummation of the merger; (v) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (vi) subject to certain exceptions, the accuracy of the representations and warranties of each of People’s United and First Connecticut; (vii) performance in all material respects by each of People’s United and First Connecticut of its respective obligations under the merger agreement; and (viii) receipt by each of People’s United and First Connecticut of an opinion from its respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither First Connecticut nor People’s United can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement—Conditions to Complete the Merger,” beginning on page 84.

Termination of the Merger Agreement (page 85)

The merger agreement may be terminated at any time by People’s United or First Connecticut prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of People’s United and First Connecticut;

•

by either People’s United or First Connecticut, if any governmental entity that must grant a required regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either People’s United or First Connecticut, if the merger is not consummated by June 18, 2019 (which we refer to as the “termination date”), unless the failure of the merger to be consummated by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either People’s United or First Connecticut, if there is a breach by the other party of any the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) of such other party set forth in the merger agreement that would, individually or in the aggregate with other breaches by such party, result in failure of the conditions to the terminating party’s obligations to complete the merger to be satisfied, unless the breach is cured by the earlier of the termination date and 45 days following written notice of the breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement of such terminating party set forth in the merger agreement); and

•

by People’s United if (i) prior to the approval by First Connecticut’s stockholders of the merger agreement, First Connecticut or its board of directors (A) submits the merger agreement to the First Connecticut stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or publicly discloses an intention to do so), or recommends to its stockholders an acquisition proposal other than the merger, or (B) breaches its obligation to call and hold the special meeting of First Connecticut’s stockholders (which we refer to as the “special meeting”) for the purpose of voting on the merger proposal or materially breaches its obligation not to solicit other offers or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of First Connecticut common stock is commenced (other than by People’s United or its subsidiaries) and the First Connecticut board of directors recommends that First Connecticut’s stockholders tender or exchange their shares (or fails to recommend a rejection of such tender or exchange offer within 10 business days).

For more information, see “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 85.

Termination Fee (page 86)

If the merger agreement is terminated under certain circumstances, First Connecticut may be required to pay to People’s United a termination fee equal to $22.5 million (which we refer to as the “termination fee”). This termination fee could discourage other companies from seeking to acquire or merge with First Connecticut. For more information, see “The Merger Agreement—Termination Fee,” beginning on page 86.

Amendment,	Waiver and Extension of the Merger Agreement (page 87)

People’s United and First Connecticut may jointly amend the merger agreement, and each of People’s United and First Connecticut may waive its right to require the other party to comply with particular provisions of the merger agreement. However, People’s United and First Connecticut may not amend the merger agreement after First Connecticut’s stockholders have approved the merger if the amendment would legally require further approval by First Connecticut’s stockholders without first obtaining such further approval.

For more information, see “The Merger Agreement—Amendment, Waiver and Extension of the Merger Agreement,” beginning on page 87.

The Special Meeting of First Connecticut’s Stockholders (page 34)

First Connecticut will hold its special meeting of stockholders at Farmington Club, 162 Town Farm Road, Farmington, CT 06032 on Tuesday, September 25, 2018 at 10:00 a.m., Eastern Time. At the special meeting you will be asked to vote upon the following matters (each as described in more detail in “The Proposals” beginning on page 39):

•	the merger proposal;

•	the compensation proposal; and

•	the adjournment proposal.

You can vote at the First Connecticut special meeting of stockholders if you owned First Connecticut common stock at the close of business on August 20, 2018 (which we refer to as the “record date”). As of that date, there were approximately 16,250,954 shares of First Connecticut common stock outstanding and entitled to vote, approximately 1,476,531 of which, or 9.1%, were owned beneficially or of record by directors and officers of First Connecticut. You can cast one vote for each share of First Connecticut common stock that you owned on that date.

Stockholders representing at least a majority of the shares entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of First Connecticut common stock is required to approve the merger proposal. The affirmative vote of the holders of at least a majority of the votes cast at the special meeting is required to approve each of the compensation proposal and the adjournment proposal.

First Connecticut’s stockholders must approve the merger proposal in order for the merger to occur. First Connecticut’s stockholders are not, however, required to approve the compensation proposal or the adjournment proposal in order for the merger to occur. If First Connecticut’s stockholders fail to approve the compensation proposal or the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

No Appraisal Rights (page 71)

Under the MGCL, the charter of a Maryland corporation may eliminate appraisal rights. First Connecticut’s articles of incorporation provides that stockholders are not entitled to exercise any appraisal rights or dissenters’ rights in connection with a transaction such as a merger. Accordingly, First Connecticut stockholders will not be entitled to assert any appraisal or dissenters’ rights with respect to their shares of First Connecticut common stock in connection with the merger. For additional information, see “The Merger—No Appraisal Rights,” beginning on page 71.

Litigation Related to the Merger (page 71)

Certain litigation is pending in connection with the merger. For more information, see “The Merger—Litigation Related to the Merger,” beginning on page 71.

Comparison of Stockholder Rights (page 90)

The rights of First Connecticut stockholders will change as a result of the merger. The rights of First Connecticut stockholders are governed by Maryland law and by First Connecticut’s charter and bylaws. Upon completion of the merger, First Connecticut’s stockholders will become People’s United stockholders, and their rights will be governed by Delaware law and People’s United charter and bylaws. For additional information regarding the different rights as stockholders of People’s United than as stockholders of First Connecticut, see “Comparison of Stockholder Rights,” beginning on page 90.

Risk Factors (page 24)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 24.

SELECTED HISTORICAL FINANCIAL DATA OF PEOPLE’S UNITED

People’s United is providing the following information to aid you in your analysis of the financial aspects of the merger. People’s United derived the financial information as of and for the fiscal years ended December 31, 2013 through December 31, 2017 from its historical audited financial statements for these fiscal years. People’s United derived the financial information as of and for the six months ended June 30, 2018 and 2017 from its unaudited financial statements, which financial statements include, in the opinion of People’s United management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of those results.

The results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2018. This information is only a summary, and you should read it in conjunction with People’s United’s consolidated financial statements and the related notes contained in People’s United’s periodic reports filed with the SEC that have been incorporated by reference in this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 104.

	As of and for the Six Months Ended June 30,		As of and for the Fiscal Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(dollars in millions, except per common share data)
Selected Financial Condition Data:
Total assets	$44,575	$43,023	$44,453	$40,610	$38,947	$36,022	$33,219
Loans	32,512	31,611	32,575	29,745	28,411	26,592	24,390
Securities	7,324	6,880	7,043	6,738	6,449	5,012	5,033
Short-term investments(1)	253	216	378	182	380	769	124
Allowance for loan losses	237	232	234	229	211	198	188
Goodwill and other acquisition-related intangible assets	2,574	2,426	2,560	2,142	2,088	2,103	2,127
Deposits	32,468	31,815	33,056	29,861	28,417	26,138	22,557
Borrowings	4,639	4,084	4,104	4,057	4,307	3,692	5,057
Notes and debentures	889	907	902	1,030	1,033	1,027	636
Stockholders’ equity	5,900	5,704	5,820	5,142	4,732	4,633	4,568
Non-performing assets(2)	187	198	168	167	182	224	248

Financial Results:
Net interest income—FTE(3)	$609.9	$543.3	$1,143.2	$1,004.5	$957.3	$931.1	$905.8
Provision for loan losses	11.9	11.5	26.0	36.6	33.4	40.6	43.7
Net security gains (losses)(4)	0.1	(15.6)	(25.4)	(5.9)	—	3.0	—
All other non-interest income(5)	185.2	191.9	378.3	348.6	352.4	347.8	341.7
Non-interest expense(6)	492.1	483.4	960.3	868.8	860.6	841.5	839.0
Income from continuing operations	218.1	140.1	337.2	281.0	260.1	251.7	232.4
Net income	218.1	140.1	337.2	281.0	260.1	251.7	232.4
Net income available to common shareholders	211.1	133.1	323.1	279.2	260.1	251.7	232.4

Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(7)	0.99%	0.68%	0.79%	0.71%	0.71%	0.75%	0.75%
Return on average common equity(8)	7.5	5.1	6.0	5.8	5.5	5.4	4.9
Return on average tangible common equity(8)	13.9	9.1	11.0	10.2	10.0	10.0	8.9
Net interest margin(9)	3.07	2.90	2.98	2.80	2.88	3.09	3.31
Net interest rate spread	3.04	2.87	2.95	2.78	2.86	3.07	3.28
Efficiency ratio	58.9	58.9	57.7	60.5	61.5	62.1	62.3
Average interest-earning assets to average interest-bearing liabilities	133.88	131.21	132.04	127.94	128.07	129.27	131.55

	As of and for the Six Months Ended June 30,		As of and for the Fiscal Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(dollars in millions, except per common share data)
Common Share Data:
Basic earnings per common share	$0.62	$0.41	$0.98	$0.92	$0.86	$0.84	$0.74
Diluted earnings per common share	0.61	0.41	0.97	0.92	0.86	0.84	0.74
Dividends paid per common share	0.3475	0.3425	0.6875	0.6775	0.6675	0.6575	0.6475
Book value per common share (end of period)	16.56	16.18	16.40	15.85	15.62	15.44	15.28
Tangible book value per common share (end of period)(10)	9.02	8.99	8.87	8.92	8.73	8.43	8.17
Common dividend payout ratio	56.2%	83.4%	70.6%	73.7%	77.3%	78.2%	88.1%

Capital Ratios:
Average stockholders’ equity to average total assets	13.3%	13.1%	13.1%	12.2%	12.7%	13.7%	15.3%
Stockholders’ equity to total assets	13.2	13.3	13.1	12.7	12.1	12.9	13.8
Tangible common equity to tangible assets(10)	7.3	7.5	7.2	7.2	7.2	7.5	7.9

Regulatory Capital Ratios(11):
Leverage (core) capital	8.6%	8.6%	8.3%	8.4%	8.0%	7.9%	8.3%
Tier 1 risk-based capital	10.8	10.9	10.4	10.7	9.8	9.8	10.2
Total risk-based capital	12.5	12.6	12.2	12.5	11.7	12.2	11.3

Asset Quality Ratios:
Originated non-performing loans to originated loans(12)	0.56%	0.60%	0.49%	0.51%	0.58%	0.77%	0.95%
Non-performing assets to:
Originated loans, REO and repossessed assets(12)	0.62	0.67	0.56	0.57	0.66	0.88	1.08
Tangible stockholders’ equity and originated allowance for loan losses	5.25	5.65	4.81	5.19	6.38	8.24	9.47
Net loan charge-offs to average total loans(9)	0.06	0.06	0.07	0.06	0.08	0.12	0.19
Originated allowance for loan losses to:
Originated non-performing loans(12)	138.4	128.1	155.2	150.6	127.3	95.5	81.9
Originated loans(12)	0.77	0.77	0.77	0.77	0.73	0.74	0.78

(1)	Includes securities purchased under agreements to resell.
(2)

Excludes “acquired” loans (see note 12 below) that meet People’s United’s definition of a non-performing loan, but for which the risk of credit loss has been considered by virtue of People’s United’s estimate of acquisition-date fair value and/or the existence of an FDIC loss-share agreement.

(3)	Fully taxable equivalent basis.
(4)

Includes $10.0 million in security losses (considered non-operating) for the fiscal year ended December 31, 2017 incurred as a tax planning strategy in response to tax reform enacted on December 22, 2017.

(5)	Includes $9.2 million and $20.6 million of non-operating income for the fiscal years ended December 31, 2015 and 2014, respectively.
(6)

Includes $2.9 million and $26.0 million of non-operating expenses for the six months ended June 30, 2018 and 2017, respectively. Includes $30.6 million, $4.7 million, $12.9 million, $9.5 million and $12.7 million of non-operating expenses for the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

(7)	Calculated based on net income for all periods. Six month ratios are presented on an annualized basis.
(8)	Calculated based on net income available to common shareholders for all periods. Six month ratios are presented on an annualized basis.
(9)	Six month ratios are presented on an annualized basis.
(10)

The tangible common equity ratio is the ratio of (i) tangible common equity (total stockholders’ equity less preferred stock, goodwill and other acquisition-related intangible assets) (the numerator) to (ii) tangible assets (total assets less goodwill and other acquisition-related intangible assets) (the denominator). Tangible book value per common share is calculated by dividing tangible common equity by common shares (total common shares issued, less common shares classified as treasury shares and unallocated People’s United Employee Stock Ownership Plan common shares).

(11)	Effective January 1, 2015, all regulatory capital ratios are calculated in accordance with BASEL III capital rules.
(12)

Calculations exclude “acquired” loans, which represent the acquisition-date portfolios in People’s United’s acquisitions that are accounted for as loan pools. “Originated” loans represent all loans other than acquired loans. Including acquired loans and acquired non-performing loans at June 30, 2018, non-performing loans were 0.60% of total loans and non-performing assets were 0.66% of total loans, REO and repossessed assets.

SELECTED HISTORICAL FINANCIAL DATA OF FIRST CONNECTICUT

The following selected consolidated financial information for the calendar years ended December 31, 2013 through December 31, 2017 is derived from audited financial statements of First Connecticut. The financial information as of and for the six months ended June 30, 2018 and 2017 are derived from unaudited financial statements, which financial statements include, in the opinion of First Connecticut’s management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of those results. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period. This information is only a summary, and you should read it in conjunction with First Connecticut’s consolidated financial statements and the related notes contained in First Connecticut’s periodic reports filed with the SEC that have been incorporated by reference in this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 104.

	As of and for the Six Months Ended June 30,		As of and for the Fiscal Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(dollars in millions, except per common share data)
Selected Financial Condition Data:
Total assets	$ 3,275.8	$2,992.1	$3,055.1	$2,837.6	$2,708.5	$2,485.4	$2,110.0
Cash, cash equivalents and restricted cash	37.0	46.6	35.4	47.7	59.1	42.9	38.8
Debt securities held-to-maturity, at amortized cost	87.0	50.7	75.0	33.1	32.2	16.2	13.0
Debt securities available-for-sale, at fair value	98.0	105.5	80.4	97.8	126.9	182.5	145.6
Federal Home Loan Bank of Boston stock, at cost	22.2	19.6	15.5	16.4	21.7	19.8	13.1
Loans, net	2,900.7	2,644.6	2,725.6	2,526.0	2,341.6	2,119.9	1,801.0
Deposits	2,443.8	2,245.0	2,434.1	2,215.1	1,991.4	1,733.0	1,513.5
Federal Home Loan Bank of Boston advances	457.5	389.5	255.5	287.1	377.6	401.7	259.0
Total stockholders’ equity	281.9	268.8	272.5	260.2	245.7	234.6	232.2
Allowance for loan losses	22.7	22.0	22.4	21.5	20.2	19.0	18.3
Non-accrual loans	11.9	16.0	15.8	17.6	14.9	15.5	14.8
Impaired loans	28.8	30.0	30.2	34.3	41.0	43.5	39.6
Loan delinquencies 30 days and greater	12.8	16.1	17.3	17.3	14.9	16.1	15.5

Selected Operating Data:
Interest income	$54.9	$47.3	$98.5	$87.0	$81.9	$72.8	$62.9
Interest expense	12.0	8.3	18.0	15.7	13.4	10.1	9.7

Net Interest Income	42.9	39.1	80.4	71.3	68.5	62.7	53.2
Provision for loan losses	5.3	1.0	1.6	2.3	2.4	2.6	1.5

Net interest income after provision for loan losses	42.4	38.0	78.9	68.9	66.1	60.1	51.6
Noninterest income	6.4	7.0	13.5	12.7	13.4	9.1	11.0
Noninterest expense	33.3	31.0	62.3	60.5	61.2	57.0	57.8

Income before income taxes	15.5	14.0	30.1	21.2	18.3	12.2	4.9
Income tax expense	2.8	4.0	13.9	5.9	5.7	2.8	1.2

Net income	12.7	10.1	16.2	15.2	12.6	9.3	3.7

	As of and for the Six Months Ended June 30,		As of and for the Fiscal Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(dollars in millions, except per common share data)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	0.81%	0.70%	0.55%	0.55%	0.48%	0.41%	0.19%
Return on average equity	9.12	7.55	5.96	5.98	5.20	3.98	1.57
Interest rate spread(1)	2.67	2.76	2.75	2.61	2.66	2.80	2.80
Net interest margin(2)	2.90	2.93	2.93	2.80	2.81	2.94	2.97
Non-interest expense to average assets	2.11	2.14	2.11	2.20	2.34	2.51	3.04
Efficiency Ratio(3)	67.43	67.29	66.35	72.03	74.69	79.46	90.02
Average interest-earning assets to average interest-bearing liabilities	128.16	129.14	129.05	129.41	126.94	127.56	131.34

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.78%	0.83%	0.82%	0.85%	0.86%	0.89%	1.01%
Allowance for loan losses as a percent of non-performing loans	190.12	137.54	142.15	122.60	135.44	122.58	123.74
Net charge-offs to average loans	0.02	0.04	0.02	0.04	0.05	0.10	0.03
Non-performing loans as a percent of total loans	0.41	0.60	0.58	0.69	0.63	0.72	0.81
Non-performing loans as a percent of total assets	0.42	0.54	0.52	0.62	0.55	0.62	0.70
Loan delinquencies 30 days and greater as a percent of loans	0.44	0.60	0.63	0.68	0.63	0.75	0.85

Per Share Related Data:
Basic earnings per share	$0.83	$0.67	$1.07	$1.02	$0.84	$0.62	$0.24
Diluted earnings per share	0.80	0.64	1.02	1.00	0.83	0.62	0.24
Dividends per share	0.33	0.23	0.52	0.31	0.22	0.17	0.12
Dividend payout ratio(4)	39.76%	34.33%	48.60%	30.39%	26.19%	27.42%	50.00%

Capital Ratios:
Equity to total assets at end of period	8.60%	8.98%	8.92%	9.17%	9.07%	9.44%	11.01%
Average equity to average assets	8.86	9.23	9.19	9.23	9.24	10.32	12.41
Total Capital (to Risk Weighted Assets)	12.23	12.45	12.38	12.80	12.88	13.73	15.50
Tier I Capital (to Risk Weighted Assets)	11.34	11.53	11.45	11.84	11.91	12.70	14.36
Common Equity Tier I Capital (to Risk Weighted Assets)	11.34	11.53	11.45	11.84	11.91	N/A	N/A
Tier I Leverage Capital (to Average Assets)	8.99	9.36	9.23	9.39	9.39	9.86	11.47
Total capital to total average assets	8.94	9.28	9.22	9.44	9.38	10.33	12.22

Other Data:
Number of full service offices	25	24	24	24	23	22	21
Number of limited service offices	4	4	4	4	4	4	4

(1)	Represents the difference between the weighted-average yield on average interest-earning assets and the weighted-average cost of the interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Represents dividends per share divided by basic earnings per share.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth the basic earnings, diluted earnings, cash dividend and book value per share of common stock data for People’s United and First Connecticut on a historical basis and on a pro forma combined basis, for the six months ended June 30, 2018, and for the year ended December 31, 2017. The unaudited pro forma data was derived by combining the historical financial information of People’s United and First Connecticut using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transaction had become effective on January 1, 2017, in the case of the earnings per share and dividends declared data. The pro forma financial adjustments record the assets and liabilities of First Connecticut at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.

The unaudited pro forma data below is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger- and integration-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United and First Connecticut, which are incorporated into this document by reference. For more information, see “Selected Historical Financial Data of People’s United” and “Selected Historical Financial Data of First Connecticut,” beginning on pages 17 and 19, respectively.

	People’s United as Reported	First Connecticut as Reported	Pro Forma Combined People’s United(1)	Pro Forma Equivalent Per Share Information(2)
For the six months June 30, 2018:
Basic earnings per share of common stock from continuing operations	$0.62	$0.83	$0.61	$1.05
Diluted earnings per share of common stock from continuing operations	0.61	0.80	0.60	1.04
Cash dividends(3)	0.3475	0.33	0.3475	0.60
Book value at June 30, 2018(4)	16.56	17.60	16.67	28.76

For the year ended December 31, 2017:
Basic earnings per share of common stock from continuing operations	$0.98	$1.07	$0.95	$1.64
Diluted earnings per share of common stock from continuing operations	0.97	1.02	0.94	1.62
Cash dividends(3)	0.6875	0.52	0.6875	1.19
Book value at December 31, 2017(4)	16.40	17.08	16.58	28.60

(1)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined weighted-average common shares outstanding for the period.
(2)	Pro forma equivalent per share information is calculated based on the pro forma combined multiplied by the applicable exchange ratio of 1.725.
(3)	Pro forma dividends per share represent People’s United’s historical dividends per share of common stock.
(4)	Pro forma combined People’s United book value per common share is calculated based on pro forma combined equity and pro forma combined shares of common stock outstanding at the end of the period.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

People’s United common stock is listed and traded on NASDAQ under the symbol “PBCT.” First Connecticut common stock is listed and traded on NASDAQ under the symbol “FBNK.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of People’s United common stock and of First Connecticut common stock, as reported on NASDAQ. In addition, the table also sets forth the quarterly cash dividends per share declared by People’s United and First Connecticut with respect to their common stock. On August 20, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus, there were 348,839,750 shares of People’s United common stock issued and outstanding and approximately 17,354 registered holders of People’s United common stock, and 16,250,954 shares of First Connecticut common stock issued and outstanding and approximately 1,613 registered holders of First Connecticut common stock.

	People’s United			First Connecticut
	High	Low	Dividend	High	Low	Dividend
2016
First Quarter	$16.27	$13.62	$0.1675	$17.29	$14.42	$0.07
Second Quarter	$16.68	$13.80	$0.17	$18.02	$15.485	$0.07
Third Quarter	$16.40	$14.22	$0.17	$18.29	$16.02	$0.08
Fourth Quarter	$20.13	$15.28	$0.17	$25.00	$17.22	$0.09
2017
First Quarter	$19.85	$17.47	$0.17	$25.00	$20.50	$0.11
Second Quarter	$18.21	$16.44	$0.1725	$27.50	$23.25	$0.12
Third Quarter	$18.26	$15.965	$0.1725	$28.25	$23.25	$0.14
Fourth Quarter	$19.495	$17.58	$0.1725	$28.50	$24.95	$0.15
2018
First Quarter	$20.26	$18.185	$0.1725	$27.5625	$24.60	$0.16
Second Quarter	$19.37	$18.00	$0.175	$31.90	$23.85	$0.17
Third Quarter (through August 20, 2018)	$19.00	$17.69	$0.175	$32.05	$30.40	$—

The following table presents:

•	the closing sale price of a share of First Connecticut common stock, as reported on NASDAQ; and

•	the closing sale price of a share of People’s United common stock, as reported on NASDAQ,

in each case, on June 18, 2018, the last full trading day prior to the public announcement of the merger, and on August 20, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the implied per share value of the People’s United common stock that First Connecticut’s stockholders would receive for each share of their First Connecticut common stock if the merger was completed on those dates:

	First Connecticut Common Stock	People’s United Common Stock	Implied Value Per Share of First Connecticut Common Stock(1)
June 18, 2018	$26.00	$18.74	$32.3265
August 20, 2018	$31.90	$18.73	$32.3093

(1)	Calculated by multiplying the closing price of People’s United common stock as of the specified date by the exchange ratio of 1.725.

The market value of the People’s United common stock to be issued in exchange for shares of First Connecticut common stock upon the completion of the merger will not be known at the time of the First Connecticut special meeting. The above tables show only historical comparisons. Because the market prices of People’s United common stock and First Connecticut common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to First Connecticut’s stockholders in determining whether to approve the merger proposal. Stockholders are encouraged to obtain current market quotations for both People’s United common stock and First Connecticut common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 104.

The holders of People’s United common stock receive dividends as and when declared by People’s United’s board of directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by People’s United’s board of directors, People’s United expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of distribution on a share of People’s United common stock is $0.70 per share.

The merger agreement permits First Connecticut to continue to pay regular quarterly cash dividends at a rate not in excess of $0.17 per share of common stock. The merger agreement additionally requires People’s United and First Connecticut to coordinate with the other for the declaration of any dividends in respect of People’s United common stock and First Connecticut common stock and the record dates and payment dates relating thereto to ensure that First Connecticut’s stockholders do not fail to receive a dividend (or receive two dividends) in any one quarter.

RISK FACTORS

In addition to the general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements,” beginning on page 32, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 104.

Risks Related to the Merger and People’s United’s Business upon Completion of the Merger

Because the market price of People’s United common stock will fluctuate, First Connecticut’s stockholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of First Connecticut common stock held immediately prior to the effective time of the merger, except for specified shares of First Connecticut common stock owned by First Connecticut or People’s United (which will be cancelled), will be converted into the right to receive 1.725 shares of People’s United common stock. The market value of the People’s United common stock to be issued in the merger will depend upon the market price of People’s United common stock and of First Connecticut common stock. The market value of People’s United common stock and First Connecticut common stock at the effective time of the merger may vary significantly from their respective values on the date the merger was announced or at other dates, including on the date that this proxy statement/prospectus was mailed to First Connecticut’s stockholders and on the date of the First Connecticut special meeting. There will be no adjustment to the merger consideration for changes in the market price of either shares of People’s United common stock or First Connecticut common stock.

The market price of People’s United common stock and First Connecticut common stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding People’s United’s and First Connecticut’s operations or business prospects, including market sentiment regarding People’s United’s and/or First Connecticut’s entry into the merger agreement. These risks may also be affected by:

•	operating results that vary from the expectations of People’s United’s and/or First Connecticut’s management or of securities analysts and investors;

•	developments in People’s United’s and/or First Connecticut’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting the banking industry generally or People’s United’s and/or First Connecticut’s business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to People’s United and/or First Connecticut;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by People’s United or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are outside the control of People’s United and First Connecticut. Accordingly, at the time of the First Connecticut special meeting, First Connecticut’s stockholders will not necessarily know or be able to calculate the value of the merger consideration they would be entitled to receive upon completion of the merger. You should obtain current market quotations for both People’s United common stock and First Connecticut common stock.

The market price of People’s United common stock after the merger may be affected by factors different from those affecting the shares of People’s United or First Connecticut currently.

The businesses of People’s United and First Connecticut differ, and accordingly, the results of operations of the combined company and the market price of the shares of People’s United’s common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of People’s United and First Connecticut. For a discussion of the businesses of People’s United and First Connecticut and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information,” beginning on page 104.

The success of the merger and integration of People’s United and First Connecticut will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including:

•	People’s United’s ability to integrate the branches acquired from First Connecticut in the merger (which we refer to as the “acquired branches”) into People’s United’s current operations;

•

People’s United’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

•	People’s United’s ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

•	People’s United’s ability to retain and attract the appropriate personnel to staff the acquired branches; and

•	People’s United’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert People’s United’s management’s attention and resources. No assurance can be given that People’s United will be able to integrate the acquired branches successfully. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect People’s United’s existing profitability, that People’s United will be able to achieve results in the future similar to those achieved by its existing banking business or that People’s United will be able to manage any growth resulting from the merger effectively.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant these approvals, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties, the effect of the merger on competition, and the factors described in the section of this proxy statement/prospectus entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 67. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals. The Federal Reserve Board has stated that if supervisory issues arise during processing of an application for approval of a merger transaction, a banking organization will be expected to withdraw its application pending resolution of such supervisory concerns. No assurance can be given that the OCC would not also require a similar withdrawal of an application if supervisory issues arise during processing of an application for approval of a bank merger transaction. Accordingly, if there is an adverse development in either party’s regulatory standing, People’s United or People’s United Bank may be required to withdraw its application for approval of the proposed merger and bank merger, as applicable, and, if possible, resubmit such application after the applicable supervisory concerns have been resolved.

The terms of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. Nor can there be any assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

People’s United and First Connecticut believe that the proposed transactions should not raise significant regulatory concerns and that People’s United will be able to obtain all requisite regulatory approvals in a timely manner. However, the processing time for obtaining regulatory approvals for mergers of banking institutions, particularly for larger institutions, has increased since the financial crisis of 2007-2008. In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, People’s United will not be required and First Connecticut will not be permitted to take actions that would reasonably be expected to have a material adverse effect on People’s United and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to First Connecticut and its subsidiaries, taken as a whole). See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 67.

Combining People’s United and First Connecticut may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

People’s United and First Connecticut have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on People’s United’s ability to successfully combine and integrate the businesses of People’s United and First Connecticut in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect People’s United’s ability to successfully conduct its business, which could have an adverse effect on People’s United’s financial results and the value of its common stock. People’s United may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. If People’s United experiences difficulties with the integration process and attendant systems conversion, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause People’s United and/or First Connecticut to lose customers or cause customers to remove their accounts from People’s United and/or First Connecticut and move their business to competing financial institutions. Integration efforts between the two companies may also divert management’s attention and resources. These integration matters could have an adverse effect on each of People’s United and First Connecticut during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated or could take longer to anticipate than expected.

The combined company may be unable to retain People’s United and/or First Connecticut personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by People’s United and First Connecticut. It is possible that these employees may decide not to remain with People’s United or First Connecticut, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating First Connecticut to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, People’s United and First Connecticut may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

The merger agreement limits First Connecticut’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for First Connecticut to sell its business to a party other than People’s United. These provisions include a general prohibition on First Connecticut’s solicitation of, or, subject to certain exceptions relating to the exercise of fiduciary duties by First Connecticut’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offer for a competing transaction, the requirement that First Connecticut pay the $22.5 million termination fee if the merger agreement is terminated in certain circumstances and the requirement that First Connecticut submit the merger proposal to a vote of First Connecticut’s stockholders even if First Connecticut’s board of directors changes its recommendation in favor of the merger proposal in a manner adverse to People’s United. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers,” “The Merger Agreement—Termination Fee” and “The Merger Agreement—Stockholder Meeting of First Connecticut and Recommendation of First Connecticut’s Board of Directors,” beginning on pages 83, 86 and 83, respectively.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of First Connecticut from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the proposed merger consideration. Furthermore, a potential competing acquiror may propose to pay a lower per share price to First Connecticut’s stockholders than it might otherwise have proposed to pay because of First Connecticut’s obligation, in connection with termination of the merger agreement under certain circumstances, to pay People’s United the termination fee.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions, which must be fulfilled in order to complete the merger. Those conditions include: (i) the approval of the merger proposal by the requisite vote of First Connecticut’s stockholders; (ii) the authorization for listing on NASDAQ of the shares of People’s United common stock to be issued pursuant to the merger; (iii) the receipt of all required regulatory approvals which are necessary to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods without the imposition of a materially burdensome regulatory condition; (iv) the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the People’s United common stock to be issued upon the consummation of the merger; (v) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (vi) subject to certain exceptions, the accuracy of the representations and warranties of each of People’s United and First Connecticut; (vii) performance in all material respects by each of People’s United and First Connecticut of its respective obligations under the merger agreement; and (viii) the receipt by each of People’s United and First Connecticut of an opinion from its respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed.

In addition, the parties may mutually decide to terminate the agreement at any time, before or after the approval of the merger proposal by the First Connecticut stockholders, or People’s United or First Connecticut may choose to terminate the merger agreement in certain other circumstances. For a more complete discussion of the circumstances under which the merger agreement could be terminated, see “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 85.

Lawsuits challenging the merger may be filed against First Connecticut and People’s United, and an adverse judgment in any such lawsuit or any future similar lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Stockholders of First Connecticut may file lawsuits against First Connecticut, People’s United and/or the directors and officers of either company in connection with the merger. For more information, see “The Merger—Litigation Related to the Merger,” beginning on page 71. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition that prevents the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting First Connecticut or People’s United defendants from completing the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe and could result in significant costs to First Connecticut and/or People’s United, including any cost associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect People’s United’s business, financial condition, results of operations and cash flow.

First Connecticut’s stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

First Connecticut’s stockholders currently have the right to vote in the election of First Connecticut’s board of directors and on other matters affecting First Connecticut requiring stockholder approval under Maryland law and First Connecticut’s charter and bylaws. Upon the completion of the merger, each of First Connecticut’s stockholders that receives shares of People’s United common stock will become a stockholder of People’s United with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of First Connecticut. Based on the number of shares outstanding on August 20, 2018, and based on the exchange ratio of 1.725, it is expected that First Connecticut’s former stockholders as a group will receive shares in the merger constituting approximately 8.5% of the outstanding shares of People’s United common stock immediately after the merger. Because of this, First Connecticut’s stockholders as a group will have significantly less influence on the management and policies of People’s United than they now have on the management and policies of First Connecticut.

First Connecticut’s stockholders will not have dissenters’ or appraisal rights in the merger.

Dissenters’ and appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the MGCL, the charter of a Maryland corporation may eliminate appraisal rights. First Connecticut’s articles of incorporation provides that stockholders are not entitled to exercise any appraisal rights or dissenters’ rights in connection with a transaction such as a merger. Accordingly, First Connecticut stockholders will not be entitled to assert any appraisal or dissenters’ rights with respect to their shares of First Connecticut common stock in connection with the merger.

Certain of First Connecticut’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of First Connecticut’s stockholders generally.

In considering the information contained in this proxy statement/prospectus, you should be aware that some of First Connecticut’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of First Connecticut’s stockholders generally. These interests include the vesting in full of certain outstanding First Connecticut equity compensation awards and rights to continued indemnification and insurance coverage by People’s United after the merger for acts or omissions occurring before the merger. These interests and arrangements may create potential conflicts of interest. First Connecticut’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and in recommending that First Connecticut’s stockholders vote in favor of the merger proposal.

For a more complete discussion of these interests, see “The Merger—Interests of First Connecticut’s Directors and Executive Officers in the Merger,” beginning on page 59.

The fairness opinion delivered by First Connecticut’s financial advisor to First Connecticut’s board of directors prior to the execution of the merger agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Piper, First Connecticut’s financial advisor in connection with the merger, delivered its fairness opinion to First Connecticut’s board of directors on June 18, 2018. The opinion of Piper speaks only as of such date and does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of People’s United or First Connecticut, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of People’s United and First Connecticut.

The merger is subject to the receipt of consents and approvals from governmental entities that may not be received, delay the date of completion of the merger or impose conditions that could have an adverse effect on People’s United.

Before the merger and the bank merger may be completed, various approvals or consents must be obtained from governmental authorities. Satisfying the requirements of these governmental entities may delay the date of completion of the merger. In addition, these governmental entities may include conditions on the completion of the merger or require changes to the terms of the merger. While People’s United and First Connecticut do not currently expect that any such conditions or changes would result in a material adverse effect on People’s United, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of People’s United following the merger, any of which might have a material adverse effect on People’s United following the merger.

First Connecticut and People’s United will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Connecticut or People’s United. These uncertainties may impair First Connecticut’s or People’s United’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers and others that deal with First Connecticut or People’s United to seek to change existing business relationships with First Connecticut or People’s United. Retention of certain employees by First Connecticut or People’s United may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Connecticut or People’s United, First Connecticut’s business or People’s United’s business could be harmed. In addition, subject to certain exceptions, First Connecticut has agreed to operate its business in the ordinary course prior to closing, and People’s United is also subject to certain restrictions on the conduct of its business prior to closing. For more information, see “The Merger Agreement—Covenants and Agreements,” beginning on page 77.

Failure to complete the merger could negatively impact the stock prices, future businesses and financial results of People’s United and First Connecticut.

If the merger is not completed, the ongoing businesses of People’s United and First Connecticut may be adversely affected, and People’s United and First Connecticut will be subject to several risks, including the following:

•	First Connecticut may be required, under certain circumstances, to pay People’s United a termination fee of $22.5 million under the merger agreement;

•

People’s United and First Connecticut will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, People’s United and First Connecticut are subject to certain restrictions on the conduct of their business prior to completing the merger, which may adversely affect their ability to execute certain of their business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by People’s United and First Connecticut management, which could otherwise have been devoted to other opportunities that may have been beneficial to People’s United and First Connecticut as independent companies, as the case may be.

In addition, if the merger is not completed, People’s United and/or First Connecticut may experience negative reactions from the financial markets and from their respective customers and employees. For example, People’s United’s and First Connecticut’s businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. The market price of People’s United’s or First Connecticut’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. People’s United and/or First Connecticut also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against People’s United or First Connecticut to perform their respective obligations under the merger agreement. If the merger is not completed, People’s United and First Connecticut cannot assure their respective stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of People’s United and/or First Connecticut.

If the merger is not completed, People’s United and First Connecticut will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of People’s United and First Connecticut has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, People’s United and First Connecticut would have to recognize these expenses without realizing the expected benefits of the merger.

The shares of People’s United common stock to be received by First Connecticut’s stockholders as a result of the merger will have different rights from shares of First Connecticut common stock.

Following completion of the merger, First Connecticut’s stockholders will become stockholders of People’s United, and their rights as stockholders will be governed by the Delaware General Corporation Law (which we refer to as the “DGCL”) and People’s United’s charter and bylaws. There will be important differences between your current rights as a stockholder of First Connecticut and the rights to which you will be entitled as a stockholder of People’s United. For a discussion of the different rights associated with People’s United common stock and First Connecticut common stock, see “Comparison of Stockholder Rights,” beginning on page 90.

Risks Relating to People’s United Business

You should read and consider risk factors specific to People’s United’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in People’s United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 104.

Risks Relating to First Connecticut’s Business

You should read and consider risk factors specific to First Connecticut’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Connecticut’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 104.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between People’s United and First Connecticut, including People’s United’s and/or First Connecticut’s expectations or predictions of future financial or business performance or conditions; statements about People’s United’s and First Connecticut’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made, and People’s United and First Connecticut assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in People’s United’s and First Connecticut’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•

ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by First Connecticut’s stockholders on the expected terms and schedule, and including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated;

•	delay in closing the merger and the bank merger;

•	difficulties and delays in integrating the People’s United and First Connecticut businesses or fully realizing cost savings and other benefits;

•	business disruptions resulting from or following the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in capital markets and interest rates;

•	inflation;

•	customer acceptance of People’s United’s and First Connecticut’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures;

•	economic conditions;

•	the impact, extent and timing of technological changes;

•	capital management activities;

•	the outcome of pending or threatened litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank Act”), and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•	changes in accounting principles, policies, practices or guidelines;

•	the potential impact of announcement or consummation of the merger with First Connecticut on relationships with third parties, including customers, employees and competitors;

•	People’s United’s potential exposure to unknown or contingent liabilities of First Connecticut;

•	the challenges of integrating, retaining and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

•	changes in People’s United’s stock price before closing, including as a result of the financial performance of First Connecticut prior to closing;

•	natural disasters, war or terrorist activities; and

•	other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause People’s United’s and First Connecticut’s results to differ materially from those described in the forward-looking statements can be found in People’s United’s and First Connecticut’s filings with the SEC, including People’s United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and First Connecticut’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to People’s United or First Connecticut or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, People’s United and First Connecticut undertake no obligation to update these forward-looking statements to reflect facts, assumptions, events or circumstances that occur after the date on which such forward-looking statement was made.

THE SPECIAL MEETING OF FIRST CONNECTICUT’S STOCKHOLDERS

This section contains information for First Connecticut’s stockholders about the special meeting that First Connecticut has called to allow its stockholders to consider and vote on the merger proposal and other matters as described below. On or about August 22, 2018, this proxy statement/prospectus was mailed to holders of First Connecticut common stock entitled to vote at the special meeting. This proxy statement/prospectus is accompanied by a notice of the special meeting of First Connecticut’s stockholders and a form of proxy card that First Connecticut’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of First Connecticut will be held at Farmington Club, 162 Town Farm Road, Farmington, CT 06032 on Tuesday, September 25, 2018 at 10:00 a.m., Eastern Time.

Purpose of the Special Meeting

At the special meeting, First Connecticut’s stockholders as of the record date will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the compensation proposal; and

•	the adjournment proposal.

Recommendation of First Connecticut’s Board of Directors

First Connecticut’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Record Date, Outstanding Shares, Shares Entitled to Vote and Quorum

First Connecticut’s board of directors has fixed the close of business on August 20, 2018 as the record date for determining the holders of First Connecticut common stock entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 16,250,954 shares of First Connecticut common stock outstanding and entitled to vote at the special meeting, held by 1,613 holders of record. Each stockholder of record on that date is entitled to one vote for each share held on each proposal to be considered at the special meeting.

The presence (in person or by proxy) of holders of at least a majority of the shares entitled to vote at the special meeting constitutes a quorum for transacting business at the special meeting. All shares of First Connecticut common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Vote Required, Treatment of Abstentions and Failure to Vote

Merger proposal:

•

Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Connecticut common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal:

•	Standard: Approval of the compensation proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

First Connecticut’s stockholders must approve the merger proposal in order for the merger to occur. First Connecticut’s stockholders are not, however, required to approve the compensation proposal or the adjournment proposal in order for the merger to occur. If First Connecticut’s stockholders fail to approve the compensation proposal or the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

Shares Held by First Connecticut Officers and Directors

As of the record date, the directors and executive officers of First Connecticut and their affiliates collectively owned, and were entitled to vote, 1,476,531 shares of First Connecticut common stock, representing approximately 9.1% of First Connecticut’s outstanding shares on that date. First Connecticut currently expects that each of its directors and executive officers and their affiliates will vote their shares of First Connecticut common stock “FOR” the approval of the merger proposal, although none of them has entered into an agreement requiring them to do so.

When considering the recommendation of First Connecticut’s board of directors that you vote in favor of the merger proposal, First Connecticut’s stockholders should be aware that certain of the directors and executive officers of First Connecticut have certain interests in the merger that may be different from, or in addition to, the interests of First Connecticut’s stockholders generally. First Connecticut’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Connecticut’s stockholders vote to approve the merger proposal. For more information, see “The Merger—Interests of First Connecticut’s Directors and Executive Officers in the Merger” beginning on page 59.

Voting of Proxies and Incomplete Proxies

A stockholder of First Connecticut may vote by proxy or in person at the special meeting. If you hold your shares of First Connecticut common stock in your name as a stockholder of record, you may authorize the persons named in the enclosed proxy card to vote your shares of First Connecticut common stock at the special meeting in the manner you direct by using one of the following methods:

•	By telephone: by calling toll free (800) 652-8683 (which can also be found on your proxy card) and following the recorded instructions. Please have your proxy card or voting instruction form and your social security number or tax identification number available when you call. Voting by telephone is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time on September 24, 2018, the day before the special meeting.

•

Through the Internet: by accessing the website www.investorvote.com/FBNK (which can also be found on your proxy card) and following the instructions on the website. Please have your proxy card or voting instruction form and your social security number or tax identification number available when you access this voting site. Voting through the Internet is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time on September 24, 2018, the day before the special meeting.

•	By completing and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

First Connecticut’s board of directors requests that you vote by completing, signing, dating and returning the enclosed proxy card to First Connecticut in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible. If you intend to submit your proxy through the Internet or by telephone, you must do so by 11:59 P.M. Eastern Time on September 24, 2018, the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares of First Connecticut common stock will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal; however, for those shares of First Connecticut common stock held in the Farmington Bank Employee Stock Ownership Plan (which we refer to as the “ESOP”) or in the Farmington Bank 401K Profit Sharing Plan (which we refer to as the “401K Plan”), if no instructions are given, such shares of First Connecticut common stock will be voted in the same proportion as votes received from other participants in the ESOP or the 401K Plan, as applicable.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to First Connecticut in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares of First Connecticut common stock are represented at the special meeting. Submitting a proxy now will NOT prevent you from being able to attend and vote in person at the special meeting. Please vote, using one of the available methods described above, as soon as possible.

If you hold shares of First Connecticut common stock in “street name” through a bank, broker or other nominee, you should check the voting form provided to you by such bank, broker or other nominee to determine whether you may vote through the Internet or by telephone.

Shares Held in Street Name and Broker Non-Votes

If your shares of First Connecticut common stock are held in “street name” through a bank, broker or other nominee, meaning in the name of a bank, broker or other nominee who is the record holder, you must provide such record holder of your shares of First Connecticut common stock with instructions on how to vote your shares of First Connecticut common stock. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote your shares of First Connecticut common stock held in street name by returning a proxy card directly to First Connecticut or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers, banks or other nominees who hold shares of First Connecticut common stock on behalf of their customers may not give a proxy to First Connecticut to vote those shares of First Connecticut common stock with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the proposals.

How to Revoke Your Proxy

If you are a holder of record of First Connecticut common stock and have previously submitted your proxy, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

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delivering a written notice bearing a date later than the date of your proxy card to the secretary of First Connecticut, stating that you revoke your proxy, which notice must be received by First Connecticut prior to the beginning of the special meeting;

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completing, signing, dating and returning to the secretary of First Connecticut a new proxy card relating to the same shares of First Connecticut common stock and bearing a later date, which new proxy card must be received by First Connecticut prior to the beginning of the special meeting;

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casting a new vote through the Internet or by telephone at any time before the closure of the Internet and telephone voting facilities at 11:59 P.M. Eastern Time on September 24, 2018, the day before the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any written notice of revocation or duly executed new proxy card, as the case may be, to First Connecticut at the following address:

First Connecticut Bancorp, Inc.

One Farm Glen Boulevard

Farmington, Connecticut 06032

Attn: Jennifer H. Daukas, Corporate Secretary

If you hold your shares of First Connecticut common stock in “street name” through a bank, broker or other nominee, you must contact your record holder to change your vote.

Voting in Person

If you are a stockholder of record of First Connecticut on August 20, 2018, the record date, you may attend the special meeting and vote in person. Please note, however, that if your shares of First Connecticut common stock are held of record by a bank, broker or other nominee and you wish to vote at the special meeting, you must obtain a “legal proxy,” executed in your favor from such bank, broker or other nominee who is the holder of record of your shares of First Connecticut common stock in order to vote your shares of First Connecticut common stock in person at the special meeting.

If you plan to attend the special meeting, you must hold your shares of First Connecticut common stock in your own name or have a letter from the record holder of your shares of First Connecticut common stock confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. First Connecticut reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to First Connecticut in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. If you are then present at the special meeting and wish to vote your shares of First Connecticut common stock in person, your original proxy may be revoked by voting at the special meeting.

Participants in the ESOP or 401K Plan

If you own shares of First Connecticut common stock in the ESOP or the 401K Plan, your shares will be voted solely by the trustee of the ESOP or 401K Plan, as applicable, pursuant to the terms of the ESOP or 401K Plan, as applicable, and the instructions received by the trustee from the applicable plan participants. The plan trustee will not disclose the confidential voting directions of any individual participant to First Connecticut. If you own shares of First Connecticut common stock in the ESOP or 401K Plan, you will receive a separate letter, as applicable, explaining the voting process with respect to such shares and you will be provided with instructions on how to direct the applicable trustee to vote those shares.

Proxy Solicitation

The enclosed proxy is solicited by and on behalf of First Connecticut’s board of directors. First Connecticut will pay the expenses of soliciting proxies to be voted at the special meeting, except that First Connecticut and People’s United have each agreed to share equally the costs of preparing, printing, filing and mailing this document, other than attorneys’ and accountants’ fees, which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, First Connecticut and its officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person. No additional compensation will be paid to directors, officers or other employees of First Connecticut for making these solicitations.

First Connecticut has retained a proxy solicitation firm, Morrow Sodali LLC, to aid it in the solicitation process. First Connecticut estimates it will pay Morrow Sodali LLC a fee of approximately $15,000 plus certain expenses and has agreed to indemnify Morrow Sodali LLC against certain losses. First Connecticut intends to reimburse persons who hold First Connecticut common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares of First Connecticut common stock.

Stock Certificates

If you are a stockholder of First Connecticut, you should not send in any certificates representing First Connecticut common stock at this time. Following the completion of the merger, you will receive separate instructions for the exchange of your certificates representing First Connecticut common stock for merger consideration.

Delivery of Proxy Materials to Stockholders Sharing an Address

Only one proxy statement/prospectus is delivered to two or more of First Connecticut stockholders who share an address unless First Connecticut or its agent has received contrary instructions from one or more of the stockholders. First Connecticut will deliver promptly upon written or oral request a separate copy of these documents to First Connecticut’s stockholders at a shared address to which a single copy was delivered. To request that separate copies of these documents be delivered, First Connecticut’s stockholders can contact First Connecticut’s proxy solicitor, Morrow Sodali LLC by mail at 470 West Avenue, Stamford, Connecticut 06902 or by telephone at (800) 662-5200. You may also contact First Connecticut’s proxy solicitor if you received multiple copies of a proxy statement of First Connecticut and would prefer to receive a single copy in the future.

Assistance

If you need assistance in completing your proxy card, have questions regarding First Connecticut’s special meeting or would like additional copies of this proxy statement/prospectus, please contact First Connecticut Investor Relations at (860) 284-6359 or First Connecticut’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200.

THE PROPOSALS

PROPOSAL NO. 1: THE MERGER PROPOSAL

As discussed elsewhere in this proxy statement/prospectus, the holders of First Connecticut common stock will consider and vote on a proposal, which we have defined as the merger proposal, to approve the merger, which we have defined as the merger of First Connecticut with and into People’s United, with People’s United surviving the merger. The holders of First Connecticut common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, First Connecticut’s board of directors, by a unanimous vote of all directors, determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable, fair to and in the best interests of First Connecticut and its stockholders.

First Connecticut’s board of directors unanimously recommends a vote “FOR” the merger proposal. The merger cannot be completed unless First Connecticut’s stockholders approve the merger proposal. For a more detailed discussion of First Connecticut’s board of directors’ recommendation, see “The Merger—First Connecticut’s Reasons for the Merger; Recommendation of First Connecticut’s Board of Directors,” beginning on page 45.

PROPOSAL NO. 2: THE COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), First Connecticut is seeking non-binding, advisory approval from its stockholders of the compensation of First Connecticut’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “The Merger—Interests of First Connecticut’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to First Connecticut’s Named Executive Officers in Connection with the Merger,” beginning on page 61. The proposal gives First Connecticut’s stockholders the opportunity to express their views on the merger-related compensation of First Connecticut’s named executive officers. Accordingly, First Connecticut is requesting its stockholders to approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to First Connecticut’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of First Connecticut’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to First Connecticut’s Named Executive Officers in Connection with the Merger,” are hereby APPROVED on a non-binding, advisory basis.”

The vote on this proposal is a vote separate and apart from the vote of the First Connecticut stockholders to approve the merger proposal and approval of this proposal is not a condition to completion of the merger. Accordingly, a holder of First Connecticut common stock may vote to not approve this compensation proposal and vote to approve the merger proposal or vice versa. The vote with respect to this proposal is advisory only and will not be binding on People’s United or First Connecticut, regardless of whether the other proposals are approved. If the merger is completed, the merger-related compensation may be paid to First Connecticut’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if First Connecticut’s stockholders fail to approve this compensation proposal.

First Connecticut’s board of directors unanimously recommends a vote “FOR” the compensation proposal.

PROPOSAL NO. 3: THE ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special meeting, the number of shares of First Connecticut common stock present or represented and voting in favor of the merger proposal is insufficient to approve such merger proposal, First Connecticut may move to adjourn the special meeting in order to enable the First Connecticut board of directors to solicit additional proxies in favor of the merger proposal. In this proposal, First Connecticut is asking its stockholders to authorize the holder of any proxy solicited by First Connecticut’s board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from First Connecticut’s stockholders who have previously voted. First Connecticut does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger proposal is approved at the special meeting. Pursuant to the merger agreement, First Connecticut is required to adjourn or postpone the special meeting to solicit additional proxies if it has not received proxies representing a sufficient number of votes for the stockholder approvals needed to complete the merger.

First Connecticut’s board of directors unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES

People’s United Financial, Inc.

People’s United is a bank holding company and a financial holding company registered under the BHC Act, and is incorporated under the state laws of Delaware. People’s United is the holding company for People’s United Bank, a national banking association headquartered in Bridgeport, Connecticut.

The principal business of People’s United is to provide, through People’s United Bank and its subsidiaries, commercial banking, retail banking and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and southeastern New York and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties and accepting consumer, commercial and municipal deposits.

In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and municipal banking. Through its non-banking subsidiaries, People’s United Bank offers: brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; equipment financing through People’s Capital and Leasing Corp. (which we refer to as “PCLC”), People’s United Equipment Finance Corp. (which we refer to as “PUEFC”) and LEAF Commercial Capital, Inc. (which we refer to as “LEAF”); and other insurance services through People’s United Insurance Agency, Inc.

This full range of financial services is delivered through a network of approximately 400 branches located in Connecticut, southeastern New York, Massachusetts, Vermont, New Hampshire and Maine, including 85 full-service Stop & Shop supermarket branches throughout Connecticut and 63 in southeastern New York that provide customers with seven-day-a-week banking. People’s United Bank’s distribution network includes investment and brokerage offices, commercial banking offices, online banking and investment trading, a 24-hour telephone banking service and participation in a worldwide ATM network. PCLC, PUEFC and LEAF maintain a sales presence in 17 states to support equipment financing operations throughout the United States. People’s United Bank maintains a mortgage warehouse lending group located in Kentucky and a national credits group that has participations in commercial loans and commercial real estate loans to borrowers in various industries on a national scale.

At June 30, 2018, People’s United had total consolidated assets of $44.6 billion, loans of $32.5 billion, deposits of $32.5 billion and stockholders’ equity of $5.9 billion.

The address of People’s United’s principal executive offices is 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171. For additional information about People’s United, see “Where You Can Find More Information,” beginning on page 104.

First Connecticut Bancorp, Inc.

First Connecticut was incorporated in 2011 and is the holding company of Farmington Bank. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank has 25 branch locations throughout central Connecticut and western Massachusetts, offering commercial and residential lending as well as wealth management services. Farmington Bank is regulated by the Connecticut Department of Banking and the FDIC. Farmington Bank’s deposits are insured to the maximum allowable under the Deposit Insurance Fund, which is administered by the FDIC. Farmington Bank is a member of the Federal Home Loan Bank of Boston. Farmington Bank is the wholly-owned subsidiary of First Connecticut Bancorp.

The income of First Connecticut is primarily derived through the operations of Farmington Bank and its subsidiaries. Historically, Farmington Bank’s principal lending activities have been residential, consumer and commercial lending. As part of Farmington Bank’s growth strategy, Farmington Bank has been increasing its commercial portfolio and attracting larger, more comprehensive long-term borrowing relationships in the areas of commercial real estate lending and commercial lending, and supplementing these areas with more extensive cash management and depository services, in an effort to increase interest income, diversify its loan portfolio and better serve the community. First Connecticut had 349 full-time equivalent employees as of December 31, 2017.

At June 30, 2018, First Connecticut on a consolidated basis, had total assets of $3.28 billion, total deposits of $2.44 billion and stockholders’ equity of $282 million. The address of First Connecticut’s principal executive offices is One Farm Glen Boulevard, Farmington, Connecticut 06032, and its telephone number is (860) 676-4600. For additional information about First Connecticut, see “Where You Can Find More Information,” beginning on page 104.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

On June 18, 2018, People’s United’s board of directors and First Connecticut’s board of directors each approved and adopted the merger agreement and the transactions contemplated thereby. The merger agreement provides for the acquisition by People’s United of First Connecticut through a merger of First Connecticut with and into People’s United, with People’s United as the surviving corporation. Immediately following the merger or at such later time as People’s United may determine, Farmington Bank will be merged with and into People’s United Bank, with People’s United Bank as the surviving entity.

Upon completion of the merger, each outstanding share of First Connecticut common stock held immediately prior to the effective time of the merger, except for shares of First Connecticut common stock owned by First Connecticut as treasury stock or otherwise owned by First Connecticut or People’s United (in each case other shares of First Connecticut common stock (1) held in any First Connecticut benefit plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (2) held, directly or indirectly, in respect of debts previously contracted) (which will be cancelled), will be converted into the right to receive 1.725 shares of People’s United common stock. The value of the merger consideration is dependent upon the value of People’s United common stock and therefore will fluctuate with the market price of People’s United common stock.

For additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see “The Merger Agreement,” beginning on page 72.

Background of the Merger

As part of their ongoing consideration and evaluation of First Connecticut’s long-term prospects and strategies, First Connecticut’s board of directors and senior management have regularly reviewed and assessed its businesses and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to it, with the goal of enhancing value for its stockholders. The strategic discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally and First Connecticut in particular, as well as conditions and ongoing consolidation in the financial services industry.

In January of 2017, John J. Patrick, Chairman of the Board, President and Chief Executive Officer of First Connecticut, met with the President and Chief Executive Officer of a larger banking institution (which we refer to as “Company A”). The purpose of the meeting was for the two executives to discuss their respective companies’ businesses and industry outlook in general. The two met several times during the summer and fall of 2017 to continue these discussions, which focused on potential synergies and strategic fit of the two companies and did not include specific transaction terms. Based on these meetings, Mr. Patrick and the First Connecticut management team concluded that a business combination between First Connecticut and Company A could potentially create significant value for First Connecticut’s stockholders. The First Connecticut board of directors met on November 28, 2017 and authorized Mr. Patrick to execute a non-disclosure agreement with Company A and to have further discussions with Company A regarding a potential business combination.

On December 6, 2017, the parties executed a non-disclosure agreement and Company A presented First Connecticut with a non-binding letter of intent (which reflected a purchase price for Company A’s stock that was consistent, based on the then-trading price of Company A’s stock, with the final exchange ratio proposed by

People’s United as discussed below). At a meeting held on December 19, 2017, the First Connecticut board discussed the letter of intent with First Connecticut’s management and its financial and legal advisors. At the conclusion of these discussions, the First Connecticut board determined that a transaction with Company A, on the terms outlined in the letter of intent, would potentially create significant value for First Connecticut’s stockholders. Accordingly, the board authorized management to execute the letter of intent and begin an in-depth due diligence process with Company A. The letter of intent was executed on December 19, 2017 and both parties began to conduct due diligence. Before completing the process, however, the parties concluded that differences in their respective operating models and business plans would likely prevent realization of the anticipated synergies and strategic benefits of a merger, and the parties agreed to discontinue discussions.

From time to time, People’s United President and CEO, Jack Barnes, had spoken to Mr. Patrick about the possibility of exploring a business combination between their two companies. These discussions were informal with no transaction terms discussed. In April of 2018, the two met and discussed a possible transaction in greater detail, including a proposal by Mr. Barnes of a stock-for-stock merger transaction with an exchange ratio of 1.65 shares of People’s United stock for each First Connecticut share. On April 24, 2018, the First Connecticut board of directors, with its investment bankers Piper and counsel Hinckley, Allen & Snyder LLP (which we refer to as “Hinckley Allen”), met and reviewed in detail a potential transaction with People’s United. The Board concluded that a business combination with People’s United had the potential to create significant long-term value for First Connecticut’s stockholders, based on People’s United’s similar business model, geographic footprint and branch overlap with First Connecticut, among other factors. Accordingly, the board instructed management and First Connecticut’s financial advisors to continue discussions with People’s United and its advisors, but to seek an increase in the exchange ratio.

Negotiations between First Connecticut and People’s United and their respective financial advisors continued over the next several weeks. First Connecticut’s management briefed its board during this period, including at a board meeting held on May 9, 2018. After numerous discussions between the parties, on May 11, 2018 Mr. Barnes presented a final offer of an exchange ratio of 1.725. Mr. Barnes and Mr. Patrick discussed this offer in detail and agreed to present it to their respective boards.

The First Connecticut board of directors met again on May 14, 2018, and after extensive deliberation with management and its financial and legal advisors, the board of directors determined that the People’s United proposal was in the best interests of First Connecticut’s stockholders and authorized Mr. Patrick to execute a non-binding letter of intent with an exchange ratio of 1.725 and begin a due diligence review process. The letter of intent was signed on May 17, 2018.

In the ensuing weeks, the parties conducted due diligence on each other. During this time, the parties also negotiated a definitive merger agreement. On May 25, 2018, Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”), counsel for People’s United, circulated an initial draft merger agreement. Following extensive internal review and discussion, on June 8, 2018, counsel for First Connecticut circulated a revised draft of the merger agreement. Over the next several days, the parties, with the assistance of counsel, negotiated specific provisions of the merger agreement. On June 13, 2018 the First Connecticut board of directors met and reviewed the proposed merger agreement with its investment bankers and counsel. The board of directors was informed that no significant due diligence concerns appeared from management’s due diligence review of People’s United, and that the definitive merger agreement was largely negotiated, with certain provisions not yet finalized. First Connecticut’s counsel informed the board of its fiduciary duties in connection with the review of the proposed merger agreement, including the board recommendation and no-shop covenants (and the “fiduciary exceptions” to those provisions) and the termination fee and the effect that it may have on other potential offers.

Over the next several days, the parties, with the assistance of counsel, finalized the terms of the merger agreement. On June 18, 2018, the First Connecticut board of directors met again. Counsel informed the board of directors that the definitive merger agreement had been fully negotiated, in their view, and that the terms were consistent with the discussions previously had with the First Connecticut board of directors. Piper then rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to the First Connecticut board of directors dated June 18, 2018, that as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Piper as set forth in the written opinion, the merger consideration was fair from a financial point of view to the holders of First Connecticut common stock. Following these discussions, and review and discussion among the members of the First Connecticut board of directors, including consideration of the factors described under “—First Connecticut’s Reasons for the Merger; Recommendation of First Connecticut’s Board of Directors,” the First Connecticut board of directors determined that the merger agreement and the transactions contemplated thereby, are advisable and in the best interests of First Connecticut and its stockholders, its customers, communities and other constituencies, and the directors voted unanimously to adopt the merger agreement, and recommended that First Connecticut’s stockholders approve the merger agreement.

Following completion of the board meeting, the merger agreement was executed and delivered. Before the opening of the stock market on June 19, 2018, First Connecticut and People’s United issued a joint press release announcing the execution of the merger agreement.

First Connecticut’s Reasons for the Merger; Recommendation of First Connecticut’s Board of Directors

In reaching its decision to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement, and to recommend that its stockholders adopt the merger agreement, First Connecticut’s board of directors evaluated the merger in consultation with First Connecticut’s management, as well as First Connecticut’s outside financial and legal advisors, and considered a number of factors, including the following factors:

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First Connecticut’s board of directors’ familiarity with and review of First Connecticut’s business, financial condition, results of operations and prospects, including its business plan and its potential for growth, development, productivity and profitability;

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the current and prospective environment in which First Connecticut operates, including national and local economic conditions and the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;

•	the increasing costs for financial institutions to comply with applicable regulations and the increasing importance of scale;

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First Connecticut’s board of directors’ review, with the assistance of First Connecticut’s management and legal and financial advisors, of strategic alternatives to the merger, including the possibility of remaining independent;

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the soundness of People’s United’s business, financial condition, results of operations and management, and the performance and greater liquidity of People’s United’s common stock on both a historical and prospective basis;

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First Connecticut’s board of directors’ review and discussions with First Connecticut management concerning the due diligence examination of the business of People’s United, taking into account the results of First Connecticut management’s due diligence investigation into People’s United;

•	People’s United’s record of service to its communities as exemplified by its “satisfactory” rating on its most recent Community Reinvestment Act performance evaluation;

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the strategic fit between the parties, including the complementary nature of the parties’ cultures, management philosophies, product mix and strategic focus; the potential synergies (including potential cost savings and revenue synergies) and expanded possibilities expected from the merger; the geographic fit between First Connecticut’s and People’s United’s service areas; and the business risks associated with the merger;

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the fact that the implied value of the merger consideration as of June 18, 2018 of approximately $32.33 for each share of First Connecticut common stock, based on People’s United’s closing stock price of

$18.74 per share on that date, represented a 24.3% premium over the closing price of First Connecticut’s common stock of $26.00 per share on June 18, 2018;

•	the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes;

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the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, including the fact that the transaction is expected to be immediately accretive to People’s United’s earnings;

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First Connecticut’s board of directors’ expectation that the combined company will have a strong capital position upon completion of the transaction, including with respect to maintenance of People’s United’s dividend;

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the likelihood that People’s United will be able to obtain requisite regulatory approvals for the transaction on a timely basis, based on First Connecticut management’s discussions with People’s United;

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the structure of the transaction as a stock-for-stock merger following which First Connecticut’s existing stockholders will continue to participate in the future success of the combined company and realize the benefits of any synergies achieved or any future transactions that might be pursued by the combined company;

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the fact that the exchange ratio is fixed, which First Connecticut’s board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the impact of the merger on employees, customers and communities served by First Connecticut and the expectation that the combined entity will continue to provide high quality service to the communities and customers currently served by First Connecticut;

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First Connecticut’s board of directors’ consideration that the transaction with People’s United was more favorable to First Connecticut’s stockholders than other alternatives reasonably available to First Connecticut, which consideration included, among other factors:

•	First Connecticut’s board of directors’ negotiations and exploration of a possible combination with Company A;

•	the likelihood of consummation of the merger with People’s United; and

•	the low likelihood of a superior alternative transaction emerging;

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the opinion, dated June 18, 2018, of Piper to First Connecticut’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of First Connecticut common stock of the exchange ratio in the merger, as more fully described under “—Opinion of Piper Jaffray & Co., Financial Advisor to First Connecticut,” beginning on page 48; and

•	First Connecticut’s board of directors’ review with First Connecticut’s outside legal counsel of the terms of the merger agreement.

First Connecticut’s board of directors also considered potential risks relating to the merger, including the following:

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the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of unacceptable conditions;

•	the possibility of disruption to First Connecticut’s business that could result from the announcement of the merger on the Company’s operations or stock price;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on First Connecticut’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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the merger agreement provisions generally requiring First Connecticut to conduct its business in the ordinary course and the other restrictions on the conduct of First Connecticut’s business prior to completion of the merger, which may delay or prevent First Connecticut from undertaking business opportunities that may arise pending completion of the merger;

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with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to First Connecticut’s stockholders could be adversely affected by a decrease in the trading price of People’s United common stock prior to the closing of the merger;

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the possibility that the expected benefits and synergies sought in the merger, including cost savings and People’s United’s ability to successfully market its financial products to First Connecticut’s customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of First Connecticut and People’s United;

•	certain provisions of the merger agreement prohibit First Connecticut from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	the risk of litigation arising from stockholders in respect of the Merger Agreement or transactions contemplated thereby;

•	the fact that First Connecticut stockholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•

First Connecticut’s obligation to pay People’s United a termination fee of $22.5 million in certain circumstances, as described under “The Merger Agreement—Termination Fee,” beginning on page 86, may deter others from proposing an alternative transaction that may be more advantageous to First Connecticut’s stockholders;

•

that First Connecticut’s directors and executive officers may have interests in the merger that are different from or in addition to those of its stockholders generally, as described under “—Interests of First Connecticut’s Directors and Executive Officers in the Merger,” beginning on page 59;

•

the fact that, while the merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger may not be completed, and the fact that, if the merger is not completed, (i) First Connecticut will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on First Connecticut’s business and client relationships, (ii) depending on the circumstances that caused the merger not to be completed, it is likely that the trading price of First Connecticut common stock will decline, potentially significantly and (iii) the market’s perception of the First Connecticut’s prospects could be adversely affected; and

•

the other risks described under “Risk Factors,” beginning on page 24, and the risks of investing in People’s United common stock identified in the Risk Factors sections of People’s United’s periodic reports filed with the SEC and incorporated by reference herein.

In reaching its decision to recommend approval of the merger-related compensation proposal to First Connecticut’s stockholders, First Connecticut’s board of directors considered, among other things, (1) that the various plans and arrangements pursuant to which change of control, equity acceleration and other payments are required by their terms to be made, have previously formed part of First Connecticut’s overall compensation program for its named executive officers, which program has been disclosed to First Connecticut’s stockholders as required by the rules of the SEC in the Compensation Discussion and Analysis and related sections of First Connecticut’s annual proxy statements and which received non-binding stockholder approval at First Connecticut’s annual meeting in 2017 and 2018, and (2) the necessity of preserving First Connecticut’s business prior to the closing of the merger and in the event the merger is not completed.

The discussion of the information and factors considered by First Connecticut’s board of directors is not exhaustive, but includes the material factors considered by First Connecticut’s board of directors. The above factors were not presented in any order of priority. In view of the wide variety of factors considered by First Connecticut’s board of directors in connection with its evaluation of the merger and the complexity of these matters, First Connecticut’s board of directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of First Connecticut’s board of directors may have given different weights to different factors. First Connecticut’s board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered.

First Connecticut’s board of directors evaluated the factors described above and reached the unanimous decision that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of First Connecticut and its stockholders. First Connecticut’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, First Connecticut’s board of directors concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of First Connecticut’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Information Regarding Forward-Looking Statements,” beginning on page 32.

On the basis of these considerations, First Connecticut’s board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that First Connecticut’s stockholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby.

Opinion of Piper Jaffray & Co., Financial Advisor to First Connecticut

Pursuant to an engagement letter dated December 6, 2017, the First Connecticut board engaged Piper as financial advisor to First Connecticut in connection with First Connecticut’s consideration of a possible business combination. First Connecticut selected Piper as its financial advisor because Piper is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Connecticut and its business. As part of its investment banking business, Piper is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The Piper written opinion, dated June 18, 2018, is sometimes referred to in this section as the “Piper opinion.”

Piper acted as financial advisor to First Connecticut in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the meeting of the First Connecticut board of directors held on June 18, 2018, at which the First Connecticut board of directors considered the merger agreement, Piper delivered its oral opinion to First Connecticut’s board of directors, which was subsequently confirmed in its written opinion, dated June 18, 2018, that, subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of First Connecticut common stock as of the date of the Piper opinion.

The full text of Piper’s written opinion dated June 18, 2018, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The Piper opinion speaks only as of the date of the opinion. You are urged to read the opinion carefully and in its entirety. The Piper opinion was addressed to, and provided for the information and benefit of, the First Connecticut board of directors (in its capacity as such) in connection with its consideration of the merger and does not address any other aspects or implications of the merger. The Piper opinion addressed solely the fairness, from a financial point of view, to the holders of First Connecticut common stock of the proposed merger consideration set forth in the merger agreement and does not address the underlying business decision of First Connecticut to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that might be available to First Connecticut, or any other terms contemplated by the merger agreement. The Piper opinion is not intended to be and does not constitute a recommendation to any holder of First Connecticut common stock as to how such stockholder should act or vote with respect to the merger or any other matter. The issuance of the Piper opinion was approved by the fairness opinion committee of Piper. The summary of the Piper opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Piper has consented to the inclusion of this summary of its opinion in this proxy statement/prospectus.

In rendering its opinion, Piper reviewed and analyzed, among other things:

•	the financial terms contained in a draft of the merger agreement dated June 15, 2018;

•	certain financial and other data with respect to First Connecticut and People’s United, which was publicly available or made available to Piper by First Connecticut or People’s United;

•

certain forward-looking information relating to First Connecticut and People’s United that was publicly available, as well as that which was furnished to Piper by First Connecticut or discussed with People’s United, including internally prepared forecasts of First Connecticut’s expected operating results on a stand-alone basis;

•

materials detailing the merger prepared by First Connecticut, People’s United and their affiliates and by their respective legal and accounting advisors, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (which are collectively referred to in this section as the “Synergies”);

•

current and historical reported prices and trading activity of First Connecticut and People’s United and similar information for certain other publicly traded companies deemed by Piper to be comparable to First Connecticut and People’s United;

•	the financial performance of First Connecticut and People’s United with that of certain other publicly traded companies that Piper deemed relevant;

•	certain financial analyses Piper performed for First Connecticut and People’s United on a pro forma combined basis giving effect to the merger based on assumptions relating to the Synergies;

•

the merger consideration relative to the historical trading price of First Connecticut common stock and First Connecticut’s tangible book value, core deposits (deposits less all jumbo time deposits and brokered deposits) and analyst estimated earnings for 2018 and 2019;

•	the current market environment generally and the commercial banking environment in particular;

•	the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that Piper deemed relevant; and

•	such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper deemed necessary in arriving at its opinion.

Piper also held several discussions with certain members of senior management and representatives of both First Connecticut and People’s United with respect to certain aspects of the merger agreement, First Connecticut’s and People’s United’s respective businesses and prospects before and after giving effect to the merger and concerning the matters described in the first through fourth bullet above, and certain other matters Piper believed necessary or appropriate to its inquiry.

In arriving at its opinion, Piper relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available to, or discussed with or reviewed by Piper. Piper further relied upon the assurances of the management of First Connecticut and People’s United that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper incomplete or misleading. Without limiting the generality of the foregoing, Piper assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by Piper, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of First Connecticut and People’s United as to the expected future results of operations and financial condition of First Connecticut and People’s United, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and Piper assumed that such results would be achieved. Piper expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. Piper further assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Piper also expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith, and with the consent of First Connecticut, relied on the advice of the outside legal counsel and the independent accountants to First Connecticut, and on the assumptions of the management of First Connecticut and People’s United, as to all accounting, legal, tax and financial reporting matters with respect to First Connecticut and People’s United and the merger agreement.

In arriving at its opinion, Piper assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by it. Piper relied upon and assumed, without independent verification, that:

•	the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct;

•	each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party;

•	the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto; and

•	all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder.

Additionally, Piper assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect First Connecticut and People’s United or the contemplated benefits of the merger.

For purposes of rendering its opinion, Piper did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of First Connecticut or People’s United, and was not furnished or provided with any such appraisals or valuations, and did not evaluate the solvency of First Connecticut or People’s United under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, Piper expressed no opinion regarding the liquidation value of First Connecticut, People’s United or any other entity. Piper assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of First Connecticut or People’s United since the date of the most recent financial data made available to Piper. Piper also assumed in all respects material to its analysis that First Connecticut and People’s United would remain as a going concern for all periods relevant to its analysis. Without limiting the generality of the foregoing, Piper did not conduct a review of:

•	any individual credit files of First Connecticut or People’s United, nor did Piper evaluate the adequacy of the loan or lease reserves of First Connecticut or People’s United;

•	any credit mark that may be taken in connection with the merger, nor did Piper evaluate the adequacy of any contemplated credit mark to be so taken; or

•	the collectability of any asset or the future performance of any loan of First Connecticut or People’s United.

Piper also assumed, with First Connecticut’s consent, that the respective allowances for loan and lease losses for both First Connecticut and People’s United and the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. Accordingly, Piper expressed no opinion with respect to these matters.

In addition, Piper did not make any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which First Connecticut or People’s United is a party or may be subject, and at the direction of First Connecticut and with its consent, Piper’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper also assumed that neither First Connecticut nor People’s United is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger and the bank merger.

The Piper opinion is necessarily based on economic, market and other conditions and upon publicly available information and the information made available to Piper and facts and circumstances as they exist and are subject to evaluation on the date of the Piper opinion. It should be understood that events occurring after the date of the Piper opinion could materially affect the assumptions used in preparing the Piper opinion. Further, Piper expressed no opinion as to the price at which shares of the First Connecticut common stock or People’s United common stock may trade following announcement of the merger or at any future time.

The Piper opinion addresses solely the fairness, from a financial point of view, to holders of First Connecticut common stock of the proposed merger consideration set forth in the merger agreement and does not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper was not requested to opine as to, and the Piper opinion does not address: (1) the basic business decision to proceed with or effect the merger; (2) the merits of the merger relative to any alternative transaction or business strategy that may be available to First Connecticut; (3) People’s United’s ability to deliver the merger consideration; (4) any other terms contemplated by the merger agreement; or (5) the fairness of the merger, or any consideration received in connection therewith by, the holders of any other class of securities, any creditor or other constituency of First Connecticut. Furthermore, Piper expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the merger consideration to be received by holders of First Connecticut common stock in the merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the merger.

In performing its analyses, Piper made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Piper, First Connecticut and People’s United. Any estimates contained in the analyses performed by Piper are not necessarily indicative of actual values or future results, which may be more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Piper opinion was among several factors taken into consideration by the First Connecticut board of directors in making its determination to approve the merger agreement. The type and amount of consideration payable in the merger were determined solely through negotiation between First Connecticut and People’s United, and the decision to enter into the merger agreement was solely that of the First Connecticut board of directors.

Piper’s opinion was necessarily based upon conditions as they existed and could be evaluated on June 18, 2018, the date of such opinion, and the information made available to Piper through such date. Developments subsequent to the date of Piper’s opinion may have affected, and may affect, the conclusion reached in Piper’s opinion, and Piper did not and does not have an obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed and presented by Piper to the First Connecticut board of directors on June 18, 2018 in connection with its fairness opinion. Each analysis was provided to the First Connecticut board of directors. The following summary, however, does not purport to be a complete description of all the analyses performed and reviewed by Piper underlying the Piper opinion or the presentation made by Piper to the First Connecticut board of directors on June 18, 2018, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary description. In arriving at its opinion, Piper did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Piper believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a potentially misleading or incomplete view of the process underlying its analyses and opinion. Also no company or transaction used in Piper’s analysis for purposes of comparison is identical to First Connecticut and People’s United or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which First Connecticut and People’s United and the merger were compared and other factors that could affect the public trading value or transaction value of the companies to which they are being compared. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 18, 2018 (the date of the Piper opinion), and is not necessarily indicative of current market conditions.

Summary of Proposal. Pursuant to the terms of the merger agreement, at the effective time of the merger, each outstanding share of First Connecticut common stock held immediately prior to the effective time of the merger, except for specified shares of First Connecticut common stock owned by First Connecticut or People’s United (which will be cancelled), will be converted into the right to receive 1.725 shares of People’s United common stock. Based on People’s United’s closing price on June 15, 2018 of $18.73, the merger consideration was equivalent to a price of $32.31 per share of First Connecticut common stock. Based on this deemed value per share to First Connecticut stockholders and based on, as of June 18, 2018, an aggregate of 15,960,482 shares of First Connecticut common stock outstanding, 29,896 shares of First Connecticut common stock reserved for issuance upon the settlement of outstanding First Connecticut PSUs and 1,444,118 First Connecticut stock options outstanding with a weighted average exercise price of $13.68 per share, the aggregate merger consideration to holders of First Connecticut common stock and options was approximately $543.6 million.

Selected Companies Analysis. Using publicly available information, Piper compared the financial performance, financial condition, and market performance of First Connecticut to thirteen selected bank holding companies and thrifts headquartered in New England with total assets between $1.0 billion and $7.5 billion, most recent quarter return on average assets between 0.50% and 1.25% and tangible common equity to tangible assets less than 12.0%. The companies included in this group were:

Company	Ticker	State
Brookline Bancorp, Inc.	BRKL	MA
United Financial Bancorp, Inc.	UBNK	CT
Meridian Bancorp, Inc.	EBSB	MA
Century Bancorp, Inc.	CNBK.A	MA
Bar Harbor Bankshares	BHB	ME
Enterprise Bancorp, Inc.	EBTC	MA
BSB Bancorp, Inc.	BLMT	MA
Western New England Bancorp, Inc.	WNEB	MA
Cambridge Bancorp	CATC	MA
First Bancorp, Inc.	FNLC	ME
Bankwell Financial Group, Inc.	BWFG	CT
SI Financial Group, Inc.	SIFI	CT
Salisbury Bancorp, Inc.	SAL	CT

Using publicly available information, Piper compared the financial performance, financial condition, and market performance of People’s United to seventeen selected bank holding companies and thrifts headquartered in the United States with total assets between $25.0 billion and $75.0 billion, most recent quarter return on average assets between 0.50% and 1.50% and tangible common equity to tangible assets less than 10.0%. The companies included in this group were:

Company	Ticker	State
Zions Bancorporation	ZION	UT
New York Community Bancorp, Inc.	NYCB	NY
First Horizon National Corporation	FHN	TN
First Citizens BancShares, Inc.	FCNC.A	NC
Associated Banc-Corp	ASB	WI
BOK Financial Corporation	BOKF	OK
F.N.B. Corporation	FNB	PA
Synovus Financial Corp.	SNV	GA
Cullen/Frost Bankers, Inc.	CFR	TX
Sterling Bancorp	STL	NY
BankUnited, Inc.	BKU	FL
IBERIABANK Corporation	IBKC	LA
Valley National Bancorp	VLY	NJ
Wintrust Financial Corporation	WTFC	IL
Hancock Whitney Corporation	HWC	MS
Webster Financial Corporation	WBS	CT
Umpqua Holdings Corporation	UMPQ	OR

To perform this analysis, Piper used financial information as of the most recent quarter ended March 31, 2018 (or as of the most recently available quarter). Market price information was as of June 15, 2018. Earnings estimates for the years ending December 31, 2018 and December 31, 2019 for First Connecticut, People’s United and other selected companies were taken from SNL Financial, a nationally recognized earnings estimate consolidator.

Piper’s analysis showed the following concerning the selected public companies for First Connecticut’s market performance:

	First Connecticut		First Connecticut Group Minimum		First Connecticut Group 25th Percentile		First Connecticut Group Median		First Connecticut Group Mean		First Connecticut Group 75th Percentile		First Connecticut Group Maximum
Stock Price / Tangible Book Value per Share	149.8%		119.5%		150.7%		167.5%		175.6%		205.4%		238.7%
Stock Price / 2018 Est. EPS	15.5	x	13.6	x	14.1	x	16.0	x	16.2	x	18.4	x	19.2	x
Stock Price / 2019 Est. EPS	14.0	x	12.6	x	13.3	x	14.5	x	14.7	x	15.8	x	17.3	x
Dividend Yield	2.6%		0.0%		1.4%		1.6%		1.8%		2.5%		3.3%

Using the range of multiples representing the 25th and 75th percentiles, the First Connecticut analysis indicated an approximate implied per share equity value range for First Connecticut of $23.49 to $35.57.

Piper’s analysis showed the following concerning the selected public companies for People’s United’s market performance:

	People’s United		People’s United Group Minimum		People’s United Group 25th Percentile		People’s United Group Median		People’s United Group Mean		People’s United Group 75th Percentile		People’s United Group Maximum
Stock Price / Tangible Book Value per Share	213.7%		146.8%		188.0%		222.1%		216.8%		237.5%		303.7%
Stock Price / 2018 Est. EPS	14.7	x	12.3	x	13.1	x	14.2	x	14.5	x	15.6	x	18.7	x
Stock Price / 2019 Est. EPS	13.5	x	11.0	x	11.9	x	13.5	x	13.4	x	14.2	x	17.0	x
Dividend Yield	3.7%		0.3%		1.8%		1.9%		2.3%		2.5%		5.9%

Using the range of multiples representing the 25th and 75th percentiles, the People’s United analysis indicated an approximate implied per share equity value range for People’s United of $16.48 to $22.43.

Comparable Transaction Analysis. Piper reviewed certain publicly available information related to eleven selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the New England and Mid-Atlantic regions of the United States announced after January 1, 2013, where transaction value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller had assets between $1.0 billion and $7.5 billion, last twelve months return on average assets between 0.50% and 1.25% and tangible common equity to tangible assets less than 12.0%. The transactions included in the group were:

Acquiror	Acquiree
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corp.
Community Bank System, Inc.	Merchants Bancshares, Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
People’s United Financial, Inc.	Suffolk Bancorp
Bar Harbor Bankshares	Lake Sunapee Bank Group
OceanFirst Financial Corp.	Cape Bancorp, Inc.
United Bankshares, Inc.	Bank of Georgetown
F.N.B. Corporation	Metro Bancorp, Inc.
WesBanco, Inc.	ESB Financial Corporation
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
Provident New York Bancorp	Sterling Bancorp

Transaction multiples for the merger were based on an offer price of $32.31 per share for First Connecticut based on People’s United’s June 15, 2018 closing price of $18.73 and a fixed exchange ratio of 1.725x. For each precedent transaction, Piper derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest financial statements of the company available prior to the announcement of the acquisition;

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000 and brokered deposits) based on the latest financial statements of the company available prior to the announcement of the acquisition;

•	analyst estimated earnings per share for the current and forward year at the announcement of the acquisition; and

•	the price per share paid for the acquired company as a percentage of the closing price of the acquired company one day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	First Connecticut/ People’s United Merger		Comparable Transactions Minimum		Comparable Transactions 25th Percentile		Comparable Transactions Median		Comparable Transactions Mean		Comparable Transactions 75th Percentile		Comparable Transactions Maximum
Tangible Book Value	186.6%		130.2%		151.9%		172.4%		173.3%		194.8%		217.9%
Core Deposit Premium	11.3%		3.0%		5.6%		9.4%		10.4%		13.2%		20.5%
Current Yr Est. Earnings Per Share	19.3	x	15.4	x	18.0	x	19.5	x	19.1	x	19.8	x	23.1	x
FWD Yr Est. Earnings Per Share	17.4	x	14.0	x	14.9	x	17.4	x	16.8	x	18.0	x	19.7	x
One-Day Market Premium	24.5%		10.9%		19.7%		32.1%		28.5%		34.0%		49.1%

Using the range of multiples representing the 25th and 75th percentiles, the analysis indicated an approximate implied per share equity value range for First Connecticut of $24.70 to $34.85 based on the selected transactions.

Discounted Cash Flow Analysis. Piper performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that First Connecticut could provide to equity holders through 2023 on a stand-alone basis. In performing this analysis, Piper used publicly available earnings estimates by research analysts covering First Connecticut, which were discussed with senior management of First Connecticut, for fiscal years 2018 and 2019, and with respect to the fiscal years 2020 through 2023 applied an earnings growth rate of 8.0% to derive projected after-tax cash flows. The analysis assumed discount rates ranging from 11.0% to 13.0%, which were assumed deviations, both up and down, as selected by Piper based on the First Connecticut discount rate of 12.2% as determined by Piper. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to First Connecticut stockholders from fiscal years 2018 to 2023 and (2) the present value of the terminal value of First Connecticut common stock. In determining cash flows available to First Connecticut stockholders, Piper assumed that First Connecticut would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to First Connecticut stockholders. In calculating the terminal value of First Connecticut, Piper applied multiples ranging from 12.5 times to 16.5 times fiscal year 2023 estimated earnings. These multiples were selected based on a review of trading multiples of common stocks of the thirteen selected bank holding companies headquartered in the New England region of the United States with total assets between $1.0 billion and $7.5 billion specified above. Piper also assumed a pre-tax cost of cash of 2.00% and a marginal tax rate of 21.0%. This resulted in a range of values of First Connecticut from $21.20 to $28.91 per share.

Piper also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that People’s United could provide to equity holders through fiscal year 2023 on a stand-alone basis and on a pro forma basis, which included the Synergies. In performing this analysis, Piper used publicly available earnings estimates by research analysts covering People’s United, which were discussed with senior management of People’s United, for fiscal years 2018 and 2019, and with respect to the fiscal years 2020 through 2023 applied an earnings growth rate of 7.0% to derive projected after-tax cash flows. The analysis assumed discount rates ranging from 9.0% to 11.0%, which were assumed deviations, both up and down, as selected by Piper based on the People’s United discount rate of 10.2% as determined by Piper. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to People’s United stockholders from fiscal years 2018 to 2023 and (2) the present value of the terminal value of People’s United’s common stock. In determining cash flows available to stockholders, Piper assumed that People’s United would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to People’s United stockholders. In calculating the terminal value of People’s United, Piper applied multiples ranging from 11.5 times to 15.5 times fiscal year 2023 estimated earnings. These multiples were selected based on a review of trading multiples of common stocks of the seventeen selected bank holding companies headquartered in the United States with total assets between $25.0 billion and $75.0 billion specified above. Piper also assumed a pre-tax cost of cash of 2.00% and a marginal tax rate of 23.5%. This resulted in a range of values of People’s United on a stand-alone basis from $16.12 to $22.30 per share and on a pro forma basis from $16.76 to $23.11 per share.

Piper stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Connecticut and People’s United.

Financial Impact Analysis. Piper performed pro forma merger analyses that combined projected income statement and balance sheet information of First Connecticut and People’s United. Assumptions regarding the Synergies were used to calculate the financial impact that the merger would have on certain projected financial results of People’s United. In the course of this analysis, Piper used assumptions provided by People’s United’s management for the Synergies. For First Connecticut, Piper used publicly available earnings estimates by research analysts covering First Connecticut for 2018 and 2019 and applied an earnings growth rate of 7.0% thereafter. For People’s United, Piper used publicly available earnings estimates by research analysts covering People’s United for 2018 and 2019 and applied an earnings growth rate of 7.0% thereafter. This analysis indicated that the merger is expected to be accretive to People’s United’s estimated earnings per share in 2019 and 2020. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for People’s United with an earnback (using the Crossover method) of 3.6 years and dilutive to People’s United’s tangible common equity to tangible assets ratio, leverage ratio and total risk-based capital ratio. For all of the above analyses, the actual results achieved by People’s United following the merger will vary from the projected results, and the variations may be material.

Other Analyses. Among other things, Piper also reviewed earnings estimates, balance sheet composition and other financial data for First Connecticut and People’s United. With respect to First Connecticut’s public price, Piper reviewed the public price targets of the four research analysts covering First Connecticut as provided by SNL Financial, a nationally recognized research price target consolidator, of which the mean was $29.06. With respect to People’s United’s public price, Piper reviewed the public price targets of the eight research analysts covering People’s United as provided by SNL, of which the mean was $19.71. Piper also reviewed the historical trading performances of shares of First Connecticut and People’s United common stock during the 52-week period ended June 15, 2018. First Connecticut common stock traded as low as $23.25 per share and as high as $28.50 per share, and the closing price of First Connecticut common stock on June 15, 2018 was $25.95 per share. People’s United common stock traded as low as $15.97 per share and as high as $20.26 per share, and the closing price of People’s United common stock on June 15, 2018 was $18.73 per share.

Piper’s Compensation and Other Relationships. First Connecticut and Piper entered into an engagement letter dated December 6, 2017 relating to the services to be provided by Piper in connection with the merger. Pursuant to the engagement letter, First Connecticut agreed to pay Piper (a) a non-refundable retainer fee of $25,000 upon the execution of the engagement letter, which fee will be credited against the transaction fee; (b) a fee of $500,000 upon the delivery to the First Connecticut board of directors of the written Piper opinion, which fee will be credited against the transaction fee; and (c) contingent upon closing of the merger, a transaction fee of $5.7 million. Pursuant to the Piper engagement letter, First Connecticut also agreed to reimburse Piper for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention up to $25,000 without First Connecticut’s prior written consent. First Connecticut has also agreed to indemnify Piper against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Other than Piper’s engagement by First Connecticut in connection with the merger, Piper has not provided any other investment banking or financial advisory services to First Connecticut, People’s United or their affiliates during the past two years; however, Piper may do so in the future. In the ordinary course of Piper’s business as a broker-dealer, Piper may, from time to time, purchase securities from and sell securities to First Connecticut, People’s United or their affiliates.

Certain First Connecticut Prospective Financial Information

First Connecticut does not make public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the risk that the underlying assumptions and estimates may prove incorrect. In connection with the merger, however, First Connecticut management provided certain limited nonpublic unaudited prospective financial information for First Connecticut, prepared by First Connecticut management, on a standalone basis, without giving effect to the merger, to First Connecticut’s financial advisor as referred to in the section “The Merger—Opinion of Piper Jaffray & Co., Financial Advisor to First Connecticut,” beginning on page 48, for purposes of the forecasted pro forma financial impact analysis and the discounted cash flow analysis performed by First Connecticut’s financial advisor in connection with its fairness opinion to First Connecticut’s board of directors.

The prospective financial information included in this document has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference relates to the Company’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

The prospective financial information for First Connecticut reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to First Connecticut’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond First Connecticut’s control. Significant assumptions used by First Connecticut management in the preparation of the prospective financial information were: annual loan growth of 6.3% through 2023, annual deposit growth of 6.9% through 2023, allowance for loan loss reserve remains at 0.80% through 2023, annual net charge-offs to average loans of 5 basis points in 2018, 6 basis points in 2019 and 10 basis points annually thereafter, net interest margin of 2.91% in 2018, increasing by 2 basis points annually thereafter, non-interest income grown at an annual rate of 5.5%, non-interest expense grown at an annual rate of 3.5%, an effective tax rate of 19.0%, and $0.64 in annual dividends. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by First Connecticut’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the risks and uncertainties described under “Information Regarding Forward-Looking Statements,” beginning on page 32, and in First Connecticut’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the other reports filed by First Connecticut with the SEC which are incorporated by reference into this proxy statement/prospectus.

The prospective financial information for First Connecticut was generally not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither First Connecticut’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of First Connecticut, People’s United or their respective affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of First Connecticut, People’s United or their respective affiliates, advisors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error or to reflect changes in general economic or industry conditions. None of First Connecticut, People’s United or their respective affiliates, advisors or representatives makes any representation to any stockholder regarding the projections. The prospective financial information is not being included in this proxy statement/prospectus to influence a stockholder’s decision regarding how to vote on any given proposal to be voted on at the special meeting, but because the prospective financial information was provided to First Connecticut’s financial advisor.

In light of the foregoing, and considering that the First Connecticut special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, First Connecticut’s stockholders are cautioned not to place unwarranted reliance on such information, and People’s United and First Connecticut urge all stockholders to review First Connecticut’s most recent SEC filings for a description of First Connecticut’s reported financial results. See “Where You Can Find More Information,” beginning on page 104.

The following table presents summary selected unaudited prospective financial information of First Connecticut on a stand-alone basis that was prepared by First Connecticut management:

	At or For the Years Ending December 31,
	2018	2019
Total Assets (in thousands)	$3,264,918	$3,457,317
Net Income (in thousands)	$26,793	$30,129
Return on Average Assets	0.84%	0.89%
Return on Average Tangible Common Equity	9.44%	9.92%
Earnings Per Common Share—Diluted	$1.67	$1.86

Interests of First Connecticut’s Directors and Executive Officers in the Merger

In considering the recommendation of First Connecticut’s board of directors with respect to the merger, First Connecticut’s shareholders should be aware that the directors and executive officers of First Connecticut have certain interests in the merger that may be different from, or in addition to, the interests of First Connecticut’s shareholders generally. First Connecticut’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Connecticut’s shareholders vote to approve the merger proposal. These interests are described in further detail below.

Treatment of First Connecticut Equity-Based Awards

For an estimate of the amounts that would become payable to each of First Connecticut’s named executive officers upon the vesting and settlement or conversion, as applicable, of their outstanding equity-based awards, see “—Quantification of Potential Payments to First Connecticut’s Named Executive Officers in Connection with the Merger” below. First Connecticut estimates that the aggregate amount that would become payable to its six non-employee directors in settlement of their unvested equity-based awards if the effective time of the merger were October 1, 2018, and based on a price per share of People’s United common stock of $18.60, the closing trading price of People’s United common stock on July 23, 2018, is $129,280 in the aggregate.

Retention Bonus; Annual Cash Incentive Awards

Pursuant to the merger agreement, immediately prior to the effective time of the merger, First Connecticut may pay its employees (including the executive officers) cash-based retention bonuses which will be paid immediately prior to the effective time of the merger or upon an earlier qualifying termination of employment. Such amounts will be allocated among the employees of First Connecticut and its subsidiaries, and in amounts and on terms determined, by the mutual agreement of First Connecticut’s Chief Executive Officer (or his designees) and People’s United. As of the date hereof, no such amounts have been allocated.

In addition, if the effective time of the merger occurs before the payment of the 2018 incentives, First Connecticut will be permitted to determine, in good faith and consistent with the terms and conditions of the applicable First Connecticut benefit plans (and, to the extent based on business results, based on the most recent forecast or results available as of the closing date of the merger), the amount of the 2018 incentives earned by each employee (including the executive officers) of First Connecticut and its subsidiaries who is employed by First Connecticut or its subsidiaries immediately prior to the effective time of the merger through the closing date of the merger, which may, by mutual agreement of the Chief Executive Officer of First Connecticut (or his designee) and People’s United, be prorated, if the effective time of the merger occurs in 2018, for the portion of the year elapsed between January 1, 2018 and the closing date of the merger) or through December 31, 2018 if the closing date of the merger is on or after December 31, 2018 (which we refer to as the “earned portion”). People’s United will pay or cause to be paid to each First Connecticut employee (whether or not such First Connecticut employee remains employed following the Effective Time) the earned portion of such annual First Connecticut Employee’s 2018 incentives no later than March 15, 2019. If the effective time of the merger occurs in 2018, for the balance of the 2018 calendar year following the closing date of the merger, People’s United will, or will cause its affiliates to, determine the incentive opportunities for First Connecticut continuing employees in accordance with the merger agreement. For an estimate of the 2018 incentives that would become payable to each of First Connecticut’s named executive officers (assuming satisfaction of performance conditions at the target level) upon the effective time of the merger (which for purposes hereof, is assumed to be October 1, 2018), see “—Quantification of Potential Payments to First Connecticut’s Named Executive Officers in Connection with the Merger” below.

Change in Control Agreements

First Connecticut is party to change in control agreements with each of its named executive officers, which provide severance benefits upon a qualifying termination of employment. Pursuant to the change in control agreements, if the employment of a named executive officer of First Connecticut is terminated without cause or for good reason (as such terms are defined in the applicable change in control agreement) within three years (in the case of Mr. Patrick) or two years (in the case of the other executive officers) following a change in control of First Connecticut (such as the merger), the executive officer would be entitled to the following:

•

Severance Payment. Severance benefits in an amount equal to three (in the case of Mr. Patrick) or two (in the case of the other executive officers) times the named executive officer’s annual base salary in effect on the date of such termination, and the amount of such executive’s target cash incentive for the current year, which severance payment is payable within 30 days following the date such executive’s release of claims is executed.

•	Unpaid Benefits. Unpaid compensation and benefits, and unused vacation, accrued through the date of the executive’s termination or resignation of employment.

•

Health Insurance. Continued life insurance and non-taxable medical coverage substantially identical to the coverage maintained by First Connecticut for the executive prior to the date of such executive’s termination of employment. Such coverage and payments will cease upon the expiration of 36 full calendar months (in the case of Mr. Patrick) or 24 full calendar months (in the case of the other executives) from the executive’s date of termination.

If all, or any portion, of the payments provided under the change in control agreement, either alone or together with other payments and benefits which the named executive officer receives or is entitled to receive from First Connecticut would constitute a “parachute payment” within the meaning of Section 280G of the Code, the severance payments provided under the change in control agreement will be reduced to the extent necessary so that no payments or benefits provided by First Connecticut to the named executive officer will fail to be tax-deductible under Section 280G of the Code.

The executives are also subject to restrictions on competition and solicitation for 18 months (in the case of Mr. Patrick) following the executive’s termination of employment or one-year (in the case of the other executives).

For an estimate of the amounts that would become payable to First Connecticut’s named executive officers under their change in control agreements if each experienced a qualifying termination of employment immediately following the effective time of the merger, see “—Quantification of Potential Payments to First Connecticut’s Named Executive Officers in Connection with the Merger” below.

Supplemental Retirement Plan for Senior Executives

Certain of First Connecticut’s executive officers (Messrs. Patrick, White and Schweighoffer) participate in the SERP, which provides for payment by First Connecticut of certain retirement benefits to the participating executives.

Under the SERP and the associated participation agreements, each participating executive is entitled to certain annuity benefit payments upon a separation from service with First Connecticut, subject to certain restrictions. The amount and timing of the payments under the SERP vary depending on the participating executive’s age at the time of the separation from service and the particular payment elections made by the participating executive in his Participation Agreement. In addition, the calculation of the benefit amount takes into account the executive’s average compensation over the prior five years (using the highest three years) and the executive’s years of service to First Connecticut. The benefits vest at a rate of 10% per year of service (or 100% in the event of an involuntary termination without cause or termination due to death, disability, a change in control or good reason, as defined in the SERP).

Certain enhanced benefits provisions are effective in the event of a qualifying separation of service from First Connecticut within the two years following a change of control of First Connecticut, which includes the consummation of the merger. In addition to the accelerated vesting schedule noted above, under these circumstances the SERP provides for additional credit towards years of service (up to an amount equal to the difference between the executive’s age as of the separation and the benefit age of 62) and includes implied annual increases of 3% in compensation for each calendar year until executive’s benefit age of 62. Additionally, payment amount reductions associated with early retirement (i.e. before age 62) that would otherwise be in effect under a regular separation of service are not taken into account if benefits are paid for a qualifying separation of service within 2 years following a change of control of First Connecticut.

Voluntary Deferred Compensation Plan

Certain of First Connecticut’s directors and executive officers participate in the Farmington Bank Voluntary Deferred Compensation Plan for Directors and the Farmington Bank Voluntary Deferred Compensation Plan for Key Employees, respectively, each of which provides that in the event of a potential change in control (which includes the execution of the merger agreement), a rabbi trust is to be established by Farmington Bank in which an amount sufficient to provide for full payment of all potential obligations of the applicable plan is to be deposited by Farmington Bank.

Post-Closing Roles

The merger agreement does not provide First Connecticut’s directors or officers with any ongoing role with People’s United.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that following the effective time of the merger, People’s United will indemnify and hold harmless, to the fullest extent permitted by applicable law, First Connecticut’s charter and bylaws as in effect on the date of the merger agreement or any agreements providing for indemnification by First Connecticut or any of its subsidiaries, each present and former director, officer or employee of First Connecticut and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of First Connecticut or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time of the merger, including matters occurring in connection with the merger agreement, and will also advance expenses to such persons to the fullest extent permitted by applicable law, First Connecticut’s charter or bylaws as in effect on the date of the merger agreement or any agreements providing for indemnification by First Connecticut or any of its subsidiaries. In addition, for a period of not less than six years after the effective time, People’s United will maintain a directors’ and officers’ liability insurance policy for the benefit of certain persons, including First Connecticut’s directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance,” beginning on page 82.

Quantification of Potential Payments to First Connecticut’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of First Connecticut’s named executive officers (as identified in accordance with SEC regulations) that is based on or otherwise relates to the merger and assumes, among other things, that First Connecticut’s named executive officers will incur a severance-qualifying termination of employment immediately following the effective time of the merger. For additional details regarding the terms of the payments described below, see the discussion under the caption “The Merger—Interests of First Connecticut’s Directors and Executive Officers in the Merger,” beginning on page 59.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger, including the grant of any additional equity awards as permitted by the merger agreement. For purposes of calculating such amounts, we have assumed:

•	October 1, 2018 as the closing date of the merger;

•	a severance-qualifying termination of each named executive officer’s employment pursuant to their respective change in control agreement immediately following the effective time of the merger; and

•

a qualifying termination of each of Messrs. Patrick, White and Schweighoffer’s employment pursuant to their Supplemental Retirement Plan participation agreements immediately following the effective time of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Benefits ($)(4)	Total ($)(5)
Named Executive Officers
John J. Patrick, Jr.	$2,165,014	$564,081	$3,335,697	$56,912	$6,121,704
Gregory A. White	715,287	213,588	2,709,271	38,163	3,676,309
Michael T. Schweighoffer	780,316	232,993	2,347,293	37,941	3,398,543
Kenneth F. Burns	602,802	180,576	0	37,941	821,319
Catherine M. Burns	589,403	176,563	0	27,920	793,886

(1)	Cash. As described above, the cash amount payable to the named executive officers consists of the following components:

(a)

severance benefits in an amount equal to three (in the case of Mr. Patrick) or two (in the case of the other executive) times the executive’s annual base salary in effect on the date of such termination, and the amount of such executive’s target cash incentive for the current year, which will be paid within 30 days following the date such executive’s release of claims is executed;

(b)	payment of the earned portion of the 2018 incentives.

The cash severance payments are “double-trigger” (i.e., it is contingent upon a qualifying termination of employment following the effective time of the merger). The payment of the earned portion of the 2018 incentives is “single trigger” (i.e., it is payable automatically in connection with the effective time of the merger, without regard to a qualifying termination of employment) and assumes bonuses are earned at the target level of performance.

Name	Severance Payment ($)	Prorated Annual Bonus ($)
Named Executive Officers
John J. Patrick, Jr.	$1,955,324	$209,690
Gregory A. White	651,496	63,791
Michael T. Schweighoffer	710,725	69,591
Kenneth F. Burns	549,042	53,760
Catherine M. Burns	536,838	52,565

(2)

Equity. As described above, as of the effective time of the merger, (i) each vested First Connecticut stock option will be cancelled and converted into the right to receive shares of common stock of People’s United with a value equal to the difference between the merger consideration and the applicable exercise price; (ii) each unvested First Connecticut stock option will be cancelled, and in consideration of such cancellation, People’s United will grant the holder of such cancelled unvested First Connecticut stock option a substitute option to acquire a number of shares of People’s United common stock (rounded down to the nearest whole share equal to the product of (A) the number of shares of First Connecticut common stock subject to such unvested First Connecticut stock option immediately prior to the effective time of the merger and (B) the Exchange Ratio, at an exercise price per share of People’s United common stock equal to the quotient of (x) the per share exercise price for the shares of First Connecticut common stock purchasable pursuant to such unvested First Connecticut stock option and (y) the exchange ratio of 1.725, and having the same vesting conditions as applicable to the unvested First Connecticut stock option to which the substitute option relates. At the effective time of the merger, each First Connecticut PSU that is outstanding immediately prior to the effective time of the merger, whether or not then vested or free of conditions to payment, automatically will be cancelled and converted into the right to receive a number of shares of People’s United common stock equal to the product of (i) the number of shares of First Connecticut common stock subject to such First Connecticut PSU at the target level of performance applicable to such First Connecticut PSU, as determined in accordance with the applicable award agreement pursuant to which such First Connecticut PSU was granted multiplied by (ii) the exchange ratio of 1.725. At the effective time of the merger, each vested other First Connecticut equity award will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the product of (i) the number of shares of First Connecticut common stock subject to such vested other First Connecticut equity award and (ii) the exchange ratio of 1.725. At the effective time of the merger, each unvested other First Connecticut equity award will be cancelled and in consideration of such cancellation, People’s United will grant the holder thereof a substitute equity award covering a number of shares of People’s United common stock (i) equal to the product of (A) the number of shares of First Connecticut common stock subject to such unvested other First Connecticut equity award, as applicable, immediately prior to the effective time of the merger and (B) the exchange ratio of 1.725, and (ii) rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward), and having the same vesting conditions as applicable to the unvested other First Connecticut equity award to which such substitute equity award relates. This table assumes a price per share of First Connecticut common stock of $31.35 (the average closing price of shares of First Connecticut’s common stock on the five business days following the announcement of the merger). Set forth below are the values of each type of unvested First Connecticut equity-based award held by the named executive officers. Upon a Double Trigger Event (as defined in the First Connecticut Stock Plans), any unvested First Connecticut stock options or unvested other First Connecticut equity award held by the executive officers would be accelerated and vest. These amounts are “double-trigger” whereas the payments related to the vested First Connecticut stock options, the First Connecticut PSUs, and the vested other First Connecticut equity awards are “single-trigger.”

Name	Stock Options ($)	Restricted Stock ($)
Named Executive Officers
John J. Patrick, Jr.	$0	$564,081
Gregory A. White	0	213,588
Michael T. Schweighoffer	0	232,993
Kenneth F. Burns	0	180,576
Catherine M. Burns	0	176,563

(3)

Pension/Nonqualified Deferred Compensation. The amounts shown in this column for Messrs. Patrick, White and Schweighoffer represent the value of the unvested portion of such named executive officer’s individual Supplemental Retirement Plan benefit. The amounts shown in this column are a “double-trigger” benefit as these amounts will vest only upon an involuntary separation from service without cause or a separation from service for good reason within two years of the completion of the merger. For additional information regarding the Supplemental Retirement Plan, see “Interests of First Connecticut’s Directors and Executive Officers in the Merger—Supplemental Retirement Plan for Senior Executives.”

(4)

Benefits. The change in control agreements with the executives provide for continued life insurance and non-taxable medical coverage substantially identical to the coverage maintained by First Connecticut for the named executive officer prior to such executive’s date of termination of employment. Such coverage and payments will cease upon the expiration 36 full calendar months (in the case of Mr. Patrick) or 24 full calendar months (in the case of the other named executive officers) from the named executive officer’s date of termination. These amounts are “double-trigger.”
(5)

Total. The amounts shown in this column for Messrs. Patrick, White and Schweighoffer are subject to reduction to the extent necessary so that no payments or benefits provided by First Connecticut to the named executive officer will fail to be tax-deductible under Section 280G of the Code. First Connecticut estimates that the amount shown in this column will be reduced by $1,004,628 for Mr. Patrick, $1,622,168 for Mr. White and $1,219,000 for Mr. Schweighoffer as a result of Section 280G of the Code.

People’s United’s Reasons for the Merger

People’s United’s reasons for entering into the merger agreement include:

•	the opportunity to bolster People’s United’s presence in a well-known, attractive banking market;

•	the opportunity to accelerate People’s United’s Connecticut and Massachusetts region expansion strategy;

•	the opportunity to market People’s United’s broader product suite and drive deeper product penetration within First Connecticut’s client base;

•	the opportunity to increasingly support clients and prospects with People’s United’s larger balance sheet; and

•	the opportunity to invest People’s United’s capital in a transaction that is expected to be earnings accretive and generate attractive returns by realizing sizeable cost synergies.

People’s United’s board of directors approved the merger agreement after People’s United’s senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of First Connecticut. People’s United’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. People’s United’s board of directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

It should be noted that this explanation of the People’s United board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Information Regarding Forward-Looking Statements” beginning on page 32.

People’s United’s Board of Directors After the Merger

People’s United’s board of directors will not change in connection with the merger and the other transactions contemplated by the merger agreement. Information regarding current directors of People’s United, including biographical information, compensation and stock ownership, can be found in People’s United’s proxy statements for its 2018 annual meeting of stockholders, which was filed with the SEC and is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 104.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of First Connecticut common stock. The following summary is based upon the

Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or U.S. federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of First Connecticut common stock which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of First Connecticut common stock that hold their First Connecticut common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of First Connecticut common stock in light of their individual circumstances or to holders of First Connecticut common stock that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers or brokers in securities or currencies;

•	persons that hold First Connecticut common stock that are subject to the alternative minimum tax;

•	persons that immediately before the merger owned at least 5% of First Connecticut common stock;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold First Connecticut common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not U.S. holders; and

•	holders who acquired their shares of First Connecticut common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds First Connecticut common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

•

except as discussed below with respect to cash received instead of a fractional share of People’s United common stock, under “—Cash Received Instead of a Fractional Share of People’s United Common Stock,” no gain or loss will be recognized by U.S. holders of First Connecticut common stock on the exchange of First Connecticut common stock for People’s United common stock pursuant to the merger;

•

the aggregate basis of the People’s United common stock received by a U.S. holder of First Connecticut common stock in the merger (including fractional shares of People’s United common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the First Connecticut common stock for which it is exchanged; and

•

the holding period of People’s United common stock received in exchange for shares of First Connecticut common stock (including fractional shares of People’s United common stock deemed received and redeemed as described below) will include the holding period of the First Connecticut common stock for which it is exchanged.

If a U.S. holder of First Connecticut common stock acquired different blocks of First Connecticut common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of First Connecticut common stock.

Completion of the merger is conditioned on, among other things, the receipt by First Connecticut and People’s United of legal opinions from Hinckley Allen and Simpson Thacher, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by First Connecticut and People’s United to be delivered at the time of closing. Although the merger agreement allows each of People’s United and First Connecticut to waive this condition to closing, neither People’s United nor First Connecticut currently anticipates doing so. Neither of the tax opinions will be binding on the Internal Revenue Service. Neither People’s United nor First Connecticut intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Cash Received Instead of a Fractional Share of People’s United Common Stock

A U.S. holder of First Connecticut common stock who receives cash instead of a fractional share of People’s United common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by People’s United. As a result, such U.S. holder of First Connecticut common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting

Payments of cash in lieu of a fractional share to a U.S. holder of First Connecticut common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

The merger will be accounted for using the purchase method of accounting with People’s United treated as the acquiror. Under this method of accounting, First Connecticut’s assets and liabilities will be recorded by People’s United at their respective fair values as of the closing date of the merger and added to those of People’s United. Any excess of purchase price over the net fair values of First Connecticut’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of First Connecticut’s net assets over the purchase price will be recognized in earnings by People’s United on the closing date of the merger. Financial statements of People’s United issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of First Connecticut prior to the merger. The results of operations of First Connecticut will be included in the results of operations of People’s United beginning on the effective date of the merger.

Regulatory Approvals Required for the Merger

Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from (i) the Federal Reserve Board, (ii) the OCC, (iii) the State of Connecticut Department of Banking and (iv) any other regulatory approval, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a material adverse effect on People’s United, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a materially burdensome regulatory condition. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. First Connecticut and People’s United have agreed to use their reasonable best efforts to obtain as promptly as practicable all required regulatory approvals. People’s United, First Connecticut and/or their respective subsidiaries have filed applications to obtain these required regulatory approvals.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to People’s United after the completion of the merger, or will contain a materially burdensome regulatory condition.

Board of Governors of the Federal Reserve System

Completion of the merger would ordinarily be subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the BHC Act. Under Section 225.12(d)(2) of the Federal Reserve Board’s regulations (12 C.F.R. 225.12(d)(2)), the prior approval of the Federal Reserve Board under the BHC Act is not required in connection with the acquisition by a bank holding company of another bank holding company if the transaction is part of the merger of the bank to be acquired with a subsidiary bank of the acquiring bank holding company, and if the transaction satisfies certain other requirements including that the bank to be acquired not be operated by the bank holding company as a separate entity, and that the transaction requires the prior approval of federal supervisory agency under the Bank Merger Act.

On June 21, 2018, People’s United filed a notification to the Federal Reserve Board seeking the waiver contemplated by Section 225.12(d)(2) from an application under Section 3 of the BHC Act, and on July 2, 2018 People’s United received a determination from the Federal Reserve Board that no regulatory purpose would be served by requiring an application under Section 3 of the BHC Act for the transactions contemplated by the merger agreement. This determination by the Federal Reserve Board is subject to the receipt by the parties of all other regulatory approvals necessary for the transactions contemplated by the merger agreement, and compliance with any terms and conditions that may be imposed in connection with those approvals.

Office of the Comptroller of the Currency

In order to consummate the merger of Farmington Bank with and into People’s United Bank, People’s United Bank must receive the approval of the OCC under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In considering the approval of an application under the Bank Merger Act, the OCC reviews certain factors, including: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (iii) the convenience and needs of the communities to be served, (iv) the depository institutions’ effectiveness in combating money-laundering activities and (v) the risk to the stability of the United States banking and financial system.

The OCC also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”). In addition, in connection with an interstate bank merger transaction, the OCC considers certain additional factors under the Riegle-Neal Act Interstate Banking and Branching Efficiency Act of 1994 (which we refer to as the “Riegle-Neal Act”), state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the closing of the transaction.

Furthermore, the Bank Merger Act and OCC regulations require published notice of, and the opportunity for public comment on, the application to the OCC, and authorize the OCC to hold a public hearing or meeting if the OCC determines that a hearing or meeting would be appropriate. The OCC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the OCC frequently receives protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the OCC.

People’s United Bank filed its application for approval of the bank merger with the OCC on June 21, 2018.

State of Connecticut Department of Banking

Completion of the merger is subject to the non-objection of the Connecticut Commissioner of Banking (the “Connecticut Commissioner”) pursuant to Section 36a-184 of the Banking Law of the State of Connecticut. In considering the non-objection of an acquisition pursuant to Section 36a-184, the Connecticut Commissioner reviews and considers, among other things, whether the investment and lending policies of People’s United Bank are consistent with safe and sound banking practices and will benefit the economy of the state of Connecticut, whether the services or proposed services of People’s United Bank are consistent with safe and sound banking practices and will benefit the economy of the state of Connecticut, the competitive effects of the transaction, and whether the financial and managerial resources of People’s United and People’s United Bank are adequate. The Connecticut Commissioner also reviews the records of People’s United Bank and Farmington Bank under the CRA.

In addition, Farmington Bank is required to obtain the approval of the Connecticut Commissioner for the bank merger pursuant to Sections 36a-125 and 126 of the Banking Law of the State of Connecticut. In considering the approval of an application under Sections 36a-125 and 126 of the Connecticut Banking Law, the Connecticut Commissioner considers, among other things, whether the transaction will promote public convenience, whether benefits to the public clearly outweigh possible adverse effects, including, but not limited to, an undue concentration of resources and decreased or unfair competition, and whether the terms of the transaction are reasonable and in accordance with law and sound public policy. In addition, the Connecticut Commissioner considers whether the investment and lending policies of the constituent banks are consistent with safe and sound banking practices and will benefit the economy of the state of Connecticut, whether the services or proposed services of the constituent banks are consistent with safe and sound banking practices and will benefit the economy of the state of Connecticut, and whether the financial and managerial resources of the constituent banks are adequate. The Connecticut Commissioner also reviews the records of the constituent banks under the CRA.

People’s United filed an acquisition statement pursuant to Section 36a-184 of the Connecticut Banking Law, and Farmington Bank filed an application for approval of the bank merger pursuant to Section 36a-125 of the Connecticut Banking Law, with the Connecticut Commissioner on July 2, 2018.

Department of Justice

In addition to the Federal Reserve Board and the OCC, the Department of Justice (which we refer to as the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal banking agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the OCC, and thus it is possible that the DOJ could reach a different conclusion than the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

People’s United and First Connecticut believe that the merger and bank merger should not raise substantial antitrust or other significant regulatory concerns and that People’s United will be able to obtain all requisite regulatory approvals in a timely manner. However, there can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, as to the timing of any such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be likely to have a material adverse effect on People’s United and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

Conversion of Shares, Exchange of Certificates, Withholding and Dividends and Distributions

Conversion of Shares and Exchange of Certificates

At or prior to the closing, People’s United will deposit or cause to be deposited with an exchange agent designated by People’s United and reasonably acceptable to First Connecticut, for the benefit of the holders of shares of First Connecticut common stock, sufficient cash and new certificates for shares of People’s United common stock to be exchanged in accordance with the merger agreement, including the merger consideration and payment of cash in lieu of fractional shares.

The conversion of First Connecticut common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange any certificates representing shares of First Connecticut common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in any event within five days thereafter, the exchange agent will mail to each holder of record of First Connecticut common stock immediately prior to the effective time of the merger that has been converted at the effective time of the merger into the right to receive shares of People’s United common stock pursuant to the terms of the merger agreement, a letter of transmittal and instructions on how to surrender shares of First Connecticut common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement. From and after the effective time, First Connecticut stockholders who properly surrender their certificates or book-entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of First Connecticut common stock 1.725 shares of People’s United common shares plus any cash payable in lieu of any fractional shares of People’s United common shares, and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrue on any cash paid in lieu of fractional shares.

If a certificate for First Connecticut common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by People’s United, the posting of a bond in an amount as People’s United may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of First Connecticut of shares of First Connecticut common stock that were issued and outstanding immediately prior to the effective time.

Fractional Shares

People’s United will not issue any fractional shares of People’s United common stock in the merger. Instead, a First Connecticut stockholder who otherwise would have received a fraction of a share of People’s United common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of People’s United common stock which such stockholder of First Connecticut (taking into account all fractional share interests to be received by such stockholder) would otherwise be entitled to receive.

Withholding

People’s United and the exchange agent will be entitled to deduct and withhold from any cash paid in lieu of fractional shares, cash dividends or distributions payable, or any other amounts otherwise payable pursuant to the merger agreement to any holder of First Connecticut common stock or First Connecticut equity awards the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the holder of First Connecticut common stock or First Connecticut equity awards from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to People’s United common stock will be paid to the holder of any unsurrendered certificates of First Connecticut common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of People’s United common stock that the shares of First Connecticut common stock represented by such certificate have been converted into the right to receive under the merger agreement.

No Appraisal Rights

Under the MGCL, the charter of a Maryland corporation may eliminate appraisal rights. First Connecticut’s articles of incorporation provides that stockholders are not entitled to exercise any appraisal rights or dissenters’ rights in connection with a transaction such as a merger. Accordingly, First Connecticut stockholders will not be entitled to assert any appraisal or dissenters’ rights with respect to their shares of First Connecticut common stock in connection with the merger.

Litigation Related to the Merger

On August 15, 2018, an action captioned Selwyn Karp v. First Connecticut Bancorp, Inc. et al.,

Case 1:18-cv-02496-RDB, was filed in the United States District Court for the District of Maryland on behalf of a purported class of First Connecticut’s stockholders against First Connecticut and its current directors, and on August 17, 2018, an action captioned Constance Lagace v. First Connecticut Bancorp, Inc., et al., Case 1:18-cv-02541-ELH, was filed in the United States District Court for the District of Maryland on behalf of herself against First Connecticut and its current directors. These complaints each allege violations of Sections 14(a) and 20(a) of the Exchange Act. The actions each seek, among other things, to enjoin the defendants from consummating the merger until additional information is disclosed to First Connecticut’s stockholders in advance of the special meeting or to recover damages to the extent the merger is completed. On August 17, 2018, an action captioned Paul Parshall v. First Connecticut Bancorp, Inc. was filed in the Superior Court, Judicial District of Hartford on behalf of a purported class of First Connecticut’s stockholders against First Connecticut and its current directors and a derivative suit against People’s United, alleging that the First Connecticut board of directors breached their fiduciary duties to First Connecticut’s stockholders and that People’s United aided and abetted the First Connecticut board of directors in such breach. The action seeks to enjoin the defendants from consummating the merger or rescission of the merger in the event the defendants are able to consummate the merger. The court has not acted on any of these complaints, and no relief has been granted as of this time. The defendants believe the claims are without merit.

Stock Exchange Listings

Following the merger, the shares of People’s United common stock will continue to trade on NASDAQ under the symbol “PBCT.”

Delisting and Deregistration of First Connecticut Common Stock After the Merger

When the merger is completed, the shares of First Connecticut common stock currently listed on NASDAQ will be delisted from NASDAQ and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated herein by reference and attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement.

Structure of the Merger

People’s United’s board of directors has approved and First Connecticut’s board of directors has approved and adopted the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of First Connecticut with and into People’s United, with People’s United continuing as the surviving corporation. Immediately following the merger or at such later time as People’s United may determine, Farmington Bank, a Connecticut-chartered stock savings bank and a wholly-owned subsidiary of First Connecticut, will merge with and into People’s United Bank, a national banking association and a wholly-owned subsidiary of People’s United, with People’s United Bank continuing as the surviving entity, pursuant to an agreement and plan of merger to be agreed upon by People’s United and First Connecticut, which agreement shall be in form and substance customary for mergers similar to such merger, including that such merger be conditioned on the prior occurrence of the merger contemplated in the merger agreement.

Merger Consideration

Each share of First Connecticut common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 1.725 shares of People’s United common stock, except for specified shares of First Connecticut common stock held by First Connecticut or People’s United, which will be cancelled.

If the number of outstanding shares of People’s United common stock or First Connecticut common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give the holders of First Connecticut common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

People’s United will not issue any fractional shares of People’s United common stock in the merger. Instead, People’s United will pay to each former stockholder of First Connecticut who otherwise would be entitled to receive a fractional share of People’s United common stock will receive an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the closing date (which we refer to as the “per share closing price”) of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of People’s United common stock which such stockholder of First Connecticut would otherwise be entitled to receive, after taking into account all fractional share interests to be received by such stockholder of First Connecticut.

Governing Documents

At the effective time of the merger, People’s United’s charter and bylaws in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law.

Treatment of First Connecticut Stock Options, Performance-Based Restricted Stock Units and Other First Connecticut Equity-Based Awards

First Connecticut Stock Options

At the effective time of the merger, each vested First Connecticut stock option will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the quotient of (i) the product of (A) the number of shares of First Connecticut common stock subject to such vested First Connecticut stock option multiplied by (B) the excess, if any, of the per share stock consideration over the exercise price per share of First Connecticut common stock of such vested First Connecticut stock option, divided by (ii) the per share closing price, with cash payable in lieu of any fractional shares. The consideration payable in respect of vested First Connecticut stock options will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

At the effective time of the merger, each unvested First Connecticut stock option will be cancelled, and in consideration of such cancellation, People’s United will grant the holder of such cancelled unvested First Connecticut stock option a substitute option to acquire a number of shares of People’s United common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of First Connecticut common stock subject to such unvested First Connecticut stock option immediately prior to the effective time by (ii) the exchange ratio of 1.725, at an exercise price per share of People’s United common stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of First Connecticut common stock purchasable pursuant to such unvested First Connecticut stock option divided by (B) the exchange ratio of 1.725, and having the same vesting conditions as applicable to the unvested First Connecticut stock option to which the substitute option relates. The substitute option shall otherwise remain subject to the same vesting and exercise conditions as applicable prior to the effective time of the merger.

First Connecticut PSUs

At the effective time of the merger, each First Connecticut PSU that is outstanding immediately prior to the effective time (whether or not then vested or free of conditions to payment), automatically and without any action on the part of the holder thereof, will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the product of (i) the number of shares of First Connecticut common stock subject to such First Connecticut PSU at the target level of performance applicable to such First Connecticut PSU, as determined in accordance with the applicable award agreement pursuant to which such First Connecticut PSU was granted and (ii) the exchange ratio of 1.725, with cash payable in lieu of any fractional shares. The consideration payable in respect of First Connecticut PSUs will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

Other First Connecticut Equity Awards

At the effective time of the merger, each vested other First Connecticut equity award will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock, equal to the product of (i) the number of shares of First Connecticut common stock subject to such vested other First Connecticut equity award multiplied by (ii) the exchange ratio of 1.725, with cash payable in lieu of fractional shares. The consideration payable in respect of vested other First Connecticut equity awards will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

At the effective time of the merger, each unvested other First Connecticut equity award will be cancelled, and in consideration of such cancellation, People’s United will grant the holder of such cancelled unvested other First Connecticut equity award a substitute equity award covering a number of shares of People’s United common stock (i) equal to the product of (A) the number of shares of First Connecticut common stock subject to such unvested other First Connecticut equity award, as applicable, immediately prior to the effective time multiplied by (B) the exchange ratio of 1.725, and (ii) rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward), and having the same vesting conditions as applicable to the unvested other First Connecticut equity award to which such substitute equity award relates. The substitute equity award will otherwise remain subject to the same vesting conditions as applicable prior to the effective time of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. For more information, see “—Conditions to Complete the Merger.”

The merger will become effective as set forth in the articles of merger to be filed with the Department of Assessments and Taxation of the State of Maryland and the certificate of merger to be filed with the Secretary of State of Delaware. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York City time on a date no later than three business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, or such other date or time mutually agreed in writing by the parties. It currently is anticipated that the completion of the merger will occur in the fourth calendar quarter of 2018 subject to the receipt of stockholder and regulatory approvals and other customary closing conditions, but neither First Connecticut nor People’s United can guarantee when or if the merger will be completed.

Conversion of Shares and Exchange of Certificates

The conversion of First Connecticut common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in no event later than five days thereafter, the exchange agent will mail to each holder of record of First Connecticut common stock immediately prior to the effective time of the merger that have converted at the effective time of the merger into the right to receive People’s United common stock pursuant to the terms of the merger agreement, a letter of transmittal and instructions on how to surrender shares of First Connecticut common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for First Connecticut common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by People’s United, the posting of a bond in an amount as People’s United may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of First Connecticut of shares of First Connecticut common stock that were issued and outstanding immediately prior to the effective time.

Withholding

People’s United and the exchange agent will be entitled to deduct and withhold from any cash in lieu of fractional shares, cash dividends or distributions payable, or any other cash amounts otherwise payable pursuant to the merger agreement to any holder of First Connecticut common stock or First Connecticut equity awards, as applicable, such amounts as it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder of First Connecticut common stock or First Connecticut equity awards, as applicable, in respect of which the deduction and withholding was made.

Dividends and Distributions

No dividends or other distributions declared with respect to People’s United common stock will be paid to the holder of any unsurrendered certificates of First Connecticut common stock until the holder thereof surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which therefore had become payable with respect to the whole shares of People’s United common stock which the shares of First Connecticut common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations, warranties, and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications, or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between People’s United and First Connecticut rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by People’s United or First Connecticut.

Therefore, the representations and warranties and other provisions of the merger agreement or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of People’s United, First Connecticut, or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 104. People’s United and First Connecticut will provide additional disclosure in their public reports to the extent that they are or become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required under federal securities laws.

The merger agreement contains customary representations and warranties of each of People’s United and First Connecticut relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by each of First Connecticut and People’s United relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, certain representations and warranties relating to a number of matters are made only by First Connecticut to People’s United, including the following:

•	employee and employee benefit plan matters;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities;

•	real property;

•	intellectual property and information security matters;

•	related party transactions;

•	opinion from financial advisor;

•	loan matters; and

•	insurance matters.

Certain representations and warranties of People’s United and First Connecticut are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to First Connecticut or People’s United, as the case may be, means any event, circumstance, development, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), material adverse effect shall not be deemed to include the impact of (A) changes in U.S. generally accepted accounting principles or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date of the merger agreement, in laws, rules, regulations or agency requirements of general applicability to companies in the industries in which such person and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, (D) public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated thereby (including any effect on such person’s or its subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of or at the written direction of People’s United, in the case of First Connecticut, or First Connecticut, in the case of People’s United, (E) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect on such person has occurred) or (F) the expenses incurred by such person and its subsidiaries in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole, as compared to other companies in the industries in such person and its subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

First Connecticut has agreed that, prior to the effective time of the merger (or earlier termination of the merger agreement), except as expressly contemplated by the merger agreement, required by law or as consented to in writing by People’s United (such consent not to be unreasonably withheld, conditioned or delayed), it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships. In addition, First Connecticut and People’s United have agreed that, during the same period, except as expressly contemplated by the merger agreement, required by law or as consented to in writing by First Connecticut and People’s United (such consent not to be unreasonably withheld, conditioned or delayed), each party will not, and will cause each of its subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement, or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

In addition to the general covenants above, First Connecticut has agreed that prior to the effective time of the merger (or earlier termination of the merger agreement), except as expressly contemplated by the merger agreement, required by law or as consented to in writing by People’s United (such consent not to be unreasonably withheld, conditioned or delayed), First Connecticut may not, and First Connecticut may not permit any of its subsidiaries to, undertake the following:

•

other than in the ordinary course of business, (i) incur any indebtedness for borrowed money (other than (x) indebtedness of First Connecticut or any of its wholly-owned subsidiaries to First Connecticut or any of its subsidiaries and (y) Federal Home Loan Bank advances, deposits, purchases of federal funds and entering into repurchase agreements), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than (x) a subsidiary of First Connecticut, (y) in connection with the presentation of items for collection (e.g., personal or business checks), and (z) letters of credit and similar instruments);

•	adjust, split, combine or reclassify any capital stock;

•

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) regular quarterly cash dividends by First Connecticut on First Connecticut common stock at a rate not in excess of $0.17 per share of First Connecticut common stock, (B) dividends paid by any of the subsidiaries of First Connecticut to First Connecticut or any of its wholly-owned subsidiaries, (C) the acceptance of shares of First Connecticut common stock as payment for the exercise price of First Connecticut stock options or for withholding taxes incurred in connection with the exercise of First Connecticut stock options or the vesting or settlement of First Connecticut equity awards or (D) to satisfy obligations under the First Connecticut benefit plan;

•	grant any First Connecticut stock plan awards (or any similar award that would be a First Connecticut stock plan award had it been issued under the First Connecticut stock plans);

•

issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for employee, consultant and non-employee director equity awards in the ordinary course of business, pursuant to the exercise of First Connecticut stock options or the vesting or settlement of First Connecticut equity awards;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than permitted encumbrances or in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, or other entity other than a wholly-owned subsidiary of First Connecticut;

•

except in the ordinary course of business (i) terminate, materially amend, or waive any material provision of, any First Connecticut material contract, other than any contract that terminates by its terms or normal renewals of contracts without material adverse changes of terms with respect to First Connecticut, or (ii) enter into any contract that would constitute a First Connecticut contract if it were in effect on the date of the merger agreement;

•

except as required under applicable law or the terms of any First Connecticut benefit plan that is in effect on the date of the merger agreement, (i) increase the compensation or benefits payable to any current or former employee or director except in the ordinary course of business consistent with past practice for current employees whose annual compensation is expected to be less than $100,000; (ii) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, except (A) for agreements entered into with any newly hired employees, (B) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business or (C) for the retention program; (iii) enter into, adopt or terminate any First Connecticut benefit plan, except as permitted by clause (ii); (iv) amend any First Connecticut benefit plan, other than amendments that do not materially increase the cost to First Connecticut of maintaining such First Connecticut benefit plan; (v) discretionarily accelerate the vesting or payment of any First Connecticut equity award, (vi) loan or advance of money or other property by First Connecticut or its subsidiaries to any of their present or former directors, officers or employees; or (vii) enter into or adopt any collective bargaining agreement;

•

settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $125,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its subsidiaries or the surviving corporation;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the First Connecticut charter or bylaws or comparable governing documents of its subsidiaries;

•

merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries (other than mergers or consolidations solely involving its subsidiaries);

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a governmental entity;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or by any applicable law, regulations, guidelines or policies imposed by any governmental entity;

•	enter into any material new line of business;

•

make any loans or extensions of credit except in the ordinary course of business consistent with past practices or loans or extensions of credit in excess of $7.5 million in a single transaction, in each case, except pursuant to existing commitments; provided, that People’s United must respond to any requests for a consent to make such loan or extension of credit in writing within two business days after the loan package is delivered to People’s United;

•

make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•

make, or commit to make, any capital expenditures in excess of $300,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by First Connecticut to People’s United;

•

other than in the ordinary course of business, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

People’s United has agreed to a more limited set of restrictions on its business prior to the effective time of the merger. Specifically, People’s United has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, as required by law or as consented to in writing by First Connecticut (which will not be unreasonably withheld, conditioned or delayed), it will not and will not permit any of its subsidiaries to undertake the following:

•	amend People’s United’s charter or People’s United’s bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of First Connecticut common stock;

•	adjust, split, combine or reclassify any capital stock of People’s United;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of People’s United;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters

People’s United and First Connecticut have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. People’s United and First Connecticut have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by the merger agreement, and First Connecticut will thereafter as promptly as practicable mail or deliver the proxy statement/prospectus to First Connecticut’s stockholders. People’s United has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and First Connecticut has agreed to furnish all information concerning First Connecticut and the holders of First Connecticut common stock as may be reasonably requested in connection with any such action.

People’s United and First Connecticut have agreed to cooperate with each other and use, and cause their applicable subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

Additionally, each of People’s United and First Connecticut has agreed to furnish, upon request, to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of People’s United, First Connecticut or any of their respective subsidiaries to any governmental entity in connection with the transactions contemplated by the merger agreement.

People’s United and First Connecticut have each agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would restrain, prevent or delay the closing of the merger and (ii) avoid or eliminate all impediments under applicable law so as to enable the closing of the merger to occur as soon as possible, provided that People’s United will not be required and First Connecticut will not be permitted to take, or agree to take, any actions or agree to any condition or restriction, in connection with the grant of certain required regulatory approvals, that would reasonably be expected to result in a materially burdensome regulatory condition.

Employee Benefit Matters

During the period commencing at the effective time and ending on the first anniversary of the closing date of the merger (or, if shorter, during the period of employment of a First Connecticut continuing employee following the closing date of the merger), People’s United has agreed to provide to the First Connecticut continuing employees with (i) a base salary or wage rate, as applicable, that is no less than that provided by First Connecticut to the continuing employees prior to the closing of the merger, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of People’s United and its subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of People’s United and its subsidiaries. Any employee of First Connecticut and its subsidiaries who is terminated by First Connecticut without cause, at the request of People’s United, on the closing date of the merger or by People’s United without cause within twelve months following the closing date of the merger will be entitled to severance in accordance with People’s United’s severance practice in place as of the date of the merger agreement.

At least 30 business days prior to the effective time of the merger, People’s United may request that First Connecticut take any and all actions, to the extent permitted by law and the terms of the applicable First Connecticut benefit plan to amend, freeze, and/or terminate any of the First Connecticut benefit plans that are effective as of immediately prior to the effective time of the merger, and if requested by People’s United, to implement any such actions.

Subject to the terms and conditions of the merger agreement, effective no later than immediately prior to, and contingent upon, the effective time of the merger (which we refer to as the “ESOP termination date”), First Connecticut will adopt such necessary resolutions and/or amendments to the ESOP to (i) direct the ESOP trustee to deliver a sufficient number of unallocated shares of First Connecticut common stock held in the ESOP’s Suspense Account (as defined in the ESOP) to First Connecticut to repay any outstanding ESOP loan at the effective time of the merger, (ii) provide for treatment of all remaining shares of First Connecticut common stock held in the ESOP trust in accordance the merger agreement, and (iii) provide that no new participants will be admitted to the ESOP on or after the ESOP termination date. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of People’s United, which shall not be unreasonably withheld, and First Connecticut shall deliver to People’s United an executed copy of such resolutions and any necessary amendments as soon as practicable following their approval by First Connecticut’s board of directors and shall fully comply with such resolutions and any necessary amendments. The accounts of all participants and beneficiaries in the ESOP as of the ESOP termination date will become fully vested as of such date, and any unallocated shares of First Connecticut common stock held in the ESOP’s Suspense Account after repayment of the ESOP loan will be converted into shares of People’s United common stock in accordance with the terms of the merger agreement and will be allocated as earnings to the accounts of ESOP participants who are employed as of the closing date of the merger based on their account balances under the ESOP as of the closing date of the merger. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

Prior to the effective time of the merger, First Connecticut may establish a cash-based retention program to promote retention and to consummate the closing of the merger (which we refer to as the “retention program”). Payments from the retention program will be paid immediately prior to the effective time of the merger or upon an earlier qualifying termination of employment. Amounts under the retention program will be allocated among the employees of First Connecticut and its subsidiaries identified, and in the amounts and on the terms determined, by the mutual agreement of the Chief Executive Officer of First Connecticut (or his designees) and People’s United. If a retention award or portion thereof under the retention program is forfeited by a participant, the Chief Executive Officer of First Connecticut (or his designees) and People’s United may, by mutual agreement, reallocate the retention award (or unpaid portion thereof) to existing employees or new hires of First Connecticut and its subsidiaries.

If the effective time of the merger occurs before the payment of First Connecticut’s annual cash incentive awards relating to calendar year 2018, (i) First Connecticut will be permitted to finally and conclusively determine, in good faith and consistent with the terms and conditions of the applicable First Connecticut benefit plan (and, to the extent based on business results, based on the most recent forecast or results available as of the closing date of the merger), the amount of the 2018 incentives earned by each employee of First Connecticut and its subsidiaries who is employed by First Connecticut or its subsidiaries immediately prior to the effective time of the merger (each of which we refer to as a “First Connecticut employee”) through the closing date of the merger, which may, by mutual agreement of the Chief Executive Officer of First Connecticut (or his designee) and People’s United, be prorated, if the effective time of the merger occurs in 2018, for the portion of the year elapsed between January 1, 2018 and the closing date of the merger or through December 31, 2018 if the closing date of the merger is on or after December 31, 2018 and (ii) People’s United will pay or cause to be paid to each First Connecticut employee (whether or not such First Connecticut employee remains employed following the effective time of the merger) the earned portion of such First Connecticut employee’s 2018 incentives no later than March 15, 2019. If the effective time of the merger occurs in 2018, for the balance of the 2018 calendar year following the closing date of the merger, People’s United will, or will cause its affiliates to, determine the incentive opportunities for First Connecticut continuing employees in accordance with the merger agreement.

Director and Officer Indemnification and Insurance

The merger agreement provides that following the effective time of the merger, People’s United will indemnify and hold harmless, to the fullest extent permitted by applicable law, First Connecticut’s charter and bylaws as in effect on the date of the merger agreement or any agreements providing for indemnification by First Connecticut or any of its subsidiaries, each present and former director, officer or employee of First Connecticut and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of First Connecticut or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time of the merger, including matters occurring in connection with the merger agreement, and will also advance expenses to such persons to the fullest extent permitted by applicable law, First Connecticut’s charter or bylaws as in effect on the date of the merger agreement or any agreements providing for indemnification by First Connecticut or any of its subsidiaries.

The merger agreement requires People’s United to maintain, for a period of six years after the effective time of the merger, First Connecticut’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims against present and former officers and directors of First Connecticut or any of its subsidiaries arising from facts or events that occurred at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. However, People’s United is not required to spend on an annual basis, more than 300% of the current annual premium paid as of the date of the merger agreement by First Connecticut for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then People’s United will maintain policies of insurance which, in People’s United’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, People’s United or (with People’s United’s permission) First Connecticut may obtain at or prior to the effective time of the merger a six-year “tail” policy under First Connecticut’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap. If People’s United or First Connecticut purchases such a “tail policy,” People’s United must maintain the policy in full force and effect from and after the effective time and continue to honor its obligations thereunder.

Dividends

People’s United and First Connecticut must coordinate with the other for the declaration of any dividends in respect of People’s United common stock and First Connecticut common stock and the record dates and payment dates relating thereto to ensure that First Connecticut’s stockholders do not fail to receive a dividend (or receive two dividends) in any one quarter.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of People’s United common stock to be issued in the merger, access to information, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, advice of changes, the bank merger and no control of each other’s business.

Stockholder Meeting of First Connecticut and Recommendation of First Connecticut’s Board of Directors

In accordance with applicable law and First Connecticut’s charter and bylaws, First Connecticut will hold a meeting of its stockholders as soon as reasonably practicable for the purpose of voting to approve the merger and upon other related matters. First Connecticut’s board of directors has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the merger, including by communicating to its stockholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger. First Connecticut has also agreed to engage a proxy solicitor reasonably acceptable to People’s United to assist in the solicitation of proxies from the holders of First Connecticut common stock relating to the vote required to approve the merger. However, subject to the terms of the merger agreement, if First Connecticut’s board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would violate its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may submit the merger agreement to its stockholders without recommendation or may change its recommendation (although the resolutions approving the merger agreement may not be rescinded or amended), in which event, the First Connecticut board of directors may communicate the basis for its lack of a recommendation or a change in its recommendation to its stockholders in this proxy statement/prospectus or an amendment or supplement hereto to the extent required by law, provided that (1) it gives People’s United at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by First Connecticut’s board of directors in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describing in reasonable detail such other event or circumstances) and (2) at the end of such notice period, First Connecticut’s board of directors takes into account any amendment or modification to the merger agreement proposed by People’s United and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless violate its fiduciary duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new notice period, except that the applicable period shall be three business days.

First Connecticut must adjourn or postpone such meeting if as of the time for which such meeting is originally scheduled, there are insufficient shares of First Connecticut common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting First Connecticut has not received proxies representing a sufficient number of shares necessary for approval of the merger. Notwithstanding anything to the contrary, unless the merger agreement has been terminated in accordance with its terms, First Connecticut shall call a meeting of its stockholders and submit the merger to its stockholders for the purpose of voting on the merger proposal.

Agreement Not to Solicit Other Offers

First Connecticut will not, and will cause its subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, except to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or (B) notify a person that has made or, to the knowledge of First Connecticut, is considering making, an acquisition proposal of the existence of this covenant. However, in the event that prior to the approval of the merger by First Connecticut’s stockholders, First Connecticut receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that First Connecticut’s board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would violate its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, First Connecticut enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between People’s United and First Connecticut, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with First Connecticut. First Connecticut will, and will use its reasonable best efforts to, cause its and its subsidiaries’ officers, directors, agents, advisors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than People’s United with respect to any acquisition proposal. First Connecticut will promptly (and in any event within one business day) advise People’s United following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of; and the identity of the person making such inquiry or acquisition proposal, and copies of any proposed agreements, financing commitments, term sheets or letters of intent related thereto), and will keep People’s United apprised on a current basis of any related developments, discussions and negotiations, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of First Connecticut and its subsidiaries, or 25% or more of any class of equity or voting securities of First Connecticut or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Connecticut, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of First Connecticut or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Connecticut, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving First Connecticut or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of First Connecticut.

Conditions to Complete the Merger

People’s United’s and First Connecticut’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the receipt of the requisite approval of the merger by First Connecticut’s stockholders;

•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the People’s United common stock to be issued upon the consummation of the merger;

•	the receipt of necessary regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods without the imposition of any materially burdensome condition;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, with respect to the People’s United common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•

the absence of any order, injunction or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed (except to the extent such representations and warranties speak as of an earlier date), subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officer’s certificate from the other party to such effect); and

•

the receipt by such party of a written opinion of legal counsel based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Neither First Connecticut nor People’s United can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither First Connecticut nor People’s United has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of People’s United and First Connecticut;

•

by either People’s United or First Connecticut, if any governmental entity that must grant a required regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either People’s United or First Connecticut, if the merger has not been consummated on or before June 18, 2019 (which we refer to as the “termination date”), unless the failure of the merger to be consummated by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement (First Connecticut’s and People’s United’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “termination date termination right”);

•

by either People’s United or First Connecticut (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within the earlier of the termination date and 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (First Connecticut’s or People’s United’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “material breach termination right”); or

•

by People’s United, if (i) prior to obtaining the approval of the merger by First Connecticut’s stockholders, First Connecticut or First Connecticut’s board of directors (A) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated in the merger agreement, or recommends to its stockholders an acquisition proposal other than the merger, or (B) materially breaches the obligation to call and hold the First Connecticut stockholder meeting, and, recommend to its stockholders, in accordance with the terms of the merger agreement, the approval of the merger or to refrain from soliciting an alternative acquisition proposal; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of First Connecticut common stock is commenced (other than by People’s United or a subsidiary thereof), and First Connecticut’s board of directors recommends that First Connecticut’s stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act (People’s United’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as “People’s United’s change of recommendation termination right”).

Effect of Termination

If the merger agreement is terminated in accordance with its terms, it will become void and have no effect except that (1) both People’s United and First Connecticut will remain liable for any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement (which, for First Connecticut, includes loss of economic benefits of the merger, including the loss of the premium, for First Connecticut’s stockholders and holders of First Connecticut equity awards) and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of the termination fee and the confidential treatment of information.

Termination Fee

First Connecticut will pay People’s United a termination fee of $22.5 million (which we refer to as the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

In the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to senior management or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an acquisition proposal with respect to First Connecticut and (A) (x) thereafter the merger agreement is terminated by either People’s United or First Connecticut pursuant to the termination date termination right and First Connecticut failed to obtain the required vote of its stockholders at the First Connecticut stockholder meeting to approve the merger (and all the other conditions to the obligations of First Connecticut to consummate the merger had been satisfied or were capable of being satisfied prior to such termination) or (y) thereafter the merger agreement is terminated by People’s United pursuant to its material breach termination right as a result of a willful breach of the merger agreement by First Connecticut, and (B) prior to the date that is twelve months after the date of such termination, First Connecticut enters into a definitive agreement or consummates a transaction with respect to such acquisition proposal, then First Connecticut will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay People’s United, by wire transfer of same day funds, the termination fee (provided that for purposes of the foregoing, all references in the definition of “acquisition proposal” to “25%” will instead refer to “50%”).

•

In the event that the merger agreement is terminated by People’s United pursuant to People’s United’s change of recommendation termination right, then First Connecticut will pay People’s United, by wire transfer of same day funds, the termination fee within two business days of the date of termination.

Expenses and Fees

Except with respect to the termination fee, as described elsewhere in this proxy statement/prospectus, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by People’s United and First Connecticut.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by First Connecticut and People’s United in writing, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by First Connecticut’s stockholders, except that after the approval of the merger by First Connecticut’s stockholders, there may not be, without further approval of First Connecticut’s stockholders, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time of the merger, First Connecticut and People’s United, with the authorization of their respective boards of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger by First Connecticut’s stockholders, there may not be, without further approval of First Connecticut’s stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party to any extension or waiver must be in writing.

DESCRIPTION OF PEOPLE’S UNITED CAPITAL STOCK

The following summary is a description of the material terms of People’s United’s capital stock and should be read in conjunction with the section entitled “Comparison of Stockholder Rights,” beginning on page 90. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the DGCL, People’s United’s third amended and restated certificate of incorporation (which we refer to as the “certificate of incorporation of People’s United” or “People’s United’s certificate of incorporation”) and People’s United’s eighth amended and restated bylaws (which we refer to as the “bylaws of People’s United” or “People’s United’s bylaws”). Copies of People’s United’s certificate of incorporation and People’s United’s bylaws are incorporated by reference in this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 104.

General

People’s United’s authorized capital stock consists of 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Upon completion of the merger, People’s United would have approximately 381,345,007 shares of People’s United common stock issued and outstanding. This amount, which may vary as of the actual closing date, was calculated by adding the aggregate number of shares of People’s United common stock expected to be issued in the merger (approximately 32,505,257, based on the number of shares of First Connecticut common stock outstanding on August 20, 2018) to the 348,839,750 shares of People’s United common stock issued and outstanding as of August 20, 2018.

Common Stock

Holders of People’s United common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by the board of directors. The board of directors’ right to declare dividends will be subject to the rights of any holders of the Series A preferred stock (as defined below) or any other preferred stock that People’s United may issue in the future, or any other stock with superior dividend rights and People’s United’s legal ability to make certain other payments. People’s United’s board of directors may fix the dividend rights and rates of preferred stock when it is issued.

Each holder of People’s United common stock is entitled to one vote for each share held on each matter submitted for stockholder action. People’s United common stock has no preferences, preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

In the event of People’s United’s liquidation, dissolution or winding up, the holders of People’s United’s common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities and the full liquidation preferences of the Series A preferred stock, all of People’s United’s assets available for distribution. If People’s United issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

All outstanding shares of People’s United common stock are, and shares to be issued in the merger will be, when issued, fully paid and nonassessable.

Preferred Stock

People’s United’s board of directors is authorized to cause shares of preferred stock to be issued in one or more series and with respect to each such series fix (i) the designation of the series, (ii) the authorized number of shares of the series, which the board (except as otherwise provided in the creation of the series) may increase or decrease, (iii) the dividend rate or rates and the time or time sat which and conditions upon which the dividends, if declared, will be payable, (iv) redemption rights, if any, for the shares of the series, (v) the amounts payable on the shares of the series in any liquidation, dissolution or winding up of People’s United, (vi) whether the shares of the series will be convertible into another class of preferred stock or into common shares and (vii) any other powers, designations, preferences and other special rights that are not inconsistent with People’s United’s certificate of incorporation and the DGCL.

In October 2016, People’s United issued 10,000,000 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, Series A (which we refer to as the “Series A preferred stock”). The Series A preferred stock: (i) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at People’s United’s option (A) in whole or in part, at any time, or from time to time, on or after December 15, 2026, and (B) in whole, but not in part, following the occurrence of a “regulatory capital event,” as defined with respect to the Series A preferred stock.

Through, but excluding December 15, 2026, dividends on the Series A preferred stock will accrue, on a non-cumulative basis, at an annual rate of 5.625%. Commencing on December 15, 2026 and continuing for so long as any shares of Series A preferred stock remain outstanding, dividends on the Series A preferred stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR plus a spread of 4.02%. The Series A preferred stock ranks senior to shares of People’s United common stock in the event of liquidation or dissolution of People’s United.

As of August 20, 2018, 10,000,000 shares of Series A preferred stock were outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for People’s United’s common stock is Computershare Inc. The common stock is listed on NASDAQ under the symbol “PBCT.”

Restrictions on Ownership

The ability of a third party to acquire People’s United’s stock is limited under applicable U.S. banking laws. The BHC Act requires any bank holding company to obtain the approval of the Federal Reserve Board before acquiring, directly or indirectly, more than 5% of People’s United’s outstanding common stock. Any “company,” as defined in the BHC Act, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring “control” of People’s United. “Control” for purposes of the BHC Act generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to control the election of a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls People’s United for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve Board’s regulations thereunder, a person, entity, or group of persons or entities acting in concert, is prohibited from acquiring “control” of a bank holding company such as People’s United unless the Federal Reserve Board has been given prior notice and has not objected to the transaction. The acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as People’s United, generally would constitute the acquisition of control of the bank holding company under the Change in Bank Control Act.

COMPARISON OF STOCKHOLDER RIGHTS

People’s United is incorporated under the laws of the State of Delaware, and First Connecticut is incorporated under the laws of the State of Maryland. Upon completion of the merger, the certificate of incorporation and bylaws of People’s United in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company. Consequently, the rights of First Connecticut’s stockholders who receive shares of People’s United common stock as a result of the merger will be governed by the DGCL, People’s United’s certificate of incorporation and People’s United’s bylaws. The following discussion summarizes certain material differences between the rights of holders of First Connecticut common stock and People’s United common stock resulting from the differences in their governing documents and in the MGCL and the DGCL.

This discussion does not purport to be a complete statement of the rights of holders of People’s United common stock under the DGCL, People’s United’s certificate of incorporation and People’s United’s bylaws or the rights of holders of First Connecticut common stock under the MGCL, First Connecticut’s articles of incorporation and First Connecticut’s third amended and restated bylaws (which we refer to as the “bylaws of First Connecticut” or “First Connecticut’s bylaws”), and is qualified in its entirety by reference to the governing corporate documents of People’s United and First Connecticut and applicable law. For more information, see “Where You Can Find More Information,” beginning on page 104.

People’s United	First Connecticut

Capital Stock

People’s United’s certificate of incorporation authorizes 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of August 20, 2018, there were 348,839,750 shares of People’s United common stock and 10,000,000 shares of People’s United preferred stock issued and outstanding.

First Connecticut’s articles of incorporation authorizes 30,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. As of August 20, 2018, there were 16,250,954 shares of First Connecticut common stock issued and outstanding and no shares of First Connecticut preferred stock issued and outstanding.

Board of Directors

Section 141(b) of the DGCL provides that the number of directors constituting the board may be fixed by the certificate of incorporation or bylaws of a corporation. People’s United’s certificate of incorporation provides that the board of directors shall consist of not fewer than five nor more than 15 directors. People’s United currently has 12 directors. People’s United’s board of directors is declassified. All directors are elected annually to People’s United’s board of directors for one-year terms.

Section 2-402 of the MGCL provides that each corporation shall have at least one director. First Connecticut’s articles of incorporation and First Connecticut’s bylaws provide that the board of directors shall consist of not fewer than six nor more than 12 directors. First Connecticut currently has seven directors. First Connecticut’s board of directors is divided into three classes, which are as nearly equal in number as reasonably possible, with terms of office of each class expiring at the end of consecutive years.

Removal of Directors
As described above under “—Board of Directors,” People’s United has a declassified board of directors.	As described above under “—Board of Directors,” First Connecticut has a classified board of directors.

People’s United	First Connecticut
Under Section 141(k) of the DGCL, in a corporation with a declassified board of directors, any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise. People’s United’s certificate of incorporation provides that a director may be removed at any time, with or without cause, and upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon.	Under Section 2-406(a) of the MGCL, the stockholders of a corporation may remove any director by the affirmative vote of a majority of the outstanding shares of stock entitled to vote thereon, except (i) as otherwise provided in the charter of the corporation and (ii) as required by Section 2-406(b) of the MGCL, which provides that if the directors have been divided into classes, a director may not be removed without cause. First Connecticut’s articles of incorporation and First Connecticut’s bylaws provide that a director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

Filling Vacancies on the Board of Directors

Section 142(e) of the DGCL and People’s United’s certificate of incorporation provide that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled only by the affirmative vote of at least a majority of the remaining directors, whether or not a quorum. Pursuant to the certificate of incorporation of People’s United, a director elected to fill a vacancy shall serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified.

Section 3-804(c) of the MGCL provides that any vacancies resulting from an increase in the size of the board of directors or the death, resignation or removal for cause of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. First Connecticut has elected to become subject to this provision in the First Connecticut bylaws.

Amendment of Certificate/Articles of Incorporation

People’s United’s certificate of incorporation provides that any alteration, amendment, repeal or rescission of any provision of the certificate of incorporation must be approved by the board of directors and by the affirmative vote of at least a majority (or such greater proportion as is otherwise required by any specific provision of the certificate of incorporation) of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon.

First Connecticut’s articles of incorporation provide that any amendment or repeal of any provision of the articles of incorporation must be approved by at least two-thirds of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon; provided that the approval of at least a majority of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon is required if such amendment is approved by at least two-thirds (rounded up to the nearest whole number) of the total number of directors that First Connecticut would have if there were no vacancies on the board of directors (hereinafter the “whole board”). Notwithstanding the foregoing, the affirmative vote of holders of at least

People’s United	First Connecticut
80% of the of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon shall be required to amend certain provisions of First Connecticut’s articles of incorporation.

People’s United’s certificate of incorporation provides that certain provisions of the certificate of incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (i) at least a majority of the authorized number of directors and, if one or more “interested stockholders” (as defined in People’s United’s certificate of incorporation) exist, by at least a majority of the “disinterested directors” (as defined in People’s United’s certificate of incorporation); or (ii) the holders of at least two-thirds of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon and, if the alteration, amendment, repeal or rescission is proposed by or on behalf of an “interested stockholder” or a director who is an “affiliate” or “associate” (each as defined in People’s United’s certificate of incorporation) of an “interested stockholder,” by the affirmative vote of at least a majority of the total votes eligible to be cast by holders of the outstanding shares of stock entitled to vote thereon not beneficially owned by an “interested stockholder” or an “affiliate” or “associate” thereof. Amendment of the provision of People’s United’s certificate of incorporation relating to “business combinations” (as defined in People’s United’s certificate of incorporation) must also be approved by the affirmative vote of either: (A) at least a majority of the “disinterested directors” or (B) at least two-thirds of the total number of votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, together with the affirmative vote of at least 50% of the total number of votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote generally in the election of directors not beneficially owned by any “interested stockholder” or “affiliate” or “associate” thereof, voting together as a single class.

First Connecticut’s articles of incorporation also provide that no stockholder approval shall be required for the proposed amendment or repeal:

•  if such approval of stockholders is not required by the MGCL; and

•  if such amendment is to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that First Connecticut has authority to issue, with the approval of a majority of the whole board.

Amendment of Bylaws

People’s United’s certificate of incorporation provides that the bylaws may be altered, amended, rescinded or repealed by the affirmative vote of at least two-thirds of the board of directors. People’s United’s certificate of incorporation also provides that the bylaws adopted by

First Connecticut’s articles of incorporation provide that the bylaws may be adopted, amended or repealed by the approval of a majority of the whole board or by the affirmative vote of at least 80% of the

People’s United	First Connecticut
the board of directors may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote on such matter at any annual meeting or at any special meeting called for that purpose. Both People’s United’s certificate of incorporation and bylaws provide that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, rescinded or repealed without the affirmative vote of the board of directors or the holders of the outstanding shares of stock entitled to vote on the matter that is not less than the supermajority specified in such provision.	outstanding shares of stock entitled to vote thereon, voting together as a single class.

Notice of Stockholder Meetings

In accordance with Section 222(b) of the DGCL, People’s United’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 nor more than 60 days before the meeting date.

In accordance with Section 2-504 of the MGCL, First Connecticut’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 nor more than 90 days before the meeting date.

Right to Call Special Meeting of Stockholders

People’s United’s bylaws authorize the calling of a special meeting of stockholders by the chairman of the board, the chief executive officer or the president or by resolution of at least three-fourths of the directors then in office, subject to the rights of the holders of any outstanding series of People’s United preferred stock. People’s United’s stockholders do not have the ability to call a special meeting.

First Connecticut’s bylaws authorize the calling of a special meeting of stockholders by the chairman, the president or by the board of directors pursuant to a resolution adopted by a majority of the whole board. Special meetings of the stockholders shall be called by the corporate secretary only on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. Section 2-502(b) of the MGCL allows for stockholders to call a special meeting on written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting.

Stockholder Nominations and Proposals

People’s United’s certificate of incorporation requires a stockholder who intends to nominate a candidate for election to the board of directors at an annual stockholders’ meeting to give not less than 120 days’ notice in advance of the annual stockholders’ meeting to the corporate secretary. In the event of a special meeting, such notice shall be given to the corporate secretary not later than the close of business on the seventh day following the earlier of (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which a public announcement of such meeting is first made. Similarly, People’s United’s bylaws generally require a

First Connecticut’s bylaws require a stockholder who intends to nominate a candidate for election to the board of directors or to raise new business at a meeting of stockholders to deliver or mail notice which is received by the corporate secretary of First Connecticut at its principal executive office not less than 30 days nor more than 60 days prior to any such meeting. In the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice by the stockholder shall be delivered or mailed and received by the corporate secretary of First Connecticut not later than the tenth day following the day on which

People’s United	First Connecticut
stockholder who intends to raise new business at an annual meeting to deliver to notice to the People’s United secretary at the principal executive offices of People’s United not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then such notice by the stockholder must be delivered not less than 90 days and not more than 120 days prior to such annual meeting or the tenth day following the date on which notice of such meeting is given to the stockholder. This advance notice provision requires a stockholder who desires to raise new business to provide certain information to People’s United concerning the nature of the new business, the stockholder and beneficial owner, if any, on whose behalf the proposal is made, the stockholder’s and beneficial owner’s interest in the matter and any voting arrangement or understandings entered into between stockholders (or beneficial owners) in connection with such proposal. Stockholders are required to update this information from time to time.	notice of the meeting was mailed to stockholders or such public disclosure was made.

Indemnification of Officers, Directors and Employees

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only

First Connecticut’s articles of incorporation provide that First Connecticut will indemnify its current and former directors and officers to the fullest extent permitted by the MGCL. First Connecticut’s articles of incorporation also provide that First Connecticut will indemnify other employees and agents authorized by the board of directors and permitted by law.

The MGCL permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (i) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (ii) the person actually received an improper personal benefit or (iii) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The MGCL provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The MGCL also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the

People’s United	First Connecticut

to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation.

The certificate of incorporation of People’s United provides that People’s United shall indemnify, to the fullest extent permitted under the DGCL, any person who is or was or has agreed to become a director or officer of People’s United against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. People’s United may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers. The certificate of incorporation also provides that People’s United shall indemnify any present or former director or officer of People’s United to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding against all costs, charges and expenses actually and reasonably incurred by such person.

grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The MGCL provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The MGCL provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

First Connecticut’s articles of incorporation provide, consistent with the MGCL, that the rights to indemnification and to the advancement of expenses conferred by First Connecticut’s articles of incorporation are not exclusive of any other right which a person may have under any statute, First Connecticut’s articles of incorporation, First Connecticut’s bylaws, any agreement, any vote of stockholders or the board of directors, or otherwise.

Anti-Takeover Provisions

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an exception to the three-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of directors approves the

Title 3, Subtitle 7 of the MGCL contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (which we refer to as “control shares”) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding

People’s United	First Connecticut

business combination or the transaction in which the stockholder became an interested stockholder;

•  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of at least 10% of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but People’s United has not done so.

In addition, the certificate of incorporation of People’s United requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote, together with the affirmative vote of the holders of at least 50% of the outstanding shares of stock entitled to vote not beneficially owned by an “interested stockholder” (as defined in People’s United’s certificate of incorporation) to approve certain “business combinations” (as defined in People’s United’s certificate of incorporation) and related transactions with an “interested stockholder” that would result in People’s United or its subsidiaries being merged into or with another corporation or securities of People’s United being issued in a transaction that would permit control of People’s United to pass to another entity, or similar transactions having the same effect. The affirmative vote of the holders of at least two-thirds of the outstanding shares of stock is required in connection with any business combination except (i) in cases where the proposed transaction has been approved in advance by the affirmative vote of at least a majority of the directors who are unaffiliated with the “interested stockholder” and were directors prior to the time when

“interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which First Connecticut has done pursuant to its bylaws. Accordingly, the MGCL control share acquisition statute does not apply to acquisitions of shares of First Connecticut common stock. Though not expected, First Connecticut could decide to become subject to the MGCL control share acquisition statute by amending its bylaws to eliminate the opt-out provision.

The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (for purposes of the MGCL business combination statute, one who beneficially owns 10% or more of the voting power) for a period of five years after the most recent date on which the interested stockholder became an interested stockholder, unless the transaction has been approved by the First Connecticut board of directors before the most recent date on which the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the First Connecticut board of directors and (ii) the transaction has been approved by (A) 80% of the outstanding shares entitled to be cast and (B) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. First Connecticut’s charter provides that the business combination statute shall apply to First Connecticut.

People’s United	First Connecticut
the interested stockholder became an “interested stockholder” or (ii) if the proposed transaction meets certain conditions set forth in People’s United certificate of incorporation, which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote would be sufficient. The term “interested stockholder” is generally defined in People’s United’s certificate of incorporation to include any person or entity (subject to certain exceptions), which owns beneficially or controls, directly or indirectly, at least 15% of the outstanding shares of stock entitled to vote.

Stockholder Approval of a Merger

Under Section 251 of the DGCL, a merger must be approved by the board of directors and by the affirmative vote of the holders of at least a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of stock entitled to vote. However, no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend such constituent corporation’s certificate of incorporation, (ii) each share of stock of such constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of such constituent corporation outstanding immediately before the merger. People’s United’s certificate of incorporation provides that a business combination involving an “interested stockholder” must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote not owned by the “interested stockholder” at a meeting (as defined in People’s United’s certificate of incorporation, as described above under “—Anti-Takeover Provisions”).

Under Section 3-105 of the MGCL and First Connecticut’s articles of incorporation, a merger must be approved by the affirmative vote of the majority of First Connecticut’s board of directors and approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast thereon.

Stockholder Action Without a Meeting

Under Section 228 of the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting by written consent of the holders of the outstanding shares of stock

Under Section 2-505 of the MGCL, any action that may be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent of the holders of all of the outstanding shares of stock entitled to vote on such action. If the

People’s United	First Connecticut
having not less than the minimum number of votes that would be necessary to authorize such action. However, the certificate of incorporation of People’s United prohibits stockholder action by written consent.	certificate of incorporation so permits, any such action may be taken by written consent of the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, First Connecticut’s articles of incorporation does not address actions by written consent; therefore any such action can be taken only by unanimous written consent.

Appraisal Rights

Under Section 262 of the DGCL, a stockholder has the right to receive a judicial appraisal of the fair value of his or her shares if the stockholder has neither voted in favor of nor consented in writing to the merger or consolidation.

Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•  with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•  to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger and if certain other conditions are met.

Neither the certificate of incorporation nor the bylaws of People’s United grant appraisal rights in addition to those provided by the DGCL.

Under the MGCL, stockholders of a corporation generally are entitled to dissent from certain transactions, including a merger or consolidation, and obtain payment of the fair value of their shares.

These appraisal rights do not apply if, however, the stock is listed on a national securities exchange, unless

•  the stock is to be exchanged for anything other than stock of the surviving corporation (excluding cash in lieu of fractional share interests) and

•  the directors and executive officers of the corporation as a group owned 5% or more of the outstanding voting stock of the corporation within the one year period prior to the day the corporation’s stockholders voted on the transaction and their shares will be exchanged for stock of a party to the transaction on terms that are not available to all holders of stock of the same class or series.

Further, First Connecticut’s articles of incorporation provide that stockholders are not entitled to appraisal rights unless a majority of First Connecticut’s board of directors determines that such rights apply after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

First Connecticut stockholders do not have appraisal rights in connection with the merger.

Dividends
People’s United can pay dividends out of statutory surplus (as defined and computed in accordance with the	First Connecticut can pay dividends out of funds lawfully available therefor, as and when legally

People’s United	First Connecticut

DGCL) or net profits (if no surplus), as and when declared by the board of directors. The holders of People’s United common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available.

The holders of Series A preferred stock have a priority over the holders of the common stock with respect to dividends and if People’s United issues any additional preferred stock, such preferred stock may also have a priority over the holders of the common stock with respect to dividends.

declared by the board of directors. The board of directors may prescribe the rate, method of computation and time of payment of such dividends.

OTHER MATTERS

As of the date of this proxy statement/prospectus, First Connecticut’s board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

LEGAL MATTERS

The validity of the shares of People’s United common stock to be issued in the merger will be passed upon for People’s United by Simpson Thacher. Simpson Thacher and Hinckley Allen will deliver opinions to People’s United and First Connecticut, respectively, as to certain federal income tax consequences of the merger. For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 64.

EXPERTS

The consolidated financial statements of People’s United as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 included in People’s United’s annual report on Form 10-K for the year ended December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Connecticut Bancorp, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 (which is included in Management’s Annual Report on Internal Control over Financial Reporting) of First Connecticut Bancorp, Inc. incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

First Connecticut will hold a 2019 annual meeting of stockholders only if the merger is not completed. Stockholder proposals to be considered at the 2019 annual meeting of stockholders must be submitted in a timely fashion. Stockholder proposals pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy statement for the 2019 annual meeting of the stockholders must be received by the corporate secretary of First Connecticut at its principal executive offices at One Farm Glen Boulevard, Farmington, Connecticut 06032 no later than November 30, 2018.

First Connecticut’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in First Connecticut’s proxy materials. Stockholder proposals for the 2019 annual meeting of stockholders that are submitted outside of the processes of Rule 14a-8 of the Exchange Act must be, and will be considered untimely unless they are, delivered or mailed to and received by the corporate secretary of First Connecticut at its principal executive offices at One Farm Glen Boulevard, Farmington, Connecticut 06032 no later than April 8, 2019 and no earlier than March 8, 2019 (however, if less than 60 days’ notice or prior public disclosure of the date of the meeting is given to stockholders of First Connecticut, such written notice shall be delivered or mailed to and received by the corporate secretary of First Connecticut not later than the tenth day following the day on which notice of the meeting was mailed to stockholders of First Connecticut or such public disclosure was made).

Any stockholder proposals will be subject to the requirements of First Connecticut’s charter, bylaws and Maryland law.

WHERE YOU CAN FIND MORE INFORMATION

People’s United and First Connecticut file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, People’s United and First Connecticut file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from People’s United at www.peoples.com under the tab “Investor Relations” and then under the heading “Regulatory Filings,” or from First Connecticut by accessing First Connecticut’s website at www.firstconnecticutbancorp.com under the tab “Documents” and then under the heading “SEC Filings.” Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

People’s United has filed a registration statement on Form S-4 to register with the SEC the shares of People’s United common stock that First Connecticut’s stockholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of People’s United on Form S-4 and is a prospectus of People’s United and a proxy statement of First Connecticut for the special meeting.

The SEC permits People’s United and First Connecticut to “incorporate by reference” information into this proxy statement/prospectus. This means that People’s United and First Connecticut can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about People’s United and First Connecticut and their financial conditions.

People’s United SEC Filings (SEC File Number 001-33326):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2018, June 30, 2018
Current Reports on Form 8-K	Filed on April 20, 2018, May 7, 2018, June 19, 2018, June 21, 2018 and June 26, 2018 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed on March 7, 2018
Description of People’s United common stock contained in People’s United Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating these descriptions	Filed on February 22, 2007

First Connecticut SEC Filings (SEC File Number 001-35209):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2018, June 30, 2018
Current Reports on Form 8-K	Filed on January 5, 2018, January 25, 2018, February 27, 2018, April 2, 2018, May 10, 2018, May 22, 2018, June 19, 2018 and June 21, 2018

People’s United SEC Filings (SEC File Number 001-33326):	Period or Date Filed
(other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed on March 30, 2018
Description of First Connecticut’s common stock contained in First Connecticut’s Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating these descriptions	Filed on June 17, 2011

In addition, People’s United and First Connecticut also incorporate by reference all documents that either company may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the First Connecticut special meeting, provided that neither People’s United nor First Connecticut are incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, the information contained in this proxy statement/prospectus with respect to People’s United was provided by People’s United, and the information contained in this proxy statement/prospectus with respect to First Connecticut was provided by First Connecticut.

Documents incorporated by reference are available from People’s United and First Connecticut, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

Attention: Investor Relations

Telephone: (203) 338-4581

www.peoples.com (“Investor Relations” tab

under the heading “Financial Information” and under the subheading “Regulatory Filings”)

First Connecticut Bancorp, Inc.

One Farm Glen Boulevard

Farmington, Connecticut 06032

Attention: Investor Relations

Telephone: (860) 284-6359 www.firstconnecticutbancorp.com (“Documents”

tab under the heading “SEC Filings”)

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that First Connecticut’s stockholders requesting documents must do so by September 18, 2018, in order to receive them before the special meeting.

Neither People’s United nor First Connecticut has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

PRIVILEGED & CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

FIRST CONNECTICUT BANCORP, INC.

and

PEOPLE’S UNITED FINANCIAL, INC.

Dated as of June 18, 2018

A-i

A-ii

INDEX OF DEFINED TERMS

Page
2018 Incentives	A-36
Acquisition Proposal	A-38
affiliate	A-45
Agreement	A-1
Articles of Merger	A-1
Bank Merger	A-5
Bank Merger Certificates	A-5
BHC Act	A-7
business day	A-45
Certificate	A-2
Certificate of Merger	A-1
Chosen Courts	A-46
Closing	A-1
Closing Date	A-1
Code	A-1
Company	A-1
Company Bank	A-5
Company Benefit Plans	A-14
Company Bylaws	A-8
Company Certificate	A-8
Company Common Stock	A-2
Company Contract	A-16

A-iii

Page
Company Disclosure Schedule	A-7
Company Employee	A-36
Company Equity Awards	A-4
Company ESOP	A-9
Company Indemnified Parties	A-36
Company Insiders	A-39
Company Meeting	A-33
Company Owned Properties	A-18
Company Preferred Stock	A-9
Company PSU	A-4
Company Real Property	A-18
Company Regulatory Agreement	A-16
Company Reports	A-11
Company Restricted Stock Award	A-9
Company Stock Option	A-4
Company Stock Plan	A-4
Company Stock Plan Award	A-4
Company Subsidiary	A-8
Confidentiality Agreement	A-33
Continuing Employees	A-34
CRA	A-16
DGCL	A-1
dollars	A-45
Double Trigger Event	A-3
Earned Portion	A-36
Effective Time	A-1
Enforceability Exceptions	A-10
Environmental Laws	A-17
ERISA	A-14
ESOP Termination Date	A-35
Exchange Act	A-12
Exchange Agent	A-5
Exchange Fund	A-5
FDIC	A-8
Federal Reserve Board	A-10
GAAP	A-8
Governmental Entity	A-10
Intellectual Property	A-18
IRS	A-13
knowledge	A-45
Liens	A-9
Loans	A-19
made available	A-45
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-31
Merger	A-1
MGCL	A-1
New Plans	A-34
New York Secretary	A-2
OCC	A-10
Other Company Equity Award	A-5

A-iv

Page
PBGC	A-14
Per Share Stock Consideration	A-4
Permitted Encumbrances	A-18
person	A-45
Premium Cap	A-37
Proxy Statement	A-10
Purchaser	A-1
Purchaser Bank	A-5
Purchaser Bylaws	A-5
Purchaser Certificate	A-4
Purchaser Common Stock	A-2
Purchaser Contract	A-26
Purchaser Disclosure Schedule	A-21
Purchaser Equity Awards	A-22
Purchaser Preferred Stock	A-22
Purchaser Regulatory Agreement	A-27
Purchaser Reports	A-24
Purchaser Restricted Stock Award	A-22
Purchaser Share Closing Price	A-6
Purchaser Stock Options	A-22
Purchaser Stock Plans	A-22
Purchaser Subsidiary	A-21
Regulatory Agencies	A-10
Representatives	A-38
Requisite Company Vote	A-9
Requisite Regulatory Approvals	A-32
Retention Program	A-35
S-4	A-10
Sarbanes-Oxley Act	A-11
SEC	A-10
Securities Act	A-11
SRO	A-10
Subsidiary	A-8
Substitute Equity Award	A-4
Substitute Option	A-3
Surviving Corporation	A-1
Takeover Statutes	A-19
Tax	A-13
Tax Return	A-13
Taxes	A-13
Termination Date	A-42
Termination Fee	A-43
Unvested Company Stock Option	A-3
Unvested Other Company Equity Award	A-4
Vested Company Stock Option	A-3
Vested Other Company Equity Award	A-4

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 18, 2018 (this “Agreement”), by and between First Connecticut Bancorp, Inc., a Maryland corporation (the “Company”), and People’s United Financial, Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Purchaser and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company shall merge with and into Purchaser. Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Simpson Thacher & Bartlett LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).

1.3    Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company and Purchaser shall file or cause to be filed (a) articles of merger containing such information as is required by the relevant provisions of the MGCL in order to effect the Merger with the Department of Assessments and Taxation of the State of Maryland (the “Articles of Merger”) and (b) a certificate of merger containing such information as is required by the relevant provisions of the DGCL in order to effect the Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at such time as is specified in the Articles of Merger and Certificate of Merger (such time, the “Effective Time”).

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

(a)    Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or Purchaser (in each case other than shares of Company Common Stock (i) held in Company Benefit Plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (ii) shares held, directly or indirectly, in respect of debts previously contracted, collectively the “Excluded Shares”), shall be converted into the right to receive, without interest, 1.725 shares (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.

(b)    All of the shares of Company Common Stock converted into the right to receive the Purchaser Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Purchaser’s option, evidence of shares in book-entry form (collectively, the “New Certificates”) representing whole shares of Purchaser Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of the Company Common Stock that are owned by the Company or Purchaser (in each case other than the Excluded Shares) shall be cancelled and shall cease to exist and no stock of Purchaser or any other consideration shall be delivered in exchange therefor.

1.6    Purchaser Common Stock. At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7    Treatment of Company Equity Awards.

(a)    Company Stock Options.

(i)    At the Effective Time, each Company Stock Option that has vested on or prior to the Effective Time (a “Vested Company Stock Option”) shall be cancelled and converted automatically into the right to receive a number of shares of Purchaser Common Stock equal to the quotient of (i) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (B) the excess, if any, of the Per Share Stock Consideration over the exercise price per share of Company Common Stock of such Company Stock Option, divided by (ii) the Purchaser Share Closing Price, with cash payable in lieu of any fractional shares. The Surviving Corporation shall issue the consideration described in this Section (i)1.7(a)(i), net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation, within five (5) business days following the Closing Date.

(ii)    At the Effective Time, each Company Stock Option that is not a Vested Company Stock Option (an “Unvested Company Stock Option”) shall be cancelled, and in consideration of such cancellation, the Purchaser shall grant the holder of such cancelled Company Stock Option a new option (a “Substitute Option”) to acquire a number of shares of Purchaser Common Stock (rounded down to the nearest whole share) determined by multiplying (A) the number of shares of Company Common Stock subject to such Unvested Company Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio, at an exercise price per share of Purchaser Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Common Stock purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio, and having the same vesting conditions as applicable to the Unvested Company Option to which the Substitute Option relates; provided that (1) in all cases, the exercise price of, and number of shares of Purchaser Common Stock subject to, each Substitute Option shall be determined as necessary to comply with Section 409A of the Code, and (2) for any Substitute Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the per share exercise price, the number of shares of Purchaser Common Stock purchasable pursuant to such Substitute Option and the terms and conditions of exercise of such Substitute Option shall be determined in order to comply with Section 424 of the Code. The Substitute Option shall otherwise remain subject to the same vesting and exercise conditions as applicable prior to the Effective Time, including, the acceleration of each Substitute Option upon a Double Trigger Event. A “Double Trigger Event” will occur under the Company’s 2016 Stock Incentive Plan if: (x) Purchaser or Surviving Corporation terminates the applicable holder of a Company Equity Award’s employment without cause within two (2) years after the Closing Date or (y) the applicable holder of a Company Equity Award voluntarily terminates employment with Purchaser or its affiliates due to a reduction in such holder’s base salary and/or annual incentive target by more than ten percent (10%) or another material negative change or changes in compensation, within two (2) years from the Closing Date (unless such reduction or material change is consistent with a Purchaser-wide reduction or material change in compensation programs).

(b)    Company PSUs. At the Effective Time, each Company PSU, whether or not then vested or free of conditions to payment, automatically and without any action on the part of the holder thereof, shall be cancelled and converted automatically into the right to receive a number of shares of Purchaser Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU at the target level of performance applicable to such Company PSU, as determined in accordance with the applicable award agreement pursuant to which such Company PSU was granted multiplied by (ii) the Exchange Ratio, with cash payable in lieu of fractional shares. The Surviving Corporation shall issue the consideration described in this Section 1.7(b), net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation, within five (5) business days following the Closing Date.

(c)    Other Company Equity Awards.

(i)    At the Effective Time, each Other Company Equity Award that vests, by its terms, upon the Effective Time (a “Vested Other Company Equity Award”) shall be cancelled and converted automatically into the right to receive a number of shares of Purchaser Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Vested Other Company Equity Award multiplied by (ii) the Exchange Ratio, with cash payable in lieu of fractional shares. The Surviving Corporation shall issue the consideration described in this Section 1.7(c)(i), net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation, within five (5) business days following the Closing Date.

(ii)    At the Effective Time, each Other Company Equity Award that is not a Vested Other Company Equity Award (an “Unvested Other Company Equity Award”) shall be cancelled, and in consideration of such cancellation, the Purchaser shall grant the holder of such cancelled Unvested Other Company Equity Award a new equity award (a “Substitute Equity Award”) covering a number of shares of Purchaser Common Stock (i) equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Other Company Equity Award, as applicable, immediately prior to the Effective Time multiplied by (B) the Exchange Ratio and (ii) rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward), and having the same vesting conditions as applicable to the Unvested Other Company Equity Award to which such Substitute Equity Award relates. The Substitute Equity Award shall otherwise remain subject to the same vesting conditions as applicable prior to the Effective Time, including, the acceleration of the Substitute Equity Award upon a Double Trigger Event.

(d)    Purchaser shall take all corporate action necessary to issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Stock Plan Awards contemplated by this Section 1.7.

(e)    At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(f)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Company PSU” means each performance-based restricted stock unit granted by the Company under the Company Stock Plans that is outstanding immediately prior to the Effective Time.

(ii)    “Company Stock Option” means each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Plans that is outstanding and unexercised immediately prior to the Effective Time.

(iii)    “Company Stock Plans” means collectively, the Company’s 2012 Stock Incentive Plan and 2016 Stock Incentive Plan.

(iv)    “Company Stock Plan Award” means each Company Stock Option and each Other Company Equity Award granted under a Company Stock Plan.

(v)    “Other Company Equity Award” means each other equity-based award granted by the Company under the Company Stock Plans that is outstanding immediately prior to the Effective Time and that is not a Company Stock Option or a Company PSU (and together with the Company Stock Options and the Company PSUs, the “Company Equity Awards”).

(vi)    “Per Share Stock Consideration” means the product of (A) the Exchange Ratio multiplied by (B) the Purchaser Share Closing Price.

1.8    Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Purchaser (the “Purchaser Certificate”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9    Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Purchaser (the “Purchaser Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10    Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11    Bank Merger. Immediately following the Merger or at such later time as Purchaser may determine, Farmington Bank, a Connecticut-chartered stock savings bank and a wholly-owned Subsidiary of the Company (“Company Bank”) will merge (the “Bank Merger”) with and into People’s United Bank, National Association, a national banking association and a wholly-owned Subsidiary of Purchaser (“Purchaser Bank”) pursuant to an agreement and plan of merger to be agreed upon by Purchaser and the Company, which agreement shall be in form and substance customary for mergers similar to the Bank Merger, including that the Bank Merger shall be conditioned on the prior occurrence of the Merger (the “Bank Merger Agreement”). Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such certificates or statements of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

2.1    Purchaser to Make Shares Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”) pursuant to an agreement entered into by Purchaser prior to the Closing that is reasonably acceptable to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of the Company Common Stock and (b) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Certificates. Any interest and other income resulting from such investments shall be paid to Purchaser.

2.2    Exchange of Shares. (a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of the Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Purchaser Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared with respect to the Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of the Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c)    If any certificate representing shares of the Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of the Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Purchaser Common Stock as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of the Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to the Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Purchaser Common Stock on the Nasdaq Global Select Market (“Nasdaq”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (the “Purchaser Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of the Purchaser Common Stock which such holder (taking into account all fractional share interests to be received by such holder) would otherwise be entitled to receive pursuant to Section 1.5.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to Purchaser. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser for payment of the shares of Purchaser Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of the Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of the Company Common Stock or Company Equity Awards, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Equity Awards, as applicable, in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.

(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock, any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by the Company prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser as follows:

3.1    Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which has not elected to be a financial holding company under the BHC Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company or Purchaser, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules, regulations or agency requirements of general applicability to companies in the industries in which such person and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on such person’s or its Subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written direction of Purchaser, in the case of the Company, or the Company, in the case of Purchaser, (E) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred) or (F) the expenses incurred by such person and its Subsidiaries in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in such person and its Subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any other person Controlled by such person, whether directly or indirectly, or any other person who owns securities or other ownership interests having a majority of the economic interest or voting power of such person. As used in this Agreement, the word “Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. True and complete copies of the Amended and Restated Articles of Incorporation of the Company (the “Company Articles”) and the Amended and Restated By-Laws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Purchaser.

(b)    Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2    Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, par value $0.01 per share and 2,000,000 shares of Company preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement, there are (i) 15,960,482 shares of Company Common Stock issued and outstanding, including 24,378 shares of Company Common Stock granted in respect of outstanding awards of restricted Company Common Stock under the Company Stock Plans (a “Company Restricted Stock Award”), (ii) 1,955,812 shares of Company Common Stock held in treasury, (iii) 1,444,118 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) 29,896 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company PSUs, (v) 0 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Other Company Equity Awards other than Company Restricted Stock Awards, (vi) 1,376,380 shares of Company Common Stock held by the Farmington Bank Employee Stock Ownership Plan (the “Company ESOP”), (vii) no shares of Company Preferred Stock are issued and outstanding and (viii) no other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than Company Stock Options, Company PSUs and Other Company Equity Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. All grants of Company Equity Awards were validly issued and properly approved by the Board of Directors of the Company (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable law, in each case in all material respects.

(b)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of the Merger by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding Company Common Stock entitled to vote (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by Company Bank and the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of the Comptroller of the Currency (the “OCC”), and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the State of Connecticut Department of Banking, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Bank Merger Certificates, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5    Reports. (a) The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries since January 1, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6    Financial Statements. (a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on

Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7    Broker’s Fees. With the exception of the engagement of Piper Jaffray & Co., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Piper Jaffray & Co., related to the Merger and the other transactions contemplated hereunder.

3.8    Absence of Certain Changes or Events. (a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Except for the negotiation of this Agreement, the transactions contemplated hereby or as set forth on Section 3.8 of the Company Disclosure Schedule, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9    Legal Proceedings. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current directors or executive officers in their capacities as such or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10    Taxes and Tax Returns. (a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including December 31, 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. The Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case in the nature of a tax, together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees and Employee Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or under which the Company or any Subsidiaries has any liability, contingent or otherwise.

(b)    The Company has heretofore made available to Purchaser true and complete copies of (i) each material Company Benefit Plan and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS and attached schedules, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan and (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable).

(c)    Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(d)    With respect to the Company ESOP, and without limiting the other provisions of this Section 3.11: (i) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the Company ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; (ii) the terms, provisions, use of the proceeds and repayment of any loan to the Company ESOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder or Prohibited Transaction Exemption 80-26; (iii) all such loans have been (or will be upon the Closing) fully repaid and there are (or will be upon the Closing) no outstanding amounts due by the Company ESOP with respect to any loan; (iv) neither the Company ESOP nor any fiduciary of the Company ESOP has at any time engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Company ESOP; (v) the Company ESOP has at all times been maintained in form and in operation in compliance in all material respects with Section 401(a) of the Code and Section 4975 of the Code; and (vi) any transaction to which the Company ESOP was at any time a party involving the purchase, sale or exchange of any employer security complied in all respects with the applicable requirements of ERISA and the Code.

(e)    With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) no Company Benefit Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Company Benefit Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Company Benefit Plan has been submitted; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, assuming such plan is not terminated upon request of Purchaser pursuant to Section 6.6(e); (iv) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (v) no plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(f)    Neither the Company nor any of its Subsidiaries has ever maintained, contributed to, been required to contribute, or otherwise had any liability with respect to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(g)    Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)    Except as would not, either individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, (i) all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, (ii) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans and (iii) no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(i)    Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Benefit Plan or (iii) give rise to the payment of any amount under any Company Benefit Plan that would not be deductible pursuant to the terms of Section 280G of the Code.

(j)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

3.12    Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2015, the Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and its Subsidiaries are, and since January 1, 2015 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the money laundering laws. Company Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed exam.

3.13    Certain Contracts. (a) Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, or as set forth in Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Purchaser or any of its Subsidiaries to engage in any line of business that is material to the Company and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not filed with the SEC or set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14    Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. The Company and each of its Subsidiaries have duly performed in all respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or regulatory agency imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.17    Investment Securities and Commodities. (a) Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied.

(b)    The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses as currently conducted, and the Company and its Subsidiaries have, since January  1, 2015, been in compliance with such policies, practices and procedures in all material respects.

3.18     Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement.

3.19    Intellectual Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted, (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use such Intellectual Property, and (ii) no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary and (e) to the knowledge of the Company, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis.

3.21    State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover law (any such laws, “Takeover Statutes”).

3.22    Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Piper Jaffray & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Company Information. The information relating to the Company and its Subsidiaries which is provided in writing by the Company or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Purchaser or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25    Loan Portfolio. (a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2018, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2018, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of all of the Loans of the Company and its Subsidiaries that, as of March 31, 2018, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, except as may be limited by the Enforceability Exceptions and (iii) to the knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)    Except as set forth in Section 3.25(e) of the Company Disclosure Schedule, there are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)    Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27    No Other Representations or Warranties. (a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    The Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV. The Company has not relied on any representations and warranties of Purchaser other than the representations and warranties of Purchaser that are expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (i) as disclosed in the disclosure schedule delivered by Purchaser to the Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on Purchaser, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to the Company as follows:

4.1    Corporate Organization. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act, which has elected to be, and qualifies as, a financial holding company under the BHC Act. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Certificate of Incorporation and Purchaser Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to the Company.

(b)    Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Purchaser, threatened.

4.2    Capitalization. (a) The authorized capital stock of Purchaser consists of 1,950,000,000 shares of Purchaser Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Purchaser Preferred Stock”). As of the date of this Agreement, there are (i) 347,680,405 shares of Purchaser Common Stock issued and outstanding, including 617,811 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser Common Stock under a Purchaser Stock Plan (a “Purchaser Restricted Stock Award”), and excluding 1,467,104 shares of Purchaser Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 10,000,000 shares of Purchaser Preferred Stock issued and outstanding, (iii) 88,805,430 shares of Purchaser Common Stock held in treasury, (iv) 15,386,282 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (v) 43,390,840 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (vi) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. No trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Purchaser or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser. All grants of Purchaser Equity Awards were validly issued and properly approved by the Board of Directors of Purchaser (or a committee thereof) in accordance with the applicable Purchaser Stock Plan and applicable law, in each case in all material respects.

(b)    Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Purchaser Bank, as provided under 12 U.S.C. §55) and free of preemptive rights. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3    Authority; No Violation. (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser. Except for the adoption and approval of the Bank Merger Agreement by Purchaser Bank and Purchaser as its sole shareholder, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles or the Purchaser Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board and with the OCC and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the State of Connecticut Department of Banking, (e) the filing with the SEC of the Proxy Statement and the S-4, and declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Bank Merger Certificates, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser of this Agreement or (ii) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5    Reports. (a) Purchaser and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2015 with any Regulatory Agencies, including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1,

2015, (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser since January 1, 2015 pursuant to the Securities Act or the Exchange Act (the “Purchaser Reports”) is publicly available. No such Purchaser Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all Purchaser Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.

4.6    Financial Statements. (a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Purchaser, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Purchaser, any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. To the knowledge of Purchaser, there is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2015, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.

4.7    Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events. Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.9    Legal Proceedings. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current directors or executive officers in their capacities as such or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries.

4.10    Taxes and Tax Returns. Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither

Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Purchaser and its Subsidiaries has withheld and paid all material taxes (determined both individually and in the aggregate) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects. The federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2015 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11    Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2016, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.

4.12    Certain Contracts. (a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”).

(b)    In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, (i) each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Purchaser and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Purchaser Contract, (iii) to the knowledge of Purchaser each third-party counterparty to each Purchaser Contract has performed all obligations required to be performed by it to date under such Purchaser Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

4.13    Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Purchaser Regulatory Agreement.

4.14    State Takeover Laws. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.15    Reorganization. Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16    Purchaser Information. The information relating to Purchaser and its Subsidiaries which is provided in writing by Purchaser or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Purchaser incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.17    No Other Representations or Warranties. (a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Purchaser acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III. Purchaser has not relied on any representations and warranties of the Company other than the representations and warranties of the Company that are expressly set forth in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) each of the Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    other than in the ordinary course of business, (i) incur any indebtedness for borrowed money (other than (x) indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries and (y) Federal Home Loan Bank advances, deposits, purchases of federal funds and entering into repurchase agreements), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than (x) a Subsidiary of the Company, (y) in connection with the presentation of items for collection (e.g., personal or business checks), and (z) letters of credit and similar instruments);

(b)    (i) adjust, split, combine or reclassify any capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of $0.17 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or (D) to satisfy obligations under Company Benefit Plans;

(iii)    grant any Company Stock Plan Awards (or any similar award that would be a Company Stock Plan Award had it been issued under the Company Stock Plans); or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for employee, consultant and non-employee director equity awards in the ordinary course of business, pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than Permitted Encumbrances or in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;

(d)    except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company;

(e)    except in the ordinary course of business (i) terminate, materially amend, or waive any material provision of, any Company Contract, other than any contract that terminates by its terms or normal renewals of contracts without material adverse changes of terms with respect to the Company, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)    except as required under applicable law or the terms of any Company Benefit Plan, (i) increase the compensation or benefits payable to any current or former employee or director except in the ordinary course of business consistent with past practice for current employees whose annual compensation is expected to be less than $100,000; (ii) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, except (A) for agreements entered into with any newly hired employees, (B) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business or (C) for the Retention Program; (iii) enter into, adopt or terminate any Company Benefit Plan, except as permitted by clause (ii); (iv) amend any Company Benefit Plan, other than amendments that do not materially increase the cost to the Company of maintaining such Company Benefit Plan; (v) discretionarily accelerate the vesting or payment of any Company Stock Plan Award, (vi) loan or advance of money or other property by the Company or its Subsidiaries to any of their present or former directors, officers or employees or (vii) enter into or adopt any collective bargaining agreement;

(g)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $125,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    amend the Company Articles or Company Bylaws or comparable governing documents of its Subsidiaries;

(j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries (other than mergers or consolidations solely involving its subsidiaries);

(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;

(l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by any applicable law, regulations, guidelines or policies imposed by any Governmental Entity;

(m)    enter into any material new line of business;

(n)    make any loans or extensions of credit except in the ordinary course of business consistent with past practices or loans or extensions of credit in excess of $7,500,000 in a single transaction, in each case, except pursuant to existing commitments; provided, that Purchaser shall be required to respond to any requests for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to Purchaser;

(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)    make, or commit to make, any capital expenditures in excess of $300,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by the Company to Purchaser;

(q)    other than in the ordinary course of business, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes; or

(r)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Purchaser Disclosure Schedule), required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a)    amend the Purchaser Certificate of Incorporation or Purchaser Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;

(b)    adjust, split, combine or reclassify any capital stock of Purchaser;

(c)    adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;

(d)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters. (a) Purchaser and the Company shall promptly prepare and file with the SEC, no later than twenty-five (25) business days after the date of this Agreement, the Proxy Statement and Purchaser shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Purchaser and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(b)    The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than twenty (20) business days after the date of this Agreement, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals.

(c)    Purchaser and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d)    In furtherance and not in limitation of the foregoing, each of Purchaser and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Purchaser or permit the Company to take, or agree to take, any action or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(e)    Purchaser and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company’s shareholders and at the time of the Company’s Meeting to consider and vote upon approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.

(f)    Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(g)    As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals (x) from the Federal Reserve Board, the OCC and the State of Connecticut Department of Banking, and (y) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

6.2    Access to Information. (a) Upon reasonable notice and subject to applicable laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the Company, reasonable access, during normal business hours during the period prior to the Effective Time, and solely for purposes of verifying the representations and warranties of Purchaser in Article IV, to the Purchaser’s properties, books, personnel and records. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Each of Purchaser and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 15, 2018, between Purchaser and the Company (the “Confidentiality Agreement”).

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Shareholders’ Approval.

(a)    The Company shall, in accordance with applicable law and the Company Articles and Company Bylaws, call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting,”) as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby and by engaging a proxy solicitor reasonably acceptable to Purchaser to assist in the solicitation of proxies from the holders of Company Common Stock relating to the Requisite Company Vote. However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may submit this Agreement to its shareholders without recommendation or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation or a change in its recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives the Purchaser at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describing in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless violate its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a) and will require a new notice period as referred to in this Section 6.3(a), except that the applicable period shall be three (3) business days.

(b)    The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and the Merger shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval of the Merger, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Purchaser and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5    Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.6    Employee Benefit Plans.

(a)    During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, the Surviving Corporation shall provide the employees of the Company and its Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (the “Continuing Employees”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the Continuing Employees prior to Closing, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries. Any employee of the Company and its Subsidiaries who is terminated by the Company without cause, at the Purchaser’s request on the Closing Date or by Purchaser without cause within twelve (12) months following the Closing Date shall be entitled to severance in accordance with Purchaser’s severance practice in place as of the date of this Agreement.

(b)    With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time, provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly-established benefit plan of Purchaser for which similarly-situated employees of Purchaser do not receive past service credit.

(c)    Subject to Section 6.6(d) hereof, Purchaser shall, or shall cause one of its Subsidiaries to, assume and honor all Company Benefit Plans in accordance with their terms. Purchaser hereby acknowledges that a “change in control” (or similar phrase) for purposes of the Company Benefit Plans set forth on Schedule 3.11(a) of the Company Disclosure Schedule (to the extent they include such a definition or phrase) will occur at the Effective Time.

(d)    If Purchaser so requests (which request shall be made not less than thirty (30) days prior to the Effective Time, the Company shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefit Plans immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions.

(e)    Without limiting Section 6.6(d) hereof, the Company shall, effective no later than immediately prior to, and contingent upon, the Effective Time (the “ESOP Termination Date”), adopt such necessary resolutions and/or amendments to the Company ESOP to (i) direct the Company ESOP trustee to deliver a sufficient number of unallocated shares of Company Common Stock held in the Company ESOP’s Suspense Account (as defined in the Company ESOP) to the Company to repay any outstanding Company ESOP loan at the Effective Time, (ii) provide for treatment of all remaining shares of Company Common Stock held in the Company ESOP trust in accordance with Section 1.5 hereof, and (iii) provide that no new participants shall be admitted to the Company ESOP on or after the ESOP Termination Date. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and the Company shall deliver to Purchaser an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of the Company and shall fully comply with such resolutions and any necessary amendments. The accounts of all participants and beneficiaries in the Company ESOP as of the ESOP Termination Date shall become fully vested as of the ESOP Termination Date, and any unallocated shares of Company Common Stock held in the Company ESOP’s Suspense Account after repayment of the Company ESOP loan shall be converted into shares of Purchaser Common Stock in accordance with Section 1.5 hereof and shall be allocated as earnings to the accounts of Company ESOP participants who are employed as of the ESOP Termination Date based on their account balances under the Company ESOP as of the ESOP Termination Date. As soon as practicable after the date of this Agreement, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Company ESOP upon its termination, the account balances in the Company ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(f)    The Company may establish a cash-based retention program in the aggregate amount specified in Schedule 6.6(f) to promote retention and to consummate the Closing (the “Retention Program”). Payments from the Retention Program will be paid immediately prior to the Effective Time or upon an earlier qualifying termination of employment. Amounts under the Retention Program shall be allocated among the employees of the Company and its Subsidiaries identified, and in the amounts and on the terms determined, by the mutual agreement of the Chief Executive Officer of the Company (or his designees) and the Purchaser. If a retention award or portion thereof under the Retention Program is forfeited by a participant, the Chief Executive Officer of the Company (or his designees) and the Purchaser may, by mutual agreement, reallocate the retention award (or unpaid portion thereof) to existing employees or new hires of the Company and its Subsidiaries.

(g)    Notwithstanding anything in this Agreement to the contrary, if the Effective Time occurs before the payment of the Company’s annual cash incentive awards relating to calendar year 2018 (the

“2018 Incentives”), (i) the Company shall be permitted to finally and conclusively determine, in good faith and consistent with the terms and conditions of the applicable Company Benefit Plans set forth on Schedule 3.11(a) of the Company Disclosure Schedule (and, to the extent based on business results, based on the most recent forecast or results available as of the Closing Date), the amount of the 2018 Incentives earned by each employee of the Company and its Subsidiaries who is employed by the Company or its Subsidiaries immediately prior to the Effective Time (each a “Company Employee”) through the Closing Date, which may, by mutual agreement of the Chief Executive Officer of the Company (or his designee) and the Purchaser, be prorated, if the Effective Time occurs in 2018, for the portion of the year elapsed between January 1, 2018 and the Closing Date) or through December 31, 2018 if the Closing Date is on or after December 31, 2018 (the “Earned Portion”) and (ii) Purchaser shall pay or cause to be paid to each Company Employee (whether or not such Company Employee remains employed following the Effective Time) the Earned Portion of such Company Employee’s 2018 Incentives no later than March 15, 2019. If the Effective Time occurs in 2018, for the balance of the 2018 calendar year following the Closing Date, Purchaser shall, or shall cause its Affiliates to, determine the incentive opportunities for Continuing Employees in accordance with Section 6.6(a) hereof.

(h)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7     Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Purchaser shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company Articles or Company Bylaws as in effect on the date of this Agreement or any agreements providing for indemnification by the Company or any of its Subsidiaries, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the transactions contemplated by this Agreement; and Purchaser shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law, the Company Articles or Company Bylaws as in effect on the date of this Agreement or any agreements providing for indemnification by the Company or any of its Subsidiaries.

(b)    For a period of six (6) years after the Effective Time, Purchaser shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company

(provided, that Purchaser may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Purchaser shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Purchaser shall cause to be maintained policies of insurance which, in Purchaser’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Purchaser or (with the Purchaser’s permission) the Company may obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If the Purchaser or Company purchases such a “tail policy,” Purchaser shall maintain such “tail policy” in full force and effect from and after the Effective Time and continue to honor its obligations thereunder.

(c)    The obligations of the Purchaser and the Company under this Section 6.7(c) shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7(c) without the prior written consent of the affected Company Indemnified Party or affected person. The rights of each Company Indemnified Party under this Section 6.7 shall be in addition to any rights such person may have under the MGCL, any other applicable law or agreement.

(d)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Purchaser or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will expressly assume the obligations set forth in this Section 6.7.

6.8    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9    Advice of Changes. Each of Purchaser and the Company shall promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10    Dividends. After the date of this Agreement, each of Purchaser and the Company shall coordinate with the other the declaration of any dividends in respect of the Purchaser Common Stock and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.

6.11    Acquisition Proposals.

(a)    The Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or (B) notify a person that has made or, to the knowledge of the Company, is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.11(a); provided, that, prior to the approval of the Merger by the shareholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would violate its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. The Company will promptly (within one business day) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, and copies of any proposed agreements, financing commitments, term sheets or letters of intent related thereto), and will keep Purchaser apprised on a current basis of any related developments, discussions and negotiations, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

(b)    Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.12    Public Announcements. Each of the Company and Purchaser shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law or regulation, a request by a Governmental Entity or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13    [Reserved].

6.14    Takeover Statutes. None of the Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15    Exemption from Liability under Section 16(b). The Company and Purchaser agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. The Board of Directors of Purchaser and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16    Bank Merger. Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine, the Bank Merger pursuant to an agreement and plan of merger in form and substance customary for mergers similar to the Bank Merger.

6.17    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. The Merger shall have been approved by the shareholders of the Company by the Requisite Company Vote.

(b)    Nasdaq Listing. The shares of the Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect without the imposition of any Materially Burdensome Regulatory Condition and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.

(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c)    Federal Tax Opinion. Purchaser shall have received the written opinion from Simpson Thacher & Bartlett LLP, counsel to Purchaser (or other counsel reasonably satisfactory to Purchaser), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a), the last sentence of Section 4.3(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (other than the last sentence of Section 4.3(a)) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Purchaser set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Purchaser set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. The Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to the foregoing effect.

(b)    Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.

(c)    Federal Tax Opinion. The Company shall have received a written opinion from Hinckley, Allen & Snyder LLP, counsel to the Company (or other counsel reasonably satisfactory to the Company), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company:

(a)    by mutual consent of Purchaser and the Company in a written instrument;

(b)    by either Purchaser or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either Purchaser or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either Purchaser or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by the Company, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e)    by Purchaser, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) shall have breached Section 6.3 by failing to call and hold the Company Meeting, as provided therein, or materially breached Section 6.11; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination. (a) In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, the Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of the Company Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the holders of the Company Common Stock and Company Equity Awards, it being understood that the Company shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Company Equity Awards in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company).

(b)    (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) (x) thereafter this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained at the Company Meeting (and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) as a result of a willful breach of this Agreement, and (B) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to such Acquisition Proposal, then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $22,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)    In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then the Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)    Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees, liabilities or damages payable by the Company under this Agreement shall be equal to the Termination Fee and any amounts payable under Section 8.2(d). In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d)    Each of Purchaser and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Purchaser or the Company fails promptly to pay any amount due pursuant to Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against Purchaser or the Company, Purchaser or the Company, as applicable, shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Purchaser or the Company fails to pay any amount due pursuant to Section 8.2, then such party shall pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and shall be the sole and exclusive remedy of the Purchaser in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, that after the approval of the Merger by the shareholders of the Company, there may not be, without further approval of the shareholders of the Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after approval of the Merger by the shareholders of the Company, there may not be, without further approval of the shareholders of the Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and the Company.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)    if to the Company, to:

First Connecticut Bancorp, Inc.
One Farm Glen Boulevard
Farmington, Connecticut 06032
Attention:	John J. Patrick, Jr., Chairman, President and Chief Executive Officer
Facsimile:	860-409-3079
Email:	JPatrick@farmingtonbankct.com

  With a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP 20 Church Street
Hartford, CT 06103-1221
Attention:	William W. Bouton III
Facsimile:	860-278-3802
Email:	wbouton@hinckleyallen.com

(b)    if to Purchaser, to:

People’s United Financial 850 Main Street
Bridgeport, CT 06604
Attention:	Bob Trautmann, Senior Executive Vice President and
General Coumsel
Facsimile:	(203) 338-3600
Email:	Robert.Trautmann@peoples.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017
Attention:	Lee Meyerson
Elizabeth A. Cooper

Facsimile:	(212) 455-2000
Email:	lmeyerson@stblaw.com
ecooper@stblaw.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge of the officers of Purchaser listed on Section 9.6 of the Purchaser Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) “made available” means any document or other information that was (A) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9    Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law thereof (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of Maryland).

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her representatives, and subject to the right of the Company to enforce the rights of its shareholders and the holders of Company Equity Awards pursuant to Section 8.2(a), this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.

9.14    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST CONNECTICUT BANCORP, INC.

By:	/s/ John J. Patrick, Jr.
Name:	John J. Patrick, Jr.
Title:	Chairman, President and Chief
Executive Officer

[Signature Page to Agreement and Plan of Merger]

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/ John P. Barnes
Name:	John P. Barnes
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

100 Federal Street, 33rd Floor Boston, MA 02110 Tel: 617 654-0700 | Fax: 617 654-0710 Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

June 18, 2018

Board of Directors

First Connecticut Bancorp, Inc.

One Farm Glen Boulevard

Farmington, CT 06032

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of First Connecticut Bancorp, Inc. (the “Company”), of the Merger Consideration (as defined below) to be received pursuant to a draft of the Agreement and Plan of Merger (the “Agreement”), to be entered into between the Company and People’s United Financial, Inc. (the “Acquiror”). The Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Acquiror, pursuant to which, upon the effective time of the Merger, each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive 1.725 shares of common stock (the “Merger Consideration”), par value $0.01 per share, of the Acquiror (the “Acquiror Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined in this letter have the meanings set forth in the Agreement.

Piper Jaffray & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated June 15, 2018; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror that was publicly available or made available to us by the Company and by the Acquiror; (iii) reviewed and analyzed certain forward-looking information relating to the Company and the Acquiror that was publicly available, as well as that was furnished to us by the Company and the Acquiror, including internally prepared forecasts of the Company’s expected operating results on a stand-alone basis; (iv) reviewed and analyzed materials detailing the Merger prepared by the Company, the Acquiror and their affiliates and by their respective legal and accounting advisors, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Synergies”); (v) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (i), (ii), (iii) and (iv) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (vi) reviewed the current and historical reported prices and trading activity of Company Common Stock and the Acquiror Common Stock and similar information for certain other publicly traded companies deemed by us to be comparable to the Company and the Acquiror; (vii) compared the financial performance of the Company and the Acquiror with that of certain other publicly traded companies that we deemed relevant; (viii) performed certain financial analyses for the Company and the Acquiror on a pro forma combined basis giving effect to the Merger based on assumptions relating to the Synergies; (ix) analyzed the Merger Consideration relative to the historical trading price of Company Common Stock and the Company’s tangible book value, core deposits (deposits less all jumbo time deposits and brokered deposits) and analyst estimated earnings for 2018 and 2019; (x) considered the current market environment generally and the commercial banking environment in particular; and (xi) reviewed the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that we deemed relevant. In addition, we have conducted such other analyses, examinations and

Confidential

First Connecticut Bancorp, Inc.

June 18, 2018

inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

In arriving at our opinion, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Acquiror that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Acquiror as to the expected future results of operations and financial condition of the Company and the Acquiror, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and we have assumed that such results would be achieved. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith and have relied, with your consent, on advice of the outside legal counsel and the independent accountants to the Company, and on the assumptions of the management of the Company and the Acquiror, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, we express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or the Acquiror since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that the Company and the Acquiror would remain as a going concern for all periods relevant to our analysis. Without limiting the generality of the foregoing, we have not: (i) conducted a review of any individual credit files of the Company or the Acquiror, nor have we evaluated the adequacy of the loan or lease reserves of the Company or the Acquiror, (ii) conducted a review of any credit mark that may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of

Confidential

First Connecticut Bancorp, Inc.

June 18, 2018

the collectability of any asset or the future performance of any loan of the Company or the Acquiror. We have assumed, with your consent, that the respective allowances for loan and lease losses for the Company and the Acquiror, and the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for the Acquiror. Accordingly, we express no opinion with respect to the foregoing. Again, without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is a party or may be subject, and at the direction of the Company and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

No company or transaction used in any analysis for purposes of comparison is identical to the Company, the Acquiror or the Merger. Accordingly, an analysis of the results of the comparisons is not solely mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, the Acquiror and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based on economic, market and other conditions and upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Acquiror Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and we will receive a transaction fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. Other than our engagement by the Company in connection with the Merger, we have not provided investment banking services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror over the past three years; however, we may do so in the future. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company or the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Acquiror or the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

Confidential

First Connecticut Bancorp, Inc.

June 18, 2018

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address: (i) the basic business decision to proceed with or effect the Merger; (ii) the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company; (iii) any other terms contemplated by the Agreement; (iv) the fairness of the Merger, or any consideration received in connection therewith by, the holders of any other class of securities or any creditor or other constituency of the Company; or (v) the Acquiror’s ability to fund the Merger Consideration. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Sincerely,

/s/ Piper Jaffray & Co.

PIPER JAFFRAY & CO.